Exhibit 10.1

EXECUTIVE VERSION

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

HANCOCK FABRICS, INC.
HF MERCHANDISING, INC.
HANCOCK FABRICS OF MI, INC.
HANCOCKFABRICS.COM, INC.
HANCOCK FABRICS, LLC
as Borrowers

and

HF ENTERPRISES, INC.
HF RESOURCES, INC.
as Guarantors

THE LENDERS AND ISSUING BANK FROM TIME TO TIME PARTY HERETO,

GENERAL ELECTRIC CAPITAL CORPORATION,
as Working Capital Agent, Issuing Bank and Syndication Agent

GA CAPITAL, LLC,
as Term Loan Agent
and as Joint Term Loan Lead Arranger and Joint Bookrunner on the Term B Facility

and

GE CAPITAL MARKETS, INC.,
as Sole Lead Arranger, Manager and Bookrunner on the Working Capital Facility and Joint Term Loan Lead Arranger and Joint Bookrunner on the Term B Facility

Dated:  November 15, 2012

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INDEX
TO
EXHIBITS, SCHEDULES AND ANNEXES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Information Certificate
Exhibit C	Form of Borrowing Base Certificate
Exhibit D	Form of Compliance Certificate
Exhibit E-1	Application for Standby Letter of Credit
Exhibit E-2	Application for Commercial Letter of Credit
Exhibit F	Notice of Borrowing
Exhibit G	Notice of Conversion/Continuation
Exhibit H	Form of Applicable Margin Certificate
Exhibit I	Form of Intercompany Subordination Agreement
Exhibit J-1	Form of Term B-1 Note
Exhibit J-2	Form of Term B-2 Note

Schedule 1.1	Commitments
Schedule 1.2	Customs Brokers
Schedule 1.4	Owned Real Properties
Schedule 1.5	Existing Letters of Credit
Schedule 1.6	Interlender Provisions
Schedule 2.1	Lenders
Schedule 5.2(b)	Chattel Paper and Instruments
Schedule 5.2(d)	Deposit Accounts
Schedule 5.2(e)	Investment Property and Investment Accounts
Schedule 5.2(h)	Letters of Credit, Bankers’ Acceptances and Similar Instruments
Schedule 5.2(i)	Commercial Tort Claims
Schedule 5.2(j)	Collateral with Third Parties
Schedule 8.2	Name; State of Organization; Chief Executive Office; Collateral Locations
Schedule 8.4	Priority of Liens; Title to Properties
Schedule 8.6	Litigation
Schedule 8.8	Environmental Compliance
Schedule 8.10	Bank Accounts
Schedule 8.11	Intellectual Property
Schedule 8.12	Subsidiaries; Affiliates; Capitalization; Solvency
Schedule 8.13	Labor Disputes
Schedule 8.15	Material Contracts
Schedule 8.16	Credit Card Agreements
Schedule 8.20	Intercompany Indebtedness
Schedule 9.9	Indebtedness
Schedule 9.10	Loans; Investments

Annex 1	Closing Checklist

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This Amended and Restated Loan and Security Agreement dated November 15, 2012 is entered into by and among HANCOCK FABRICS, INC., a Delaware corporation (“Parent”), HF MERCHANDISING, INC., a Delaware corporation (“Merchandising”), HANCOCK FABRICS OF MI, INC., a Delaware corporation (“Fabrics MI”), HANCOCKFABRICS.COM, INC., a Delaware corporation (“Fabrics.com”), HANCOCK FABRICS, LLC, a Delaware limited liability company (“Fabrics LLC”, and together with Parent, Merchandising, Fabrics MI and Fabrics.com, each individually a “Borrower” and collectively, “Borrowers” as hereinafter further defined), HF ENTERPRISES, INC., a Delaware corporation (“Enterprises”), HF RESOURCES, INC., a Delaware corporation (“Resources”, and together with Enterprises, each individually a “Guarantor” and collectively, “Guarantors” as hereinafter further defined), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined), General Electric Capital Corporation, a Delaware corporation, in its capacity as working capital agent for Lenders (in such capacity, “Working Capital Agent” as hereinafter further defined), and GA Capital, LLC, a Delaware limited liability company, as term loan agent for the Term Loan Lenders (in such capacity, “Term Loan Agent” as hereinafter further defined).

W I T N E S S E T H:

WHEREAS, a revolving credit facility was established in favor of the Borrowers pursuant to the terms of that certain Loan and Security Agreement dated as of August 1, 2008 (the “Existing Loan Agreement”) among the Borrowers, the Guarantors, the Lenders party thereto and General Electric Capital Corporation, as agent; and

WHEREAS, the Borrowers have requested that the Existing Loan Agreement be amended to, among other things, provide a term loan facility to the Borrowers in an aggregate principal amount of up to $15,000,000 (“Term B Facility”); and

WHEREAS, each Lender is willing to amend the Existing Loan Agreement to extend such Term B Facility to the Borrowers on the terms and subject to the conditions set forth herein; and

WHEREAS, the Agents, Lenders, Borrowers and Guarantors desire to secure the Obligations under the Financing Agreements by granting to Working Capital Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of the Borrowers’ and Guarantors’ assets, as more fully set forth in the Financing Agreements; and

WHEREAS, in connection with the foregoing, the parties have agreed to amend and restate, in its entirety, the Existing Loan Agreement pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1           DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

“Accounts” shall mean, as to each Borrower and Guarantor, all present and future rights of such Borrower and Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Acquired Business” shall have the meaning set forth in the definition of “Permitted Acquisitions.”

“Adjusted Appraised Fair Market Value” shall mean, as of the date of determination, the fee simple “go-dark” value or equivalent value for vacant premises assigned to the Eligible Real Property by CRE Business Property (GE) or any Affiliate of GECC approved by the Working Capital Agent from time to time, which shall be based upon an appraisal conducted in accordance with Section 7.4.  As of the Amendment Effective Date the Adjusted Appraised Fair Market Value of the Baldwyn Real Property is $10,675,000.

“Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a) the London Interbank Offered Rate for such Interest Period by (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) Business Days prior to the beginning of such Interest Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.

“Adjusted Excess Availability” shall mean, as of the date of determination, Excess Availability less the Applicable Adjusted Excess Availability Amount.

“Administrative Borrower” shall mean Parent in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 6.8 hereof and it successors and assigns in such capacity.

“Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and (other than for the purpose of determining whether a Person is an Affiliate of another Person in connection with the definition of “Competitor”) without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds five (5%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds five (5%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds five (5%) percent or more of the equity interests and (c) any director or executive officer of such Person.  For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

“Agent Payment Account” shall mean that certain account of Working Capital Agent, account number 502-795-13 in the name of Working Capital Agent at Deutsche Bank Trust Company Americas in New York, New York (ABA No. 021 001 033) or such other account as Working Capital Agent may from time to time designate to Administrative Borrower as Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

“Agents” means the Working Capital Agent and the Term Loan Agent, and where the context so requires either of the Working Capital Agent or Term Loan Agent as to the applicable type of Loan or extension of credit.

“Agreement” shall mean this Amended and Restated Loan and Security Agreement by and among Borrowers, Guarantors, GE Capital, as Working Capital Agent and Lender, GA Capital, as Term Loan Agent, and the other Lenders from time to time party hereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Amendment Effective Date” means November 15, 2012.

“Applicable Adjusted Excess Availability Amount” shall mean, as of the relevant time of determination, $7,500,000; provided that, if (i) Excess Availability is less than or equal to $15,000,000 at any time during any Fiscal Month and (ii) Parent and its Subsidiaries shall have on a consolidated basis as at the end of the immediately preceding Fiscal Month for which financial statements were required to be delivered pursuant to Section 9.6(a)(i), a Fixed Charge Coverage Ratio for the trailing 12-month period ended as of such Fiscal Month of less than 1.00 to 1.00 (a “Covenant Trigger Event”), such amount shall be increased to an aggregate total of $15,000,000 at all times thereafter; provided further that following the expiration of a Covenant Monitoring Period such amount may be reduced to $7,500,000 until a subsequent Covenant Trigger Event.  For purposes of this definition, “Covenant Monitoring Period” shall mean the period commencing with the date of an increase in the Adjusted Excess Availability Amount from $7,500,000 to $15,000,000 (the “Increase Date”) and ending on the date of delivery of the certificate required by Section 9.6(f) demonstrating a Fixed Charge Coverage Ratio of not less than 1:00 to 1:00 as at the end of at least three consecutive Fiscal Months that have elapsed since the Increase Date.

“Applicable Margin” shall mean,

(a)            with respect to the Revolving Loans, from and after the Amendment Effective Date, at any time, as to the interest rate for Prime Rate Loans and the interest rate for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if the Quarterly Average Excess Availability for the immediately preceding calendar quarter is at or within the amounts indicated for such percentage as of the last day of the immediately preceding calendar quarter:

Tier	Quarterly Average Excess Availability	Applicable Eurodollar Rate Margin	Applicable Prime Rate Margin

1	Greater than $30,000,000	2.00%	1.00%

2	Less than or equal to $30,000,000 and greater than $15,000,000	2.25%	1.25%

3	Less than or equal to $15,000,000	2.50%	1.50%

provided, that (1) the Applicable Eurodollar Rate Margin from the Amendment Effective Date through March 31, 2013 shall be 2.25%, and (2) the Applicable Prime Rate Margin from the Amendment Effective Date through March 31, 2013 shall be 1.25%.  Adjustments in the Applicable Margins commencing April 1, 2013 shall be implemented effective as of each January 1, April 1, July 1, October 1, commencing at least five (5) days after the date of delivery to Working Capital Agent of the Applicable Margin Certificate.  Concurrently with the delivery of the Applicable Margin Certificate herein referenced, Administrative Borrower shall deliver to Working Capital Agent a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins.  Failure to deliver the Applicable Margin Certificate within five (5) days of the date such certificate is required to be delivered pursuant to Section 7.1(a)(iii) shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the delivery of the Applicable Margin Certificate demonstrating that such an increase is not required.  If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the date on which such Event of Default is waived or cured; and

(b)            with respect to Term Loans, (i) 10.00% per annum, in the case of any Term Loan that is a Eurodollar Rate Loan and (ii) 9.00% per annum, in the case of any Term Loan that is a Prime Rate Loan.

“Applicable Margin Certificate” shall mean the a certificate substantially in the form of Exhibit H hereto, as such form may from time to time be modified by Working Capital Agent, which is duly completed (including all schedules thereto) and executed by the chief financial officer or other appropriate financial officer of Borrowers acceptable to Working Capital Agent and delivered to Working Capital Agent.

“Applicable Percentage” has the meaning set forth in Section 3.2(b).

“Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Working Capital Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.8 hereof.

“Baldwyn Real Property” shall mean the Real Property of Parent located at One Fashion Way, Baldwyn, Mississippi.

“Baldwyn Real Property Sale-Leaseback” shall mean the sale and leaseback of the Baldwyn Real Property, the disposition of which shall be permitted by Section 9.7(b)(vi), provided that:

(a)            the Borrowers shall provide the Agents with at least ten (10) days’ prior written notice (or such shorter period as may be agreed upon in writing by the Agents) of the closing date of the proposed sale-leaseback transaction;

(b)            the purchase price of the Baldwyn Real Property pursuant to such sale-leaseback transaction must be no less than eighty percent (80%) of the then current Adjusted Appraised Fair Market Value of the Baldwyn Real Property;

(c)            the consideration paid to the Borrowers for the Baldwyn Real Property pursuant to such sale-leaseback transaction shall be paid one hundred percent (100%) in cash in immediately available funds, the net proceeds of which shall be applied to the Obligations in accordance with the terms hereof;

(d)            the Borrowers shall have delivered to the Agents no less than five days prior to the disposition of the Baldwyn Real Property pursuant to such sale-leaseback transaction, true and complete copies of the most current drafts of any documents, instruments or other similar agreements to be entered into or completed by the applicable Borrower(s) in connection with such disposition, such documentation to be in form and substance reasonably acceptable to the Agents; and

(e)            immediately prior to the consummation of such sale-leaseback transaction the Borrowers shall deliver to the Agents (i) a revised Borrowing Base Certificate, determined as of last Business Day of the weekly or monthly period then most recently completed on a pro forma basis, as applicable pursuant to Section 7.1(a)(i), eliminating therefrom the line item relating to Real Property Availability and revising the amount of the then outstanding Loans to reflect the prepayment of the Loans with net proceeds of such sale-leaseback transaction in accordance with the terms hereof; and (ii) a Collateral Access Agreement.

“Bank Product Provider” shall mean any Lender, Affiliate of any Lender or other financial institution (in each case to the extent approved by Agents in writing) that provides any Bank Products to Borrowers or Guarantors.

“Bank Products” shall mean any one or more of the following types or services or facilities provided to a Borrower by Working Capital Agent, any Lender or any Affiliate of any Lender or any other financial institution acceptable to Working Capital Agent:  (a) credit cards or stored value cards or (b) cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of a Borrower pursuant to agreement or overdraft for any accounts of Borrowers maintained at any Agent, any Lender or any Affiliate of any Lender (in each case to the extent approved by Working Capital Agent) that are subject to the control of Working Capital Agent pursuant to any Deposit Account Control Agreement to which Working Capital Agent, such Affiliate of Working Capital Agent, Lender or Affiliate of Lender is a party, as applicable, and (ii) controlled disbursement services and (iii) Hedge Agreements if and to the extent permitted hereunder.  Any of the foregoing shall only be included in the definition of the term “Bank Products” to the extent that the Lender, its Affiliate or the other financial institution has been approved by Working Capital Agent in writing.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time and the Federal Rules of Bankruptcy Procedure, as amended from time to time.

“Blocked Account” shall mean a deposit account established and maintained by a Borrower or a Guarantor, at its expense, with such banks as are reasonably acceptable to Working Capital Agent and subject at all times to a Deposit Account Control Agreement.  The Concentration Account shall constitute a Blocked Account.

“Borrowers” shall mean, collectively, the following (together with their respective successors and assigns):  (a) Hancock Fabrics, Inc., a Delaware corporation; (b) HF Merchandising, Inc, a Delaware corporation; (c) Hancock Fabrics of MI, Inc., a Delaware corporation; (d) hancockfabrics.com, Inc., a Delaware corporation; (e) Hancock Fabrics, LLC, a Delaware limited liability company, and (f) any other Person that is organized in the United States that at any time after the date hereof becomes a Borrower; each sometimes being referred to herein individually as a “Borrower”.

“Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit C hereto, as such form may from time to time be modified by Agents, which is duly completed (including all schedules thereto) and executed by the chief financial officer or other appropriate financial officer of Borrowers acceptable to Agents and delivered to Agents.

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, and a day on which Agents are open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

“Capital Expenditures” means, for any Person for the period of determination, all expenditures in respect of the purchase or other acquisition of any fixed or capital asset (excluding replacements made with insurance proceeds), of or by such Person and its Subsidiaries on a consolidated basis for such period, calculated in accordance with GAAP.

“Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

“Cash Collateral Account” has the meaning set forth in Section 2.2(j).

“Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Borrower or Guarantor) organized under the laws of any State of the United States or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any governmental agency thereof and backed by the full faith and credit of the United States, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

“Cash Note Payment” has the meaning set forth in Section 6.7(b).

“Cash Note Payment Reserve” has the meaning set forth in Section 6.7(b).

“Change of Control” shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower or Guarantor to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than as permitted in Section 9.7 hereof; (b) the liquidation or dissolution of any Borrower or Guarantor or the adoption of a plan by the stockholders of any Borrower or Guarantor relating to the dissolution or liquidation of such Borrower or Guarantor, other than as permitted in Section 9.7 hereof; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than Lenado Capital Partners, LP, Berg & Berg Enterprises, LLC and Trellus Management and their respective Affiliates, of more than thirty (30%) percent of beneficial ownership, directly or indirectly, of the voting power of the total outstanding Voting Stock of Parent or the Board of Directors of Parent; (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors (or similar governing body) of any Borrower or Guarantor (together with any new directors whose nomination for election by the stockholders of such Borrower or Guarantor was approved by a vote of at least a majority of the directors (or similar persons) then still in office who were either directors (or similar persons) at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors (or similar governing body) of any Borrower or Guarantor then still in office; (e) the failure of Parent to own and control, directly or indirectly, one hundred (100%) percent of the voting power of the total outstanding Voting Stock of any other Borrower or Guarantor; provided, however, the issuance of any Specified Warrant or the conversion of the Specified Warrants into the Specified Common Stock pursuant to the terms of the Specified Warrant shall not be considered a “Change of Control” hereunder; or (f) any “Change of Control” (howsoever defined under the Indenture) occurs.

“Closing Date” shall mean August 1, 2008.

“Closing Date Mortgaged Properties” means, collectively, the Real Property owned by the Credit Parties and located at: (a) the Baldwyn Real Property and (b) 215 East Kings Highway Shreveport, LA.

“Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Collateral” shall mean, collectively, all assets of each Borrower and each Guarantor, in each case, as referred to in Section 5.1 hereof, any Pledge Agreement as “Pledged Collateral” or as “Collateral”, as the case may be, and all other property that is or is intended under the terms of the Security Documents to be subject to liens in favor of the Working Capital Agent for the benefit of the Lenders and the other Secured Parties.

“Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Working Capital Agent, from any lessor of premises to any Borrower or Guarantor (other than lessors of retail store locations, except as otherwise agreed to by Administrative Borrower and Working Capital Agent), or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Working Capital Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

“Collateral Enforcement Action” shall mean any of (i) the date of termination of the Commitments or acceleration pursuant to Section 10.2 or the Maturity Date (ii) the taking of any action to enforce or realize upon any Lien with respect to a material portion of the Collateral, including without limitation, the institution or conduct of any private or judicial foreclosure or sale proceedings or the noticing of any public or private sale or other disposition pursuant to Article 9 of the UCC in each case with respect to a material portion of the Collateral, (iii) the sale or disposition of all or substantially all of the Collateral, or (iv) the commencement of any Insolvency or Liquidation Proceeding against any Credit Party.

“Commercial Letter of Credit” shall mean any Letter of Credit issued for the purpose of providing the primary manner of payment for the purchase price of goods or services by a Borrower in the ordinary course of the business of such Borrower.

“Commitment” means (a) a Revolving Commitment or a Term Commitment, as the context may require or (b) collectively, the Revolving Commitments and the Term Commitments.

“Commitment Termination Date” shall mean the earliest of (a) the Maturity Date, (b) the date of termination of Lenders’ obligations to make Loans and/or incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 10.2(b), and (c) the date of indefeasible prepayment in full in cash by Borrowers of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Section 2.2, and the permanent reduction of all Obligations to zero dollars ($0).

“Competitor” means a Person or Affiliate of any Person that controls the operation of a Fabric Retail Business (including, without limitation, Jo-Ann Stores, Inc., Michael Stores, Inc., A.C. Moore Arts & Crafts, Inc., and Hobby Lobby) or controls, has entered into any agreement to control or is under common control with, in each case directly or indirectly, any entity that controls the operation of a Fabric Retail Business; provided that the foregoing shall not include commercial or corporate banks or bona fide debt funds, and any funds that are managed or controlled by such commercial or corporate banks or bona fide debt funds which funds principally invest in commercial loans or debt securities.

“Concentration Account” means that certain deposit account maintained with BancorpSouth Bank, with account number 01-210513, in the name of Parent, or any replacement account therefor expressly agreed to in advance in writing by the Working Capital Agent, which replacement account shall be a Blocked Account.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (and as to Borrowers and Guarantors, excluding to the extent included therein (i) any extraordinary, one-time or non-recurring non-cash gains, (ii) extraordinary, one-time or non-recurring non-cash losses or charges (other than any deductions which require or represent the accrual of a reserve for the payment of a cash charge in any future period or amortization of a prepaid cash expense that was paid in a prior period), and (iii) operations that have been discontinued on or before the date hereof) after deducting all charges which should be deducted before arriving at the net income (loss) for such period (but without regard to operations that have been discontinued on or before the date hereof) and after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly-owned Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a wholly-owned Subsidiary of such Person or is merged into or consolidated with such Person or any of its wholly-owned Subsidiaries or that Person’s assets are acquired by such Person or by any of its wholly-owned Subsidiaries shall be excluded; (c) the effect of any change in accounting principles adopted by such Person or its Subsidiaries after the date hereof shall be excluded; (d) net income shall exclude interest accruing, but not paid, on indebtedness owing to a Subsidiary or parent corporation of such Person; and (e) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly-owned Subsidiary shall be excluded and the net income of any Foreign Subsidiary shall be excluded.  For the purposes of this definition, net income excludes (to the extent included in the calculation of net income (loss)) any non-cash gain and non-cash loss together with any related Provision for Taxes for such non-cash gain and non-cash loss realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions and for this purpose sales or other dispositions of retail store locations shall not be deemed to be in the ordinary course of the business of Borrowers and Guarantors and accordingly non-cash write-downs or write-offs of Inventory in connection with such sales shall be excluded from net income) or of any Capital Stock of such Person or a Subsidiary of such Person and any net non-cash gain or non-cash loss realized as a result of changes in accounting principles or the application thereof to such Person.

“Covenant Trigger Event” has the meaning set forth in the definition of “Applicable Adjusted Excess Availability Amount”.

“Credit Card Acknowledgments” shall mean, collectively, the agreements by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in favor of Working Capital Agent acknowledging Working Capital Agent’s first priority security interest, for and on behalf of Lenders, in the monies due and to become due to a Borrower or Guarantor (including, without limitation, credits and reserves) under the Credit Card Agreements, and agreeing to transfer all such amounts to the Blocked Accounts, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, sometimes being referred to herein individually as a “Credit Card Acknowledgment”.

“Credit Card Agreements” shall mean all agreements now or hereafter entered into by any Borrower or any Guarantor for the benefit of any Borrower, in each case with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth on Schedule 8.16 hereto and the Elavon Processor Agreement.

“Credit Card Issuer” shall mean any person (other than a Borrower or a Guarantor) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Discover Financial Services, Inc.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s or Guarantor’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” shall mean, collectively, (a) all present and future rights of any Borrower or Guarantor to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of any Borrower or Guarantor to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise.

“Credit Facility” shall mean the Loans and Letters of Credit provided to or for the benefit of any Borrower pursuant to Sections 2.1 and 2.2 hereof.

“Credit Parties” means each Borrower, each Guarantor and each other Person that is organized in the United States (a) which executes a guaranty of the Obligations, (b) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (c) all of the stock and equity interests of which are pledged to Working Capital Agent for the benefit of the Secured Parties.

“Customs Broker” shall mean the persons listed on Schedule 1.2 hereto or such other person selected by any Borrower after written notice by such Borrower to Working Capital Agent who are reasonably acceptable to Working Capital Agent to perform port of entry services to process Inventory imported by such Borrower from outside the United States and to supply facilities, labor and materials to such Borrower in connection therewith.

“Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

“Defaulting Lender” shall have the meaning set forth in Section 6.11(d) hereof.

“Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Working Capital Agent, by and among Working Capital Agent, the Borrower or Guarantor with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Working Capital Agent directing disposition of the funds in the deposit account without further consent by such Borrower or Guarantor and has such other terms and conditions as Working Capital Agent may require.

“Dollar” and “$” shall mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Early Prepayment Fee” has the meaning set forth in Section 3.2(b).

“EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to:  (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) depreciation, amortization, LIFO adjustments consisting of non-cash charges, and any other non-cash charges, including imputed interest, deferred compensation and in the case of Borrowers and Guarantors, non-cash costs associated with the closing of retail store locations, in each case for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) the Provision for Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person).

“Elavon” means Elavon, Inc. (formerly Nova Information Systems, Inc.), as processor under the Elavon Processor Agreement.

“Elavon Deposit Account” means that certain deposit account maintained with BancorpSouth Bank, with account number 41972803 in the name of Parent, or any replacement account therefor expressly agreed to in advance in writing by the Working Capital Agent, which replacement account shall be a Blocked Account.

“Elavon Member” means, as of the date hereof, U.S. Bank, National Association, in its capacity as “Member” under the Elavon Processor Agreement and any replacement “Member” thereunder.

“Elavon Processor Agreement” means that certain Terms of Service agreement, dated as of January 12, 2012, among Parent, Elavon, as processor, and Elavon Member, together with all other agreements, documents and instruments now or at any time hereafter executed and/or delivered in connection therewith.

“Elavon Reserve Account” means that “Reserve Account” identified in the Elavon Processor Agreement as in effect on the date hereof.

“Eligible Credit Card Receivables” shall mean, as of the date of determination, as to each Borrower, Credit Card Receivables of such Borrower which are and continue to be acceptable to Working Capital Agent based on the criteria set forth below.  Credit Card Receivables shall be Eligible Credit Card Receivables if:

(a)           such Credit Card Receivables arise from the actual and bona fide sale and delivery of goods or rendition of services by such Borrower in the ordinary course of the business of such Borrower which transactions are completed in accordance with the terms and provisions contained in any agreements binding on such Borrower or the other party or parties related thereto;

(b)            such Credit Card Receivables are not past due (beyond any stated applicable grace period, if any, therefor) pursuant to the terms set forth in the Credit Card Agreements with the Credit Card Issuer or Credit Card Processor of the credit card or debit card used in the purchase which give rise to such Credit Card Receivables;

(c)            such Credit Card Receivables are not unpaid more than five (5) Business Days after the date of the sale of Inventory giving rise to such Credit Card Receivables;

(d)            all material procedures required by the Credit Card Issuer or the Credit Card Processor of the credit card or debit card used in the purchase which gave rise to such Credit Card Receivables shall have been followed by such Borrower and all documents required for the authorization and approval by such Credit Card Issuer or Credit Card Processor shall have been obtained in connection with the sale giving rise to such Credit Card Receivables;

(e)            the required authorization and approval by such Credit Card Issuer or Credit Card Processor shall have been obtained for the sale giving rise to such Credit Card Receivables;

(f)            such Borrower shall have submitted all materials required by the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivables in order for such Borrower to be entitled to payment in respect thereof;

(g)            the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivable has not failed to timely remit any monthly payment in respect of such Credit Card Receivable;

(h)            such Credit Card Receivables comply with the applicable terms and conditions contained in Section 7.2 of this Agreement;

(i)             the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Credit Card Receivables (other than setoffs to fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Borrower as of the date hereof or as such practices may change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstance of such Borrower), but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the amount owing by such Borrower to such Credit Card Issuer or Credit Card Processor pursuant to such fees and chargebacks may be deemed Eligible Credit Card Receivables;

(j)             the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not setoff against amounts otherwise payable by such Credit Card Issuer or Credit Card Processor to such Borrower for the purpose of establishing a reserve or collateral for obligations of such Borrower to such Credit Card Issuer or Credit Card Processor (notwithstanding that the Credit Card Issuer or Credit Card Processor may have setoffs for fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Borrower as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of such Borrower);

(k)            there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Credit Card Receivables or reduce the amount payable or delay payment thereunder (other than for setoffs for fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Borrower as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of such Borrower or any Guarantor);

(l)             such Credit Card Receivables are subject to the first priority, valid and perfected security interest and lien of Working Capital Agent, for and on behalf of itself and Lenders, and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any security interest or lien in favor of any person other than Working Capital Agent except as otherwise permitted in this Agreement, in each case subject to and in accordance with the terms and conditions applicable hereunder to any such permitted security interest or lien;

(m)          there are no proceedings or actions which are pending or, to the best of any Borrower’s knowledge, threatened against the Credit Card Issuers or Credit Card Processors with respect to such Credit Card Receivables which would reasonably be expected to result in any material adverse change in the financial condition of any such Credit Card Issuer or Credit Card Processor;

(n)            such Credit Card Receivables are owed by Credit Card Issuers or Credit Card Processors deemed creditworthy at all times by Working Capital Agent in good faith;

(o)            no event of default has occurred under the Credit Card Agreement of such Borrower with the Credit Card Issuer or Credit Card Processor who has issued the credit card or debit card or handles payments under the credit card or debit card used in the sale which gave rise to such Credit Card Receivables which event of default gives such Credit Card Issuer or Credit Card Processor the right to cease or suspend payments to such Borrower or any Guarantor and no event shall have occurred which gives such Credit Card Issuer or Credit Card Processor the right to setoff against amounts otherwise payable to such Borrower, including on behalf of a Guarantor (other than for then current fees and chargebacks consistent with the current practices of such Credit Card Issuer or Credit Card Processor as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of such Borrower or any Guarantor), except as may have been waived in writing on terms and conditions reasonably satisfactory to Working Capital Agent pursuant to the Credit Card Acknowledgment by such Credit Card Issuer or Credit Card Processor, or the right to establish reserves or establish or demand collateral, and the Credit Card Issuer or Credit Card Processor has not sent any written notice of default and/or notice of its intention to cease or suspend payments to such Borrower in respect of such Credit Card Receivables or to establish reserves or cash collateral for obligations of such Borrower to such Credit Card Issuer or Credit Card Processor, and such Credit Card Agreements are otherwise in full force and effect and constitute the legal, valid, binding and enforceable obligations of the parties thereto;

(p)            the terms of the sale giving rise to such Credit Card Receivables and all practices of such Borrower and Guarantors with respect to such Credit Card Receivables comply in all material respects with applicable Federal, State, and local laws and regulations; and

(q)            the customer using the credit card or debit card giving rise to such Credit Card Receivable shall not have returned the merchandise purchased giving rise to such Credit Card Receivable.

Credit Card Receivables which would otherwise constitute Eligible Credit Card Receivables pursuant to this Section will not be deemed ineligible solely by virtue of the Credit Card Agreements with respect thereto having been entered into by any Guarantor, for the benefit of Borrowers.  Working Capital Agent shall have the right to establish, modify or eliminate Reserves against Eligible Credit Card Receivables from time to time in its reasonable credit judgment.  In addition, Working Capital Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth above, to establish new criteria, and to adjust advance rates with respect to Eligible Credit Card Receivables, in its reasonable credit judgment, subject to the approval of Required Revolving Lenders in the case of adjustments or new criteria or changes in advance rates which have the effect of making more credit available under the Revolving Credit Borrowing Base and approval of the Term Loan Lenders in the case of the Term Borrowing Base.  Any Credit Card Receivables which are not Eligible Credit Card Receivables shall nevertheless be part of the Collateral.

“Eligible In-Transit Inventory” shall mean, as of the date of determination, without duplication of other Eligible Inventory, Inventory that as to which:  (i) the Inventory is not purchased with and subject to a Letter of Credit, (ii) the Inventory is then in transit (whether by vessel, air or land) from a location outside of the continental United States to a location permitted hereunder and for which Working Capital Agent shall have received such evidence thereof as Working Capital Agent may require, (iii) has been paid for and the title of the Inventory has passed to, and such Inventory is owned by, a Borrower and for which Working Capital Agent shall have received such evidence thereof as Working Capital Agent may require, (iv) Working Capital Agent has received each of the following:  (A) a Collateral Access Agreement, duly authorized, executed and delivered by the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory, (B) a copy of the certificate of marine cargo insurance in connection therewith in which Working Capital Agent has been named as an additional insured and loss payee in a manner acceptable to Working Capital Agent and (C) a copy of the invoice, packing slip and manifest with respect thereto, (v) the Inventory is either (A) subject to a negotiable bill of lading:  (1) that is consigned to Working Capital Agent, (2) that was issued by the carrier in respect of such Inventory and (3) is either in the possession of the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of Working Capital Agent or the subject of a telefacsimile or other electronic copy which also confirms that such document is in transit to Working Capital Agent or the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of Working Capital Agent or (B) subject to a negotiable cargo receipt and is not the subject of a bill of lading (other than a negotiable bill of lading consigned to, and in the possession of a carrier or Working Capital Agent, or their respective agents) and such negotiable cargo receipt is (1) consigned to Working Capital Agent, (2) issued by a carrier in respect of such Inventory and (3) either in the possession of Working Capital Agent or the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of Working Capital Agent or the subject of a telefacsimile or other electronic copy which also confirms that such document is in transit to Working Capital Agent or the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory, (vi) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Working Capital Agent, (vii) such Inventory shall not have been in transit for more than forty-five (45) days, and (viii) such Inventory is otherwise deemed Eligible Inventory (other than in respect of its location) hereunder.

“Eligible Inventory” shall mean, as of the date of determination, as to each Borrower, Inventory of such Borrower consisting of finished goods held for resale in the ordinary course of the business of such Borrower that satisfy the criteria set forth below as determined by Working Capital Agent.  In general, Eligible Inventory shall not include:  (a) raw materials and work-in-process; (b) spare parts for equipment; (c) packaging and shipping materials; (d) supplies used or consumed in such Borrower’s business; (e) Inventory at premises other than those owned or leased and controlled by any Borrower except any Inventory (other than Eligible In-Transit Inventory and Eligible LC Inventory) which would otherwise be deemed Eligible Inventory that is not located at premises owned and operated by such Borrower may nevertheless be considered Eligible Inventory:  (i) as to retail store locations which are leased by such Borrower, Working Capital Agent may, at its option, establish such Reserves in respect of amounts at any time payable by such Borrower to the lessor thereof as Working Capital Agent shall determine in accordance with the definition of Reserves, (ii) as to locations which are leased by such Borrower (other than retail store locations which are leased), if Working Capital Agent shall have received a Collateral Access Agreement from the lessor of such location, duly authorized, executed and delivered by such lessor, or if Working Capital Agent shall not have received such Collateral Access Agreement (or Working Capital Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Working Capital Agent), Working Capital Agent may, at its option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent Working Capital Agent shall have established such Reserves in respect of amounts at any time payable by such Borrower to the lessor thereof as Working Capital Agent shall determine in good faith, and (iii) as to locations operated by a third person, (A) if Working Capital Agent shall have received a Collateral Access Agreement from such owner with respect to such location, duly authorized, executed and delivered by such operator or if Working Capital Agent shall not have received such Collateral Access Agreement (or Working Capital Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Working Capital Agent), Working Capital Agent may, at its option, nevertheless consider Inventory at such location to be Eligible Inventory to the extent Working Capital Agent shall have established such Reserves in respect of amounts at any time payable by such Borrower to the owner and operator thereof as Working Capital Agent shall determine, and (B) in addition, if required by Working Capital Agent, if Working Capital Agent shall have received:  (1) UCC financing statements between the owner and operator, as consignee or bailee and such Borrower, as consignor or bailor, in form and substance satisfactory to Working Capital Agent, which are duly assigned to Working Capital Agent and (2) a written notice to any lender to the owner and operator of the first priority security interest in such Inventory of Working Capital Agent; (f) Inventory subject to a security interest or lien in favor of any Person other than Working Capital Agent except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Working Capital Agent between the holder of such security interest or lien and Working Capital Agent; (g) bill and hold goods; (h) unserviceable, obsolete or slow moving Inventory; (i) Inventory that is not subject to the first priority, valid and perfected security interest of and lien in favor of Working Capital Agent; (j) returned Inventory that is not saleable and held for sale in the ordinary course of business; (k) damaged and/or defective Inventory; (l) Inventory purchased or sold on consignment; (m) Inventory located outside the United States; and (n) Inventory of a Borrower sold under a licensed trademark or trade name or which contains or uses a medium subject to a licensed copyright, unless, on or prior to the forty-fifth (45th) day after the date of this Agreement, either (i) Working Capital Agent shall be satisfied that it has the right to sell or otherwise dispose of such Inventory without further action or (ii) Working Capital Agent shall have received a letter agreement, in form and substance satisfactory to Working Capital Agent, duly authorized, executed and delivered by such Borrower and the applicable licensor.  Working Capital Agent shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its reasonable credit judgment.  In addition, Working Capital Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth above, to establish new criteria, and to adjust advance rates with respect to Eligible Inventory, in its reasonable credit judgment, subject to the approval of Required Revolving Lenders in the case of adjustments or new criteria or changes in advance rates which have the effect of making more credit available under the Revolving Credit Borrowing Base and approval of the Term Loan Lenders in the case of the Term Borrowing Base.  Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

“Eligible LC Inventory” shall mean, as of the date of determination, without duplication of other Eligible Inventory, Inventory that as to which:  (i) the Inventory is purchased with and subject to a Letter of Credit, (ii) the Inventory is then in transit (whether by vessel, air or land) from a location outside of the continental United States to a location permitted hereunder and for which Working Capital Agent shall have received such evidence thereof as Working Capital Agent may require, (iii) the title of the Inventory has passed to, and such Inventory is owned by, a Borrower and for which Working Capital Agent shall have received such evidence thereof as Working Capital Agent may require, (iv) Working Capital Agent has received each of the following:  (A) a Collateral Access Agreement, duly authorized, executed and delivered by the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory, (B) a copy of the certificate of marine cargo insurance in connection therewith in which Working Capital Agent has been named as an additional insured and loss payee in a manner acceptable to Working Capital Agent and (C) a copy of the invoice, packing slip and manifest with respect thereto, (v) the Inventory is either (A) subject to a negotiable bill of lading:  (1) that is consigned to Working Capital Agent, (2) that was issued by the carrier in respect of such Inventory and (3) is either in the possession of the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of Working Capital Agent or the subject of a telefacsimile or other electronic copy which also confirms that such document is in transit to Working Capital Agent or the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of Working Capital Agent or (B) subject to a negotiable cargo receipt and is not the subject of a bill of lading (other than a negotiable bill of lading consigned to, and in the possession of a carrier or Working Capital Agent, or their respective agents) and such negotiable cargo receipt is (1) consigned to Working Capital Agent, (2) issued by a carrier in respect of such Inventory and (3) either in the possession of Working Capital Agent or the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory acting on behalf of Working Capital Agent or the subject of a telefacsimile or other electronic copy which also confirms that such document is in transit to Working Capital Agent or the customs broker, freight forwarder or other third party handling the shipping and delivery of such Inventory, (vi) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Working Capital Agent, (vii) such Inventory shall not have been in transit for more than forty-five (45) days, and (viii) such Inventory is otherwise deemed Eligible Inventory (other than in respect of its location) hereunder.

“Eligible Real Property” shall mean, as to any Borrower, Real Property owned by such Borrower in fee simple in each case which are acceptable to Working Capital Agent in good faith based on the criteria set forth below.  In general, Eligible Real Property shall not include:  (i) Real Property which is not operated by a Borrower except as Working Capital Agent may otherwise agree; (ii) Real Property subject to a security interest, lien, mortgage or other encumbrance in favor of any person other than Working Capital Agent (and other than those permitted under Section 9.8(b), 9.8(c) or 9.8(d) hereof or are subject to an intercreditor agreement in form and substance satisfactory to Working Capital Agent between the holder of such lien and Working Capital Agent); (iii) Real Property that is not located in the continental United States; (iv) Real Property that is not subject to the valid and enforceable, first priority, perfected security interest, lien and mortgage of Working Capital Agent; (v) Real Property where Working Capital Agent determines that issues relating to compliance with Environmental Laws adversely affect such Real Property in such manner that such Real Property would not be acceptable for purposes of including it in the calculation of the Revolving Credit Borrowing Base or Term Borrowing Base based on the customary practices, procedures and policies of Working Capital Agent and its Affiliates; provided, that, if the Real Property is acceptable for such purposes in accordance with such practices, procedures and policies, subject to the satisfaction of the other conditions set forth herein and any requirements arising pursuant to such practices, procedures and policies, such Real Property will be considered Eligible Real Property but subject to the right of Working Capital Agent to establish Reserves to reflect the adverse affect of any environmental conditions or events with respect thereto on its value or the ability of Working Capital Agent to sell or otherwise realize on such Collateral; (vi) Real Property improved with residential housing; (vii) Real Property that is not subject to a then current final written appraisal by an appraiser reasonably acceptable to Working Capital Agent (which shall be one of the appraisers selected by Working Capital Agent from its list of approved appraisers), on which Working Capital Agent and Lenders are expressly permitted to rely, and that is in form, scope and methodology reasonably satisfactory to Working Capital Agent; (viii) if requested by Working Capital Agent, Real Property for which Working Capital Agent shall not have received a then current environmental audit conducted by an independent environmental engineering firm reasonably acceptable to Working Capital Agent (based on Working Capital Agent’s list of approved firms and in form, scope, substance and methodology reasonably satisfactory to Working Capital Agent, the results of which are satisfactory to Working Capital Agent; (ix) if requested by Working Capital Agent, Real Property for which Working Capital Agent shall not have received, in form and substance reasonably satisfactory to Working Capital Agent, a valid and effective title insurance policy (whether in the form of a pro form policy or a marked up title policy commitment) issued by a company and agent reasonably acceptable to Working Capital Agent:  (A) insuring the priority, amount and sufficiency of the Mortgage with respect to such Real Property, (B) insuring against matters that would be disclosed by surveys and (C) containing any legally available endorsements, assurances or affirmative coverage requested by Working Capital Agent for protection of its interests; and (x) any Real Property other than the Baldwyn Real Property, except as Working Capital Agent may otherwise agree.  Any Real Property that is not Eligible Real Property shall nevertheless be part of the Collateral.

“Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Working Capital Agent; and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Working Capital Agent, provided, that, (i) neither any Borrower nor any Guarantor or any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee, (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or Guarantor shall qualify as an Eligible Transferee, except as Working Capital Agent may otherwise specifically agree in writing and (iii) no Competitor shall qualify as an Eligible Transferee.

“Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.  The term “Environmental Laws” includes:  (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

“Equipment” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

“ERISA Affiliate” shall mean any person required to be aggregated with any Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation; (b) the adoption of any amendment to a Pension Plan or the taking of any action with respect to a Pension Plan that would require the provision of security as a condition of the Internal Revenue Service’s waiving, or modifying a waiver of, contribution requirements pursuant to the Pension Funding Rules; (c) a complete or partial withdrawal by any Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, Guarantor or any ERISA Affiliate in excess of $750,000 and (g) any other event or condition with respect to a Plan including any Pension Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Borrower in excess of $2,000,000.

“Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

“Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

“Excess Availability” shall mean the amount, as determined by Working Capital Agent, calculated at any time, equal to:

(a)            the lesser of (i) the Revolving Credit Borrowing Base or (ii) the Maximum Credit (in each case under (i) or (ii) after giving effect to any Reserves (other than any Reserves in respect of Letters of Credit to the extent such amounts are deducted pursuant to clause (b)(ii) below)), minus

(b)           the sum of (i) the amount of the then outstanding Revolving Loans, plus (ii) the aggregate undrawn amount of all outstanding Letters of Credit plus any fees and expenses then due and owing in respect to all Letters of Credit or other Letter of Credit Obligations.

“Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

“Exchange Agreements” shall mean each of (i) the Notes Exchange Agreement, dated as of November 15, 2012, among Parent, as issuer, and Lightpointe Communications, Inc., as holder, (ii) the Notes Exchange Agreement, dated as of November 15, 2012, among Parent, as issuer, and Lenado DP, Series A of Lenado DP, L.P., as holder, (iii) the Notes Exchange Agreement, dated as of November 15, 2012, among Parent, as issuer, and Lenado Partners, SeriesA of Lenado Capital Partners, L.P., as holder, (iv) the Notes Exchange Agreement, dated as of November 15, 2012, among Parent, as issuer, and SPV Quatro, LLC, as holder, (v) the Notes Exchange Agreement, dated as of November 15, 2012, among Parent, as issuer, and SPV Uno, LLC, as holder, and (vi) the Notes Exchange Agreement, dated as of November 15, 2012, among Parent, as issuer, and Enteraspen Limited, as holder.

“Exchange Closing Date” has the meaning set forth in Section 6.7(b).

“Exchange Notes” has the meaning set forth in Section 6.7(b).

“Exchange Notes Documents” shall mean, collectively, (i) the Indenture, (ii) each of the “Notes” issued pursuant to and as defined under the Indenture, (iii) each of the “Collateral Documents” entered into pursuant to and under the Indenture as in effect on the date hereof, (iv) Master Warrant Agreement and (iv) the Exchange Agreements.

“Existing Indenture” shall mean that certain Indenture dated as of June 17, 2008 between Deutsche Bank National Trust Company, as trustee, and the Parent, as Issuer, in respect of the Floating Rate Series A Secured Notes Due 2013.

“Existing Letters of Credit” means those Letters of Credit identified on Schedule 1.5 hereto.

“Existing Loan Agreement” has the meaning assigned to it in the recitals to this Agreement.

“Fabric Retail Business” means a retailer engaged in the selling of arts and crafts and/or textiles and/or sewing and needlecraft equipment, supplies and accessories (including any mass retailer that dedicates a portion of its selling space to the sale of arts and crafts and/or textiles and/or sewing and needlecraft equipment, supplies and accessories).

“Federal Funds Rate” shall mean, for any day, a floating rate per annum equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Working Capital Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Fee Letter” shall mean the letter agreement, dated of even date herewith, by and among Borrowers, Working Capital Agent, and GA Capital setting forth certain fees payable by Borrowers in connection with the Credit Facility, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Financing Agreements” shall mean, collectively, this Agreement and all notes, the Interlender Provisions, the Letter of Credit Documents, the Guarantee, all Security Documents, the Intercompany Subordination Agreement, the Subordination Provisions, the Supplemental Agreement, the Reaffirmation Agreement, all guarantees, all other intercreditor agreements, all subordination agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Guarantor in connection with this Agreement; provided, that, the Financing Agreements shall not include Hedge Agreements other than Secured Rate Contracts.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fiscal Month” shall mean one of the three fiscal periods in a Fiscal Quarter, the first of such periods comprised of four weeks, the second of such periods comprised of five weeks, and the third of such periods comprised of four weeks, with each of the weeks in a Fiscal Quarter ending on the close of business on a Saturday (except that the last fiscal period in the last Fiscal Quarter of a 53 week year shall be five weeks).  There are twelve Fiscal Months in a Fiscal Year.

“Fiscal Quarter” means one of four thirteen or fourteen week quarters in a Fiscal Year, with the first of such quarters beginning on the first day of a Fiscal Year and ending on the Saturday of the last week in such quarter.

“Fiscal Year” shall mean the 52 or 53 week period ending on the Saturday nearest to January 31 of each calendar year.

“Fixed Charges” means, with respect to any Person for any fiscal period, (a) the aggregate of all cash Interest Expense of such Person and its Subsidiaries on a consolidated basis in accordance with GAAP paid during such period, plus (b) scheduled or required payments of principal with respect to Indebtedness of such Person and its Subsidiaries on a consolidated basis in accordance with GAAP during such period, plus (c) any cash Restricted Payments (other than scheduled interest payments or other amounts already included in the preceding clauses (a) and b)) made by such Person and its Subsidiaries during such period plus (d) the aggregate of all pension payments paid or payable in cash during such period in excess amounts reflected as cash outlays known as pension and SREP liabilities on the consolidated statements of cash flow; provided, that the Cash Note Payment (including the Cash Note Payment Reserve) and any principal payments of Holdover Notes (including the Holdover Reserve) shall not constitute Fixed Charges.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any fiscal period, the ratio of (a)(i) EBITDA of such Person and its Subsidiaries on a consolidated basis  minus (ii) Capital Expenditures of such Person and its Subsidiaries on a consolidated basis in accordance with GAAP paid or payable in cash during such period minus (iii) Provision for Taxes of such Person and its Subsidiaries on a consolidated basis in accordance with GAAP paid or payable in cash with respect to such period, to (b) Fixed Charges of such Person and its Subsidiaries on a consolidated basis for such period.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is a “controlled foreign corporation” under Section 957 of the Code.

“Funding Bank” shall have the meaning given to such term in Section 3.3(a) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.

“GA Capital” shall mean GA Capital, LLC, a Delaware limited liability company.

“GE Capital” shall mean General Electric Capital Corporation, a Delaware corporation.

“Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean that certain Guarantee dated as of the Closing Date executed and delivered by Borrowers, Guarantors and Working Capital Agent and any guarantee agreements entered into after the Closing Date by any Borrower or Guarantor (as required by this Agreement or any other Financing Agreement).

“Guarantors” shall mean, collectively, the following (together with their respective successors and assigns):  (a) each Borrower, (b) HF Enterprises, Inc., a Delaware corporation; (c) HF Resources, Inc., a Delaware corporation; and (d) any other Person that is organized in the United States that at any time after the date hereof becomes party to a guarantee in favor of Working Capital Agent for the benefit of any Secured Party or otherwise liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (other than Borrowers); each sometimes being referred to herein individually as a “Guarantor”.

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

“Hedge Agreement” shall mean an agreement between any Borrower or Guarantor and a Bank Product Provider that is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements”.

“Holdover Closing Date” has the meaning set forth in Section 9.28(b).

“Holdover Note Payment” has the meaning set forth in Section 9.11(i).

“Holdover Notes” has the meaning set forth in Section 6.7(b).

“Holdover Reserve” has the meaning set forth in Section 6.7(b).

“Increase Date” has the meaning set forth in the definition of “Applicable Adjusted Excess Availability Amount”.

“Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices); (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments; (j) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law; and (k) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

“Indemnitee” shall have the meaning set forth in Section 11.5.

“Indenture” shall mean that certain Indenture dated on or about November 19, 2012 between Deutsche Bank National Trust Company, as trustee, and the Parent, as issuer, in respect of the Floating Rate Series A Secured Notes Due 2017.

“Information Certificate” shall mean, collectively, the Information Certificates of Borrowers and Guarantors each substantially in the form of Exhibit B hereto or in such other form as may be acceptable to Working Capital Agent in its reasonable discretion, containing material information with respect to Borrowers and Guarantors, their respective businesses and assets provided by or on behalf of Borrowers and Guarantors to Working Capital Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

“Insolvency Law” shall mean the Bankruptcy Code, or any similar federal, state, provincial or foreign law for the relief of debtors or any arrangement, reorganization, insolvency, moratorium, assignment for the benefit of creditors, any other marshalling of the assets and liabilities of any Credit Party or any similar law relating to or affecting the enforcement of creditors’ rights generally.

“Insolvency or Liquidation Proceeding” shall mean, collectively, (a) any voluntary or involuntary case or proceeding under any Insolvency Law with respect to any Credit Party, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Credit Party or with respect to any of their respective assets, (c) any liquidation, dissolution, reorganization or winding up of any Credit Party, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, and (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Credit Party.

“Intellectual Property” shall mean, as to each Borrower and Guarantor, such Borrower’s and Guarantor’s now owned and hereafter arising or acquired:  patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in U.S. Copyright Office, the U.S. Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Borrower’s or Guarantor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

“Intercompany Indebtedness” shall have the meaning set forth in Section 8.20 hereof.

“Intercompany Royalty Accounts” shall mean, collectively, the following bank accounts maintained at Wells Fargo Bank:  (a) the bank account of Resources bearing account number 2000038373008 and (b) the bank account of Enterprises bearing account number 20000038372999.

“Intercompany Subordination Agreement” shall mean the Intercompany Subordination Agreement substantially in the form of Exhibit I attached hereto executed by the Borrowers and each of their subsidiaries from time to time.

“Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts and bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments.

“Interest Payment Date” means, (a) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and (b) with respect to Prime Rate Loans, the first day of each month.

“Interest Period” shall mean for any Eurodollar Rate Loan, each period commencing on a Business Day selected by Administrative Borrower and ending one (1), two (2), or three (3) months thereafter as selected by Administrative Borrower in an irrevocable notice to Working Capital Agent as set forth in Section 2.1, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that:

(a)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b)           any Interest Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) Business Days prior to such date;

(c)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(d)           Administrative Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Rate Loan during a Interest Period for such Loan; and

(e)           Administrative Borrower shall select Interest Periods so that there shall be no more than 5 separate Eurodollar Rate Loans in existence at any one time.

“Interest Rate” shall mean,

(a)           Subject to clause (b) of this definition below:

(i)           as to Prime Rate Loans, a rate equal to the then Applicable Margin for Prime Rate Loans on a per annum basis plus the Prime Rate, and

(i)           as to Eurodollar Rate Loans, a rate equal to the then Applicable Margin for Eurodollar Rate Loans on a per annum basis plus the Adjusted Eurodollar Rate.

(b)          Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default under Sections 10.1(a), 10.1(f), 10.1(g) or 10.1(h), or during the continuance of any other Event of Default and at election of either Agent (or at the direction of the Required Lenders), the Interest Rates applicable to the Loans and Letters of Credit Fees shall be increased by two (2%) percent per annum above the rates of interest or rates for such fees otherwise applicable hereunder.

“Interlender Provisions” means the interlender provisions set forth on Schedule 1.6 dated as of the date hereof among the Working Capital Agent, the Term Loan Agent and the Credit Parties, as amended, restated, supplemented or otherwise modified from time to time in accordance therewith and herewith.

“Inventory” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower or Guarantor for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

“Investment” shall have the meaning set forth in Section 9.10 hereof.

“Investment Property Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Working Capital Agent, by and among Working Capital Agent, any Borrower or Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower or Guarantor acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Working Capital Agent, that it will comply with entitlement orders originated by Working Capital Agent with respect to such investment property, or other instructions of Working Capital Agent, and has such other terms and conditions as Working Capital Agent may require.

“Issuing Bank” shall have the meaning set forth in Section 2.2(a).

“Lenders” shall mean (a) GE Capital, GA Capital, the other Lenders named on the signature pages of this Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations in accordance with Section 13.8, such term shall include any assignee of such Lender, and (b) solely for the purpose of (x) obtaining the benefit of the liens granted to Working Capital Agent for the benefit of Lenders under any Financing Agreement and (y) obtaining the benefit of any guarantees by the Guarantors, a Person to whom any Obligations in respect of a Secured Rate Contract are owed.  For the avoidance of doubt, any Person to whom any Obligations in respect of a Secured Rate Contract are owed and which does not hold any Loans or Commitments shall not be entitled to any other rights as a “Lender” under this Agreement or any other Financing Agreements.

“Letter of Credit Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, including, without limitation, any Master Commercial Agreement and/or Master Standby Agreement, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for i) the rights and obligations of the parties concerned or at risk or ii) any collateral security for such obligations.

“Letter of Credit Fee” shall have the meaning set forth in Section 2.2(b).

“Letter of Credit Limit” shall mean $20,000,000.  The Letter of Credit Limit is part of, and not in addition to, the Revolving Commitment.

“Letter of Credit Obligations” shall mean all outstanding obligations incurred by Working Capital Agent and Revolving Lenders, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by the Issuing Bank or the purchase of a participation as set forth in Section 2.2 with respect to any Letter of Credit.  The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by Working Capital Agent or Revolving Lenders thereupon or pursuant thereto.

“Letters of Credit” shall mean all letters of credit (whether documentary or stand-by and whether for the purchase of inventory, equipment or otherwise) issued by an Issuing Bank for the account of any Borrower pursuant to this Agreement, and all amendments, renewals, extensions or replacements thereof.  The Existing Letters of Credit shall constitute Letters of Credit hereunder for all purposes.

“License Agreements” shall have the meaning set forth in Section 8.11 hereof.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other  preference, priority or preferential arrangement of any kind or nature whatsoever, including those created by, arising under or evidenced by any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loans” shall mean as applicable, and as the context may require, either (a) a Revolving Loan or a Term Loan or (b) collectively, the Revolving Loans or the Term Loans.

“London Interbank Offered Rate” shall mean, for each Interest Period, a rate of interest determined by Working Capital Agent equal to the offered rate for deposits in United States dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used).  If such interest rates shall cease to be available from Telerate News Service (or its successor satisfactory to Working Capital Agent), the London Interbank Offered Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Working Capital Agent or Term Loan Agent and Administrative Borrower.  With respect to all Term Loans, the London Interbank Offered Rate shall not be less than 1.50%.

“Master Commercial Agreement” shall mean the Master Agreement for Commercial Letters of Credit dated as of the Closing Date among Borrowers, as Applicant(s), and GE Capital.

“Master Standby Agreement” shall mean the Master Agreement for Standby Letters of Credit dated as of the Closing Date among Borrowers, as Applicant(s), and GE Capital, as issuer.

“Master Warrant Agreement” shall mean that certain Master Warrant Agreement dated as of November 15, 2012 between the Parent and Continental Stock Transfer & Trust Company, as warrant agent.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, performance or operations of Borrowers; (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Working Capital Agent upon the Collateral; (d) the Collateral or its value; (e) the ability of any Borrower to repay the Obligations or of any Borrower to perform its obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (f) the ability of Working Capital Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agents and Lenders under this Agreement or any of the other Financing Agreements.

“Material Contract” shall mean (a) any contract or other agreement (other than the Financing Agreements), written or oral, of any Borrower or Guarantor involving monetary liability of or to any Person in an amount in excess of $5,000,000 in any Fiscal Year and (b) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Borrower or Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

“Maturity Date” shall mean November 15, 2016.

“Maximum Credit” shall mean the amount of $100,000,000.

“Mortgage” shall means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Borrower or any Guarantor to Working Capital Agent on behalf of itself and Secured Parties with respect to the Real Property of the Borrowers and the Guarantors, all in form and substance reasonably satisfactory to Working Capital Agent, including, without limitation, the Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing, dated even date herewith by Parent in favor of Working Capital Agent with respect to the Real Property and related assets of such Borrower located in Baldwyn, Mississippi, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, Guarantor or any ERISA Affiliate or with respect to which any Borrower, Guarantor or any ERISA Affiliate may incur any liability.

“Net Recovery Percentage” shall mean the net appraised liquidation value of Borrowers’ Eligible Inventory, Eligible LC Inventory and Eligible In-Transit Inventory as set forth in Borrowers’ inventory ledger as determined from time to time in accordance with an independent appraisal satisfactory to Working Capital Agent.

“Non-Consenting Lender” shall have the meaning set forth in Section 11.3(c).

“Notice of Borrowing” shall have the meaning set forth in Section 2.1(a).

“Notice of Conversion/Continuation” shall have the meaning set forth in Section 3.1(b).

“Obligations” shall mean (a) any and all Loans, Letter of Credit Obligations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agents or any Lender or any Secured Swap Provider, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements or any Secured Rate Contract (with respect to Secured Rate Contracts, solely to the extent consented to by Agents), whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the U.S. Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes only of Section 5.1 hereof and the Security Documents and subject to the priority in right of payment set forth in Section 6.4 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers or Guarantors to Agents, any Secured Swap Provider arising under or pursuant to any Secured Rate Contract or any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising, provided, that, (i) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Hedge Agreement (other than a Secured Rate Contract), the same shall only be included within the Obligations if upon Working Capital Agent’s request, Working Capital Agent shall have entered into an agreement, in form and substance satisfactory to Working Capital Agent, with the Bank Product Provider that is a counterparty to such Hedge Agreement, as acknowledged and agreed to by Borrowers and Guarantors, providing for the delivery to Working Capital Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Working Capital Agent and such Bank Product Provider in connection with such arrangements, (ii) any Bank Product Provider, other than GE Capital and its Affiliates or a Secured Swap Provider, shall have delivered written notice to Working Capital Agent that (A) such Bank Product Provider has entered into a transaction to provide Bank Products to a Borrower and Guarantor and (B) the obligations arising pursuant to such Bank Products provided to Borrowers and Guarantors constitute Obligations entitled to the benefits of the security interest of Working Capital Agent granted hereunder, and Working Capital Agent shall have accepted such notice in writing, and (iii) in no event shall any Bank Product Provider (other than a Secured Swap Provider) to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness other than for purposes of Section 5.1 hereof and other than for purposes of Sections 12.1, 12.2, 12.3(b), 12.6, 12.7, 12.9, 12.12 and 13.7 hereof and in no event shall such obligations be included in the Obligations to the extent that the effect is that the value of the Collateral (as determined by Working Capital Agent) is less than the Obligations and in no event shall the approval of any such person be required in connection with the release or termination of any security interest or lien of Working Capital Agent.

“Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (including, without limitation, Guarantors).

“Other Taxes” shall have the meaning set forth in Section 6.5(c).

“Overadvance” shall have the meaning set forth in Section 2.1(a)(iii).

“Owned Real Properties” shall mean, collectively, the Real Properties of Parent listed on Schedule 1.4.

“Parent” shall mean Hancock Fabrics, Inc., a Delaware corporation, and its successors and assigns.

“Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letters of Credit in conformity with the provisions of Section 13.8 of this Agreement governing participations.

“Pension Funding Rules” shall mean the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to certain Plans and set forth in, with respect to plan years ending prior to the effective date as to any such Plan of the Pension Protection Act of 2006, Section 412 of the Code and Part 3, Subtitle I, of Title I of ERISA each as in effect prior to the Pension Protection Act of 2006 and, thereafter, Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Pension Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) subject to the Pension Funding Rules which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, Guarantor or any ERISA Affiliate or with respect to which any Borrower, Guarantor or any ERISA Affiliate may incur any liability, other than a Multiemployer Plan.

“Permits” shall have the meaning set forth in Section 8.7(b).

“Permitted Acquisitions” shall mean the purchase by a Borrower or Guarantor after the date hereof of all or substantially all of the assets of any Person or a business or division of such Person (including pursuant to a merger with such Person or the formation of a wholly owned Subsidiary solely for such purpose that is merged with such Person) or of all or a majority of the Capital Stock (such assets or Person being referred to herein as the “Acquired Business”) and in one or a series of transactions that (except for such purchases the aggregate consideration paid for which does not exceed $200,000 (calculated after giving effect to all payments or other consideration paid in respect of such purchases and after giving effect to the assumption of all Indebtedness in connection with such purchases) in any Fiscal Year) satisfies each of the following conditions as determined by Working Capital Agent:

(a)            Working Capital Agent shall have received not less than ten (10) Business Days’ prior written notice of the proposed acquisition and such information with respect thereto as Working Capital Agent may request, including (i) the proposed date and amount of the acquisition, (ii) a list and description of the assets or shares to be acquired, (iii) the total purchase price for the assets to be purchased (and the terms of payment of such purchase price), and (iv) a summary of the due diligence undertaken by Borrowers in connection with such acquisition,

(b)            the Acquired Business shall be an operating company that engages in a line of business substantially similar to the business that Borrowers are engaged in on the date hereof,

(c)            (i) the aggregate consideration paid for or in connection with the assets or shares of the Acquired Business shall not exceed $15,000,000 (calculated after giving effect to all payments or other consideration paid in respect of such acquisition and after giving effect to the assumption of all Indebtedness in connection with such acquisition), and (ii) the aggregate consideration paid for or in connection with all Permitted Acquisitions shall not exceed $30,000,000 (calculated after giving effect to all payments or other consideration paid in respect of all Permitted Acquisitions and after giving effect to the assumption of all Indebtedness in connection with all Permitted Acquisition),

(d)            if requested by Working Capital Agent, Working Capital Agent shall have received:  (i) the most recent annual and interim financial statements with respect to the Acquired Business and related statements of income and cash flows, (ii) detailed forecasts of cash flows for the Acquired Business, (iii) detailed projections for Parent and its Subsidiaries through the Maturity Date, on a monthly basis for the first year after the acquisition and on a quarterly basis thereafter, giving pro forma effect to such acquisition, based on assumptions satisfactory to Working Capital Agent and demonstrating pro forma compliance with all financial covenants set forth in this Agreement, prepared in good faith an in a manner and using such methodology as is consistent with the most recent financial statements delivered to Working Capital Agent pursuant to Section 9.6 hereof and in form and substance satisfactory to Working Capital Agent and (iv) current, updated projections of the amount of the Revolving Credit Borrowing Base, Term Borrowing Base and Excess Availability for the six month period after the date of such acquisition, in a form reasonably satisfactory to Working Capital Agent, representing Borrowers’ reasonable best estimate of the future Revolving Credit Borrowing Base, Term Borrowing Base and Excess Availability for the period set forth therein as of the date not more than ten (10) days prior to the date of such acquisition, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrowers believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions,

(e)            if Agents so elect, Agents shall have received an appraisal of the inventory of the Acquired Business and such other assets of the Acquired Business as Agents may specify, in each case in form and containing assumptions and appraisal methods satisfactory to Agents by an appraiser acceptable to Agents, on which Agents and Lenders are expressly permitted to rely,

(f)             if Agents so elect, Agents shall have completed a field examination with respect to the business and assets of the Acquired Business in accordance with Agents’ customary procedures and practices and as otherwise required by the nature and circumstances of the business of the Acquired Business, the scope and results of which shall be satisfactory to Agents and any inventory of the Acquired Business shall only be Eligible Inventory to the extent the criteria for Eligible Inventory set forth herein are satisfied with respect thereto in accordance with this Agreement (or such other or additional criteria as Working Capital Agent may, at its option, establish with respect thereto in accordance with this Agreement and subject to such Reserves as Working Capital Agent may establish in connection with the Acquired Business),

(g)            Working Capital Agent shall have received (i) all items required by Sections 5.2 and 9.23 in connection with the Acquired Business, (ii) evidence satisfactory to Working Capital Agent that all liens and encumbrances with respect to the assets of the Acquired Business (other than liens and encumbrances permitted under Section 9.8) have been discharged in full or arrangements therefor satisfactory to the Working Capital Agent have been made and (iii) evidence satisfactory to Working Capital Agent that any Indebtedness assumed in connection with such acquisition shall constitute Indebtedness permitted under Section 9.9,

(h)            in the case of the acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and such Person shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition will violate applicable law,

(i)             Adjusted Excess Availability shall have been not less than $25,000,000 for each of the two consecutive months immediately prior to the date of any such acquisition based on the Revolving Credit Borrowing Base as of the end of each of such months and after giving effect to the acquisition and all payments and other consideration in respect thereof, on a pro forma basis using the Adjusted Excess Availability as of the end of the month immediately prior to the date of such acquisition and payments or other consideration, Adjusted Excess Availability shall be not less than $25,000,000,

(j)             no Default or Event of Default shall exist or have occurred as of the date of the acquisition or any payment in respect thereof and after giving effect to the acquisition or such payment,

(k)            Working Capital Agent shall have received true, correct and complete copies of all agreements, documents and instruments relating to such acquisition, which documents shall be satisfactory to Working Capital Agent, and

(l)             if required by Working Capital Agent, Working Capital Agent shall have received a certificate of the chief financial officer or chief executive officer of Administrative Borrower certifying to Working Capital Agent and Lenders as to the matters set forth above in this definition.

“Permitted Dispositions” shall mean each of the following:

(a)            sales of Inventory in the ordinary course of business,

(b)            the sale or other disposition of Equipment (including worn-out or obsolete Equipment or Equipment no longer used or useful in the business of any Borrower or Guarantor) so long as such sales or other dispositions do not involve Equipment having an aggregate fair market value in excess of $500,000 for all such Equipment disposed of in any Fiscal Year of Borrowers or as Working Capital Agent may otherwise agree,

(c)            sales or other dispositions by any Borrower of assets in connection with the closing or sale of a retail store location of such Borrower in the ordinary course of such Borrower’s business which consist of leasehold interests in the premises of such store, the Equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such store; provided, that, as to each and all such sales and closings, (i) after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, and (ii) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction,

(d)            the grant by any Borrower or Guarantor after the date hereof of a non-exclusive license to any person for the use of any Intellectual Property consisting of trademarks owned by such Borrower or Guarantor; provided, that, as to any such license, each of the following conditions is satisfied, (i) such licenses shall be on commercially reasonable prices and terms in a bona fide arms’ length transactions, (ii) the rights of the licensee shall be subject to the rights of Working Capital Agent, and shall not adversely affect, limit or restrict the rights of Working Capital Agent to use any Intellectual Property of a Borrower or Guarantor to sell or otherwise dispose of any Inventory or other Collateral, (iii) Working Capital Agent shall have received, true, correct and complete copies of the executed license agreement, promptly upon the execution thereof and (iv) as of the date of the grant of any such license, and after giving effect thereto, no Default or Event of Default shall exist or have occurred,

(e)            sales, transfers and dispositions of assets of a Borrower to another Borrower or by a Guarantor or other Subsidiary of Parent to a Borrower or Guarantor, in each case to the extent permitted under Section 9.12 hereof; and

(f)             the sale of the Tupelo Real Property, any of the Owned Real Properties (other than the Baldwyn Real Property), the Equipment and fixtures located at the Tupelo Real Property and the Owned Real Properties (other than the Baldwyn Real Property) and the books and records relating exclusively and directly to the operations of the Tupelo Real Property or any of the Owned Real Properties (other than the Baldwyn Real Property); provided, that, as to such sale and closing, (i) Working Capital Agent shall have received not less than ten (10) Business Days prior written notice of such sale or closing, which notice shall set forth in reasonable detail satisfactory to Working Capital Agent, the parties to such sale, the purchase price and the manner of payment thereof and such other information with respect thereto as Working Capital Agent may request, (ii) after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (iii) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction.

“Permitted Investments” shall mean each of the following:

(a)            the endorsement of instruments for collection or deposit in the ordinary course of business;

(b)            Investments in cash or Cash Equivalents, provided, that, (i) no Loans are then outstanding and (ii) the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

(c)            the existing Investments of each Borrower and Guarantor as of the date hereof in its Subsidiaries, provided, that, no Borrower or Guarantor shall have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;

(d)            loans and advances by any Borrower or Guarantor to employees of such Borrower or Guarantor not to exceed the principal amount of $250,000 in the aggregate at any time outstanding for:  (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Borrower or Guarantor and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

(e)            stock or obligations issued to any Borrower or Guarantor by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower or Guarantor in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Working Capital Agent, upon Working Capital Agent’s request, together with such stock power, assignment or endorsement by such Borrower or Guarantor as Working Capital Agent may request; and

(f)             obligations of account debtors to any Borrower or Guarantor arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower or Guarantor; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower or Guarantor, such promissory note shall be endorsed to the order of Working Capital Agent by such Borrower or Guarantor and promptly delivered to Working Capital Agent as so endorsed.

“Permitted Overadvances” shall have the meaning set forth in Schedule 1.6 hereof.

“Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or, in the case of a Multiemployer Plan, has made contributions at any time during the immediately preceding six (6) plan years or with respect to which any Borrower or Guarantor may incur liability.

“Pledge Agreements” shall mean that certain Pledge Agreement dated as of the Closing Date executed and delivered by Borrowers, Guarantors and Working Capital Agent and any pledge agreements entered into after the Closing Date by any Borrower or Guarantor (as required by this Agreement or any other Financing Agreement).

“Post-Petition Interest” means interest or fees accruing on or after the occurrence of, and during the continuance of, an Event of Default under Section 10.1(g) or (h) of the Agreement at the rates set forth in the Agreement, whether or not allowed or allowable in any case or proceeding under the Bankruptcy Code.

“Prime Rate” shall mean, on any date, the greater of (a) the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent) or (b) the Federal Funds Rate in effect on such day plus one-half (1/2%) percent.  Each change in any interest rate provided for in this Agreement based upon the Prime Rate shall take effect at the time of such change in the Prime Rate.  With respect to all Term Loans, the Prime Rate shall not be less than 2.50%.

“Prime Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

“Pro Rata Share” shall mean as to any Lender, (a) with respect to the Revolving Loan the fraction (expressed as a percentage) the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate amount of all of the Revolving Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.8 hereof and (b) with respect to the Term Loan the fraction (expressed as a percentage) the numerator of which is such Lender’s Term Loan Commitment and the denominator of which is the aggregate amount of all of the Term Loan Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.8 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Letters of Credit and the denominator shall be the aggregate amount of all unpaid applicable Loans and, as to Revolving Lenders, Letters of Credit.

“Protective Overadvance” shall have the meaning set forth in Schedule 1.6 hereof.

“Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

“Quarterly Average Excess Availability” shall mean, as of the date of determination, the daily average of the aggregate amount of the Adjusted Excess Availability, calculated for the immediately preceding calendar quarter then most recently ended.

“Rate Contracts” shall mean swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Reaffirmation Agreement” means that certain Omnibus Reaffirmation and Ratification Agreement, dated as of the Amendment Effective Date, among the Borrowers, Guarantors and the Working Capital Agent for the benefit of the Secured Parties.

“Real Property” shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

“Real Property Availability” shall mean the Adjusted Appraised Fair Market Value of Eligible Real Property as set forth in the most recent acceptable appraisal (or acceptable updates of existing appraisals) of such Real Property received by Agents in accordance with Section 4.1 or 7.4 hereof.

“Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor:  (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or Guarantor; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary).

“Records” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).

“Register” shall have the meaning set forth in Section 13.8(b) hereof.

“Required Lenders” shall mean Lenders holding in the aggregate at least 50.1% of (x) the Commitments and the outstanding Loans or (y) if no Loans or Letters of Credit under the Credit Facility are then outstanding, the Commitments.

“Required Revolving Lenders” shall mean, at any time, those Revolving Lenders whose Pro Rata Shares aggregate more than fifty (50%) percent of the aggregate of the Revolving Commitments of all Revolving Lenders, or if the Revolving Commitments shall have been terminated, Revolving Lenders to whom more than fifty (50%) percent of the then outstanding Obligations are owing; provided, that, if the Pro Rata Share of any Revolving Lender exceeds fifty (50%) percent at a time when more than one Revolving Lender exists, then Required Revolving Lenders shall mean such Lender and at least one other Revolving Lender.

“Reserves” shall mean (i) as of any date of determination, such amounts as Working Capital Agent may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letters of Credit which would otherwise be available to Borrowers that Working Capital Agent may, in its reasonable credit judgment, establish from time to time, (ii) the Term Loan Reserve and (iii) the Term Loan B-1 Reserve.  Without limiting the generality of the foregoing, Reserves may be established to reflect any of the following:  dilution; gift certificates; customs duties and other costs to release Inventory which is being imported into the United States; inventory shrinkage; mark downs and cost variances; taxes; rental payments; amounts as Working Capital Agent may from time to time establish in good faith with respect to a prospective increase in the Applicable Adjusted Excess Availability Amount based on the proviso of the definition thereof, such Reserve to be in effect for periods of time commencing with the date Adjusted Excess Availability is less than or equal to $7,500,000 until the date of delivery of financial statements for the Fiscal Month in which Adjusted Excess Availability is less than or equal to $7,500,000; services charges and other amounts to become due to lessors of real property to the extent Inventory or Records are located in or on such property or such Records are needed to monitor or otherwise deal with the Collateral, provided, that, the Reserves established in respect of such payments and charges as to retail store locations that are leased shall not exceed at any time the aggregate of amounts payable for the next three (3) months to the lessors of such retail store locations located in those States where any right of the lessor to Collateral may have priority over the security interest and lien of Working Capital Agent therein, provided, further, that such limitation on the amount of the Reserves shall only apply so long as: (A) no Event of Default shall exist or have occurred, (B) neither a Borrower, Guarantor nor Working Capital Agent shall have received notice of any event of default under the lease with respect to such location and (C) no Borrower has granted to the lessor a security interest or lien upon any assets of such Borrower; customer deposits; other obligations, liabilities or indebtedness (contingent or otherwise) of any Borrower or any Guarantor to any Bank Product Provider arising under or in connection with any Bank Products or to any other Person arising in connection with any deposit accounts or other cash management arrangements; and Letter of Credit Outstandings.  Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses or Indebtedness shall be deemed to be a reasonable exercise of Working Capital Agent’s credit judgment (including without limitation the deferral of any fees due to the Working Capital Agent).

“Restricted Payment” shall mean (a) any cash dividend or other cash distribution, direct or indirect, on account of any shares of any class of Capital Stock of Parent or any of its Subsidiaries, as the case may be, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment on account of, or purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Parent or any of its Subsidiaries, except for any redemption, retirement, sinking funds or similar payment payable solely in such shares of that class of stock or in any class of stock junior to that class, (c) any cash payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any shares of any class of Capital Stock of Parent or any of its Subsidiaries now or hereafter outstanding, (d) any payment or other transfer of funds or other property made in satisfaction of any Indebtedness arising under any Subordinated Debt Documents, (e) any payment or other transfer of funds or other property made in satisfaction of any liability or obligation owing to any Person arising under any Subordinated Debt Documents, including any fees, expenses, premiums, indemnification obligations or otherwise arising under any Specified Subordinated Indebtedness Documents, or (f) any payment (including, without limitation, any payment of management, consulting, monitoring or advisory fees) to any Affiliate of any Borrower except to the extent expressly permitted in this Agreement.

“Revolving Commitment” shall mean, at any time, as to each Revolving Lender, the commitment of such Revolving Lender hereunder set forth as its “Revolving Commitment” opposite such Revolving Lender’s name on Schedule 1.1 hereto or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.8 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Revolving Commitments”.

“Revolving Credit Borrowing Base” shall mean, at any time, the amount equal to:

(a)            the sum of:

(i)           the amount equal to ninety (90%) percent of the face amount of Eligible Credit Card Receivables, plus

(ii)          the amount equal to ninety (90%) percent of the Net Recovery Percentage multiplied by the Value of Eligible Inventory, plus

(iii)         the amount equal to ninety (90%) percent of the Net Recovery Percentage multiplied by the Value of Eligible In-Transit Inventory, plus

(iv)         the amount equal to ninety (90%) percent of the Net Recovery Percentage multiplied by the Value of Eligible LC Inventory, plus

(v)          the amount equal to sixty (60%) percent of Real Property Availability, provided that, the aggregate amount of the Revolving Credit Borrowing Base and Term Borrowing Base attributable to amounts included in this clause (v) in respect of Real Property Availability shall not exceed $9,000,000, minus

(b)            Term Loan Reserve, minus

(c)            Term Loan B-1 Reserve (but without duplication of any Term Loan Reserve deducted in calculating the Revolving Credit Borrowing Base), minus

(d)           without duplication of clauses (b) and (c) above, Reserves established by Working Capital Agent from time to time in accordance with this Agreement.

“Revolving Lender” means each Lender that (a) has a Revolving Commitment, (b) holds a Revolving Loan, or (c) participates in any Letter of Credit.

“Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any Revolving Lender or by Working Capital Agent for the account of any Revolving Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1(a) hereof.

“Secured Parties” shall mean, collectively, (i) Working Capital Agent, (ii) Term Loan Agent, (iii) Lenders, (iv) the Issuing Bank and (v) any Bank Product Provider (including, in the avoidance of doubt, any Secured Swap Provider); provided, that, (i) as to any Bank Product Provider, only to the extent of the Obligations owing to such Bank Product Provider and (ii) such parties are sometimes referred to herein individually as a “Secured Party”.

“Secured Rate Contract” shall mean any Rate Contract between a Borrower and a Secured Swap Provider.

“Secured Swap Provider” shall mean a Person with whom a Borrower has entered into a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.

“Security Documents” shall mean, collectively, the following agreements (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): this Agreement, each Pledge Agreement, each Mortgage, each Collateral Access Agreement, each Credit Card Acknowledgment, each Deposit Account Control Agreement, each Investment Property Control Agreement, the Reaffirmation Agreement, each trademark security agreement, each copyright security agreement, each patent security agreement, each landlord waiver and consent, each customs broker agreement and any other Financing Agreements as Working Capital Agent may from time to time designate as a “Security Document” in a writing delivered by Working Capital Agent to Administrative Borrower.

“Settlement Period” shall have the meaning set forth in Section 6.11(b).

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Amount” shall mean, as of the date of determination, twenty five percent (25%) of the Revolving Credit Borrowing Base then most recently delivered to Working Capital Agent pursuant to the terms hereof.

“Specified Common Stock” shall mean the shares of common stock of Parent issuable upon exercise of the Specified Warrants.

“Specified Subordinated Indebtedness” shall mean (a) the floating rate secured promissory notes issued by Parent in the aggregate principal amount of not more than (i) $21,555,754 as of the date hereof (it being agreed that any such amount other than with respect to the Holdover Notes shall be retired on the Exchange Closing Date) and (ii) $5,141,363 of Holdover Notes following the Exchange Closing Date and the occurrence of the Cash Note Payment and the issuance of the Exchange Notes, in each case issued pursuant to the Existing Indenture, and (b) the Exchange Notes, in an aggregate principal amount of not more than (i) $8,204,000 issued on the Exchange Closing Date plus (ii) any additional amounts that may be issued under any indenture in exchange for the Holdover Notes, if any, or in connection with Holdover Note Payments, in each case issued on terms reasonably acceptable to Working Capital Agent and subject to documentation reasonably acceptable to Working Capital Agent.

“Specified Subordinated Indebtedness Documents” shall mean, collectively, (i) the Existing Indenture, the Indenture, (ii) each of the “Notes” issued pursuant to and as defined under the Existing Indenture and the Indenture, (iii) each of the “Collateral Documents” entered into pursuant to and under the Existing Indenture and the Indenture, and (iv) each of the Indenture Documents as defined in the Existing Indenture as in effect on the date hereof and under the Indenture as in effect on the issue date of the Exchange Notes.

“Specified Warrants” shall mean the warrants to be issued by Parent to purchase an aggregate of 9,500,000 shares of common stock of Parent in connection with the issuance of the Specified Subordinated Indebtedness.

“Standby Letters of Credit” shall mean all Letters of Credit other than Commercial Letters of Credit.

“Store Accounts” shall mean each of the deposit accounts of a Borrower that are used solely for receiving store receipts from a retail store location of a Borrower.

“Subordinated Debt Documents” shall mean, collectively, any and all agreements, documents and instruments evidencing or otherwise related to Indebtedness permitted under Section 9.9(g) hereof, including, without limitation the Specified Subordinated Indebtedness Documents.

“Subordination Provisions” shall mean Article XI of the Existing Indenture or the Indenture, as applicable.

“Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

“Supplemental Agreement” means that certain Supplemental Agreement, dated as of the Closing Date, among the Working Capital Agent, Deutsche Bank National Trust Company, Parent, Sopris Capital Partners, LP, Berg & Berg Enterprises, LLC and Trellus Management Company, LLC.

“Taxes” shall have the meaning set forth in Section 6.5(a).

“Term Borrowing Base” means, at any time of calculation, an amount equal to the lesser of:

(a)            the sum of:

(i)           the amount equal to five percent (5%) of the face amount of Eligible Credit Card Receivables, plus

(ii)          the amount equal to fifteen percent (15%) of the Net Recovery Percentage multiplied by the Value of Eligible Inventory, plus

(iii)         the amount equal to fifteen percent (15%) percent of the Net Recovery Percentage multiplied by the Value of Eligible In-Transit Inventory, plus

(iv)        the amount equal to fifteen percent (15%) of the Net Recovery Percentage multiplied by the Value of Eligible LC Inventory, plus

(v)         the amount equal to twenty four percent (24%) of Real Property Availability, provided that, the aggregate amount of the Term Borrowing Base and Revolving Credit Borrowing Base attributable to amounts included in this clause (v) in respect of Real Property Availability shall not exceed $9,000,000; or

(b)            $15,000,000.

“Term B Facility” has the meaning assign to it in the recitals to this Agreement.

“Term B-1 Commitment” has the meaning specified in Section 2.1(b).

“Term B-2 Commitment” has the meaning specified in Section 2.1(b).

“Term B-1 Lenders” means each of the financial institutions from time to time party to this Agreement holding a Term B-1 Loan and individually each a “Term B-1 Lender.”

“Term B-2 Lenders” means each of the financial institutions from time to time party to this Agreement holding a Term B-2 Loan and individually each a “Term B-2 Lender.”

“Term B-1 Loans” shall mean the term loans made to the Borrowers pursuant to Section 2.1(b)(i) of this Agreement.

“Term B-2 Loans” shall mean the term loans made to the Borrowers pursuant to Section 2.1(b)(ii) of this Agreement.

“Term B-1 Note” means a promissory note of the Borrowers payable to the order of a Term B-1 Lender in substantially the form of Exhibit J-1 hereto, evidencing Indebtedness of the Borrowers under the Term B-1 Commitment of such Term B-1 Lender.

“Term B-2 Note” means a promissory note of the Borrowers payable to the order of a Term B-2 Lender in substantially the form of Exhibit J-2 hereto, evidencing Indebtedness of the Borrowers under the Term B-2 Commitment of such Term B-2 Lender.

“Term Commitment” means, collectively, the Term B-1 Commitment and Term B-2 Commitment.

“Term Loan Agent” means GA Capital in its capacity as agent for the Term Loan Lenders.

“Term Loan Reserve” means, as of any date of determination, if at any time the Term Loans exceed the Term Borrowing Base, the greater of (a) $0 or (b) the amount, if any, by which the aggregate outstanding principal amount of all Term Loans exceeds the Term Borrowing Base.

“Term Loan B-1 Reserve” means, as of any date of determination, if at any time the Term B-1 Loans exceed the sum of clauses (i) through (iv) below, the greater of (a) $0 or (b) the amount, if any, by which the aggregate outstanding principal amount of all Term B-1 Loans exceeds the sum of (i) the amount equal to five (5%) percent of the face amount of Eligible Credit Card Receivables, plus (ii) the amount equal to five (5%) percent of the Net Recovery Percentage multiplied by the Value of Eligible Inventory, plus (iii) the amount equal to five (5%) of the Net Recovery Percentage multiplied by the Value of Eligible In-Transit Inventory, plus (iv) the amount equal to five (5%) of the Net Recovery Percentage multiplied by the Value of Eligible LC Inventory.

“Term Loan Lenders” means, collectively, the Term B-1 Lenders and Term B-2 Lenders.

“Term Loans” has the meaning specified in Section 2.1(b).

“Total Term Outstandings” means, at any time, the aggregate outstanding amount of all Term Loans at such time.

“Tupelo Real Property” shall mean the Real Property of Parent located at 3400 Convention Drive, Tupelo, Mississippi.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Working Capital Agent may otherwise determine).

“United States” and “U.S.” shall mean the United States of America.

“Value” shall mean, as determined by Working Capital Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a weighted average cost basis in accordance with GAAP or (b) market value, provided, that, for purposes of the calculation of the Revolving Credit Borrowing Base and Term Borrowing Base, (i) the Value of the Inventory shall not include:  (A) the portion of the value of Inventory equal to the profit earned by any Borrower or Guarantor on the sale thereof to any other Borrower, or (B) that portion of the value of Inventory constituting capitalized costs incurred in the acquisition, storage or distribution of any Inventory or (C) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Working Capital Agent prior to the date hereof, if any.

“Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

“Working Capital Agent” means GE Capital in its capacity as administrative and collateral agent for the Secured Parties hereunder, and any successor administrative and collateral agent.

“Working Capital Facility” shall mean the Revolving Loans and Letters of Credit provided to or for the benefit of any Borrower pursuant to Sections 2.1(a) and 2.2 hereof.

SECTION 2           CREDIT FACILITIES

2.1            Loans.

(a)           Revolving Loans.

(i)             (1)           On the Amendment Effective Date, all outstanding “Revolving Loans” under the Existing Loan Agreement shall be continued as Revolving Loans hereunder. Subject to and upon the terms and conditions contained herein, each Revolving Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans to Borrowers from time to time until the Commitment Termination Date in amounts requested by Administrative Borrower on behalf of the applicable Borrower up to the aggregate amount outstanding for all Revolving Lenders at any time and after giving effect to the requested Revolving Loan such that the aggregate principal amount of the Revolving Loans and the Letter of Credit Obligations outstanding at such time shall not exceed the required amount of Adjusted Excess Availability.  The Pro Rata Share of the Revolving Loan of any Revolving Lender shall not at any time exceed its separate Revolving Commitment.  Until the Commitment Termination Date, Borrowers may borrow, repay and reborrow under this Section 2.1(a)(i)(1).

(2)           Each Revolving Loan shall be made on notice by Administrative Borrower on behalf of the applicable Borrower to one of the representatives of Working Capital Agent identified on Schedule 2.1 at the address specified therein.  Any such notice must be given no later than (x) 1 p.m. (Eastern time) on the Business Day of the proposed Revolving Loan, in the case of a Prime Rate Loan, or (y) 1 p.m. (Eastern time) on the date which is three (3) Business Days prior to the proposed Revolving Loan, in the case of a Eurodollar Rate Loan.  Each such notice (each a “Notice of Borrowing”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit F, and shall include the information required in such Exhibit and such other information as may be required by Working Capital Agent.

(ii)            Except in Agents’ discretion, with the consent of all Revolving Lenders, or as otherwise provided herein, the aggregate principal amount of the Revolving Loans and the Letter of Credit Obligations outstanding at any time shall not exceed Adjusted Excess Availability.

(iii)           In the event that the aggregate principal amount of the Revolving Loans and the Letter of Credit Obligations outstanding at any time exceed Adjusted Excess Availability (an “Overadvance”), such event shall not limit, waive or otherwise affect any rights of Agents or Lenders in such circumstances or on any future occasions and Borrowers shall, upon demand by Agents, which may be made at any time or from time to time, immediately repay to Working Capital Agent the entire amount of any such excess(es) for which payment is demanded.

(b)           Term Loan.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrowers and Guarantors contained herein:  (i) each Term B-1 Lender severally and not jointly agrees to lend, on the Amendment Effective Date, to the Borrowers the amount set forth opposite such Term B-1 Lender’s name in Schedule 1.1 under the heading “Term B-1 Loans Commitments” (such amount being referred to herein as such Term B-1 Lender’s “Term B-1 Commitment”); and (ii) each Term B-2 Lender severally and not jointly agrees to lend, on the Amendment Effective Date, to the Borrowers the amount set forth opposite such Term B-2 Lender’s name in Schedule 1.1 under the heading “Term B-2 Loans Commitments” (such amount being referred to herein as such Term B-2 Lender’s “Term B-2 Commitment”).  The Term Commitments shall expire upon the funding of the Term Loan by the Lenders.  Amounts borrowed under this Section 2.1(b) are referred to as the “Term Loans.”  Once repaid, whether such payment is voluntary, scheduled or mandatory, no portion of the Term Loans may be reborrowed.

(c)           Payments Generally.

(i)            Subject to clause (ii) below, the aggregate outstanding principal balance of each of the Term Loans shall remain outstanding and shall be due and payable in full in immediately available funds on the earlier of (x) the Commitment Termination Date and (y) the Maturity Date, if not sooner paid in full.  The Borrowers shall repay to the Revolving Lenders in full on the earlier of (x) the Commitment Termination Date and (y) the Maturity Date, all obligations with respect to the Revolving Loans.

(ii)           Except as set forth in Section 6.4(a)(ii), the Borrowers shall not make any principal payments on account of the Term Loans until Borrowers’ Obligations to the Revolving Lenders shall have been paid in full in immediately available funds and the Revolving Commitments as to all Revolving Lenders shall have been terminated.

(d)           Optional Prepayment.

(i)            The Borrowers may at any time or from time to time, and subject to payment of London Interbank Offered Rate breakage costs in accordance with Section 3.3(d), voluntarily prepay the Revolving Loans in whole or in part without premium or penalty or any reduction in the Revolving Commitment except as provided in Section 3.2.

(ii)           The Borrowers may, at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Working Capital Agent) prior written notice by Administrative Borrower to Working Capital Agent, terminate the Revolving Commitment in whole accompanied by a permanent prepayment in whole of the Revolving Loans and a prepayment of the Term Loans in whole, in each instance, without penalty or premium except as provided in Sections 3.2 and 3.3.  The notice of any prepayment under this clause (ii) shall not thereafter be revocable by the Borrowers or Administrative Borrower and Working Capital Agent will promptly notify each Lender thereof and of such Lender’s Pro Rata Share of such prepayment.  The payment amount specified in such notice shall be due and payable on the date specified therein.  Together with each prepayment under this Section 2.1(d), the Borrowers shall pay any amounts required pursuant to Sections 3.2 and 3.3.

2.2           Letters of Credit.

(a)           (i) Subject to and upon the terms and conditions contained herein and in the Letter of Credit Documents, at the request of Administrative Borrower on behalf of the applicable Borrower for such Borrower’s account, Working Capital Agent and Revolving Lenders agree to incur, from time to time prior to the Commitment Termination Date, Letter of Credit Obligations by causing Letters of Credit to be issued by GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Working Capital Agent in its sole discretion (each an “Issuing Bank”).  Issuing Bank agrees to issue, for the account of such Borrower, one or more Letters of Credit, for the ratable risk of each Revolving Lender according to its Pro Rata Share, containing terms and conditions acceptable to Working Capital Agent and Issuing Bank.  No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by Working Capital Agent, in its sole discretion (including with respect to customary evergreen provisions), and neither Working Capital Agent nor Revolving Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the Commitment Termination Date.

(b)           In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letters of Credit, Borrowers shall pay to Working Capital Agent, for the benefit of Revolving Lenders, monthly a letter of credit fee (the “Letter of Credit Fee”) at a rate equal to the percentage (on a per annum basis) set forth below on the daily outstanding balance of the Commercial Letters of Credit and Standby Letters of Credit during the immediately preceding month (or part thereof), payable in arrears as of the first Business Day of each succeeding month and on the Commitment Termination Date and calculated based on a three hundred and sixty (360) day year and actual days elapsed, provided, that, such percentage shall be increased or decreased, as the case may be, to the percentage (on a per annum basis) set forth below based on the Quarterly Average Excess Availability for the immediately preceding calendar quarter being at or within the amounts indicated for such percentage:

Tier	Quarterly Average Excess Availability	Commercial Letter of Credit Rate	Standby Letter of Credit Rate
1	Greater than $30,000,000	1.75%	2.00%
2	Less than or equal to $30,000,000 and greater than $15,000,000	2.00%	2.25%
3	Less than or equal to $15,000,000	2.25%	2.50%

provided, that, (i) the Commercial Letter of Credit Rate from the Amendment Effective Date through March 31, 2013 shall be 2.00%, and (ii) the Standby Letter of Credit Rate from the Amendment Effective Date through March 31, 2013 shall be 2.25%.  Adjustments in the rates applicable for Letter of Credit Fees commencing April 1, 2013 shall be implemented effective as of each January 1, April 1, July 1, October 1, commencing at least five (5) days after the date of delivery to Working Capital Agent of the Applicable Margin Certificate.  Concurrently with the delivery of the Applicable Margin Certificate herein referenced, Administrative Borrower shall deliver to Working Capital Agent a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the rates for the Letter of Credit Fees.  Failure to deliver such Applicable Margin Certificate within five (5) days of the date such certificate is required to be delivered pursuant to Section 7.1(a)(iii) shall, in addition to any other remedy provided for in this Agreement, result in an increase in the rates in the Letter of Credit Fees to the highest level set forth in the foregoing grid, until the delivery of the Applicable Margin Certificate demonstrating that such an increase is not required.  If an Event of Default has occurred and is continuing at the time any reduction in the rates applicable for the Letter of Credit Fees is to be implemented, that reduction shall be deferred until the date on which such Event of Default is waived or cured.

(c)           Borrowers shall give Working Capital Agent at least three (3) Business Days’ prior written notice requesting the incurrence of any Letter of Credit Obligation.  The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the Issuing Bank) and a completed Application for Standby Letter of Credit or Application and Agreement for Commercial Letter of Credit or Application for Commercial Letter of Credit (as applicable) in the form of Exhibit E-1 or E-2 attached hereto.  Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrowers and approvals by Working Capital Agent and the Issuing Bank may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrowers, Working Capital Agent and the Issuing Bank.  In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit shall be available unless each of the following conditions precedent have been satisfied in a manner reasonably satisfactory to Working Capital Agent:  (i) Administrative Borrower on behalf of the applicable Borrower shall have delivered to Issuing Bank at such times and in such manner as Issuing Bank may require, an application, in form and substance satisfactory to Issuing Bank and Working Capital Agent, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be reasonably satisfactory to Working Capital Agent and Issuing Bank, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that Issuing Bank refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit, (iii) after giving effect to the issuance of such Letter of Credit, the Letter of Credit Obligations shall not exceed the Letter of Credit Limit, and (iv) Adjusted Excess Availability, prior to giving effect to any Reserves in the calculation of Excess Availability with respect to such Letter of Credit, on the date of the proposed issuance of any Letter of Credit shall be equal to or greater than an amount equal to one hundred (100%) percent of the face amount of such Commercial Letter of Credit or Standby Letter of Credit being requested and all other commitments and obligations made or incurred by Working Capital Agent with respect thereto.  Effective on the issuance of each Letter of Credit, a Reserve shall be established in the amount equal to one hundred (100%) percent of the face amount of such Commercial Letter of Credit or Standby Letter of Credit being requested and all other commitments and obligations made or incurred by Working Capital Agent with respect thereto.

(d)           Each Borrower shall reimburse immediately Issuing Bank for any draw under any Letter of Credit issued for the account of such Borrower and pay Issuing Bank the amount of all other charges and fees payable to Issuing Bank in connection with any Letter of Credit issued for the account of such Borrower immediately when due, irrespective of any claim, setoff, defense or other right which such Borrower may have at any time against Issuing Bank or any other Person.  Each drawing under any Letter of Credit or other amount payable in connection therewith when due shall constitute a request by the Borrower for whose account such Letter of Credit was issued to Working Capital Agent for a Prime Rate Loan in the amount of such drawing or other amount then due, and shall be made by Working Capital Agent on behalf of Revolving Lenders as a Revolving Loan (or Protective Advance, as the case may be).  The date of such Loan shall be the date of the drawing or as to other amounts, the due date therefor.  Any payments made by or on behalf of Working Capital Agent or any Lender to Issuing Bank and/or related parties in connection with any Letter of Credit shall constitute additional Revolving Loans to such Borrower pursuant to this Section 2 (or Protective Advances as the case may be).

(e)           Borrowers and Guarantors shall indemnify and hold the Issuing Bank, Working Capital Agent and Revolving Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which the Issuing Bank, Working Capital Agent or any Lender may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs, charges and expenses (including reasonable attorneys’ fees) due to any action taken by any issuer or correspondent with respect to any Letter of Credit, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of the Issuing Bank, Working Capital Agent or such Revolving Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction.  Each Borrower and Guarantor assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit and for such purposes the drawer or beneficiary shall be deemed such Borrower’s agent.  Each Borrower and Guarantor assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder.  Each Borrower and Guarantor hereby releases and holds the Issuing Bank, Working Capital Agent and Revolving Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by any Borrower, Guarantor, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit, except for the gross negligence or willful misconduct of the Issuing Bank, Working Capital Agent or such Revolving Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.  The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination of this Agreement.  Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrowers in favor of any Issuing Bank in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among Borrowers and such Issuing Bank, including an Application and Agreement For Commercial Letter of Credit, a Master Commercial Agreement and a Master Standby Agreement entered into with Working Capital Agent.

(f)           In connection with Inventory purchased pursuant to any Letter of Credit, Borrowers and Guarantors shall, at Working Capital Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Working Capital Agent holds a security interest that, upon Working Capital Agent’s request, such items shall be delivered to Working Capital Agent and/or subject to Working Capital Agent’s order, and if they shall come into such Borrower’s or Guarantor’s possession, to deliver them, upon Working Capital Agent’s request, to Working Capital Agent in their original form; provided, that, so long as no Default or Event of Default shall then be continuing, Working Capital Agent shall not exercise the rights under this clause (f) to have such Persons deliver any cash, checks, Inventory, documents or instruments so long as the same are held by a Customs Broker that has entered into a customs broker agreement in form and substance reasonably satisfactory to the Working Capital Agent).  Borrowers and Guarantors shall also, at Working Capital Agent’s request, designate Working Capital Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(g)           Each Borrower and Guarantor hereby irrevocably authorizes and directs Issuing Bank to name such Borrower or Guarantor as the account party therein and to deliver to Working Capital Agent all instruments, documents and other writings and property received by Issuing Bank pursuant to any Letter of Credit and to accept and rely upon Working Capital Agent’s instructions and agreements with respect to all matters arising in connection with any Letter of Credit or the Letter of Credit Documents with respect thereto.  Nothing contained herein shall be deemed or construed to grant any Borrower or Guarantor any right or authority to pledge the credit of Working Capital Agent or any Lender in any manner.  Borrowers and Guarantors shall be bound by any reasonable interpretation made in good faith by Working Capital Agent, or Issuing Bank under or in connection with any Letter of Credit or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower or Guarantor.

(h)           Immediately upon the issuance or amendment of any Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Revolving Lender’s Pro Rata Share of the liability with respect to such Letter of Credit and the obligations of Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto).  Each Revolving Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to Issuing Bank therefor and discharge when due, its Pro Rata Share of all of such obligations arising under such Letter of Credit.  Without limiting the scope and nature of each Revolving Lender’s participation in any Letter of Credit, to the extent that Issuing Bank has not been reimbursed or otherwise paid as required hereunder or under any such Letter of Credit, each such Revolving Lender shall pay to Issuing Bank its Pro Rata Share of such unreimbursed drawing or other amounts then due to Issuing Bank in connection therewith.  If it shall be illegal or unlawful for Borrowers to incur Revolving Loans because of an Event of Default described in Sections 10.1(f), 10.1(g) or 10.1(h) or otherwise or if it shall be illegal or unlawful for any Revolving Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an Issuing Bank, or if the Issuing Bank is a Revolving Lender, then (A) immediately and without further action whatsoever, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Working Capital Agent (or such Issuing Bank, as the case may be) an undivided interest and participation equal to such Revolving Lender’s Pro Rata Share (based on the Maximum Credit) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Working Capital Agent (or such Issuing Bank, as the case may be) an undivided interest and participation in such Revolving Lender’s Pro Rata Share (based on the Maximum Credit) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance.  Each Revolving Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in this Agreement with respect to Revolving Loans.

(i)           The obligations of Borrowers to pay each Letter of Credit Obligations and the obligations of Revolving Lenders to make payments to Working Capital Agent for the account of Issuing Bank with respect to Letters of Credit shall be absolute, unconditional and irrevocable without necessity of presentment, demand, protest or other formalities, and the obligations of each Revolving Lender to make payments to the Issuing Bank with respect to Letters of Credit shall be unconditional and irrevocable.  Such obligations of the Borrowers and Revolving Lenders shall be paid strictly in accordance with the terms hereof under all circumstances, including, without limitation:  (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any other Financing Agreement, (ii) the existence of any claim, setoff, defense or other right that any Borrower or any of their respective Affiliates or any Revolving Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Issuing Bank, Working Capital Agent, any Revolving Lender, or any other Person, whether in connection with this Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between any Borrower or any of their respective Affiliates and the beneficiary for which the Letter of Credit was procured), (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or statement therein being untrue or inaccurate in any respect, (iv) payment by any Issuing Bank under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or guaranty, (v) the failure to satisfy any other condition set forth in Section 4 (including whether a Default or Event of Default has occurred and is continuing) or (vi) any other event or circumstance that is similar to the foregoing.  Furthermore, as between Working Capital Agent, Issuing Bank, any Revolving Lender and the Borrowers, Borrowers assume all risk of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries, of any Letter of Credit.  If such amount is not made available by a Revolving Lender when due, Working Capital Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Working Capital Agent at the interest rate then payable by any Borrower in respect of Loans that are Prime Rate Loans.  Any such reimbursement shall not relieve or otherwise impair the obligation of Borrowers to reimburse Issuing Bank under any Letter of Credit or make any other payment in connection therewith.

(j)            (i)            If a Borrower is required to provide cash collateral for any Letter of Credit Obligations pursuant to this Agreement, including Section 10.2 of this Agreement, prior to the Commitment Termination Date, such Borrower will pay to Working Capital Agent for the ratable benefit of itself and Revolving Lenders cash or Cash Equivalents in an amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Obligations.  Such funds or Cash Equivalents shall be held by Working Capital Agent in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to Working Capital Agent.  The Cash Collateral Account shall be in the name of the applicable Borrower and shall be pledged to, and subject to the control of, Working Capital Agent, for the benefit of Working Capital Agent and Revolving Lenders, in a manner reasonably satisfactory to Working Capital Agent.  Each Borrower hereby pledges and grants to Working Capital Agent, on behalf of itself and Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due.  This Agreement shall constitute a security agreement under applicable law.

(ii)           If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, Borrowers shall either (A) provide cash collateral therefor in the manner described above, or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guaranty of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Obligations, and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to Working Capital Agent in its sole discretion.

(iii)           From time to time after funds are deposited in the Cash Collateral Account by any Borrower, whether before or after the Commitment Termination Date, Working Capital Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Working Capital Agent may elect, as shall be or shall become due and payable by such Borrower to Working Capital Agent and Lenders with respect to such Letter of Credit Obligations of such Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of such Borrower, to any other Obligations of any Borrower then due and payable.

(iv)           No Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account.  Upon the termination of any Letter of Credit and the payment of all amounts payable by Borrowers to Working Capital Agent and Revolving Lenders in respect thereof, the Working Capital Agent shall promptly pay to the Borrowers unless otherwise required by law such amounts in excess of 105% of the then extant Letter of Credit Obligations.  Interest earned on deposits in the Cash Collateral Account shall be for the account of the Borrowers and held as additional collateral.  Upon payment in full in cash of all Obligations and the termination of all Commitments to lend hereunder, the Working Capital Agent shall return to the Borrowers any accrued interest not otherwise applied to the payment of the Obligations, unless otherwise required by law.

(k)           Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Document, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 3           INTEREST AND FEES

3.1            Interest.

(a)           Borrowers shall pay to Working Capital Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate as provided in clause (d) of this Section 3.1; provided, however, all interest accruing hereunder on and after the date of any Event of Default or the Commitment Termination Date shall be payable on demand.

(b)           Administrative Borrower on behalf of the applicable Borrower may from time to time (i) request that Prime Rate Loans be converted to Eurodollar Rate Loans, (ii) request to convert any Eurodollar Rate Loan to a Prime Rate Loan upon payment of an administrative fee of $250 and subject to payment of Eurodollar breakage costs in accordance with Section 3.3(c) if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iii) request that all or any portion of any Eurodollar Rate Loan be continued as a Eurodollar Rate Loan upon the expiration of the applicable Interest Period and the succeeding Interest Period of that continued Loan shall commence on the first day after the last day of the Interest Period of the Loan to be continued.  Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a Eurodollar Rate Loan must be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of such amount.  Such request must be made by 1 p.m. (Eastern time) on the third Business Day prior to (i) the date of any proposed Loan which is to bear interest at the Eurodollar Rate, (ii) the end of each Interest Period with respect to any Eurodollar Rate Loans to be continued as such, or (iii) the date on which Administrative Borrower wishes to convert any Prime Rate Loan to a Eurodollar Rate Loan for an Interest Period designated by Administrative Borrower in such election.  Any request by Administrative Borrower on behalf of a Borrower for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable.  Notwithstanding anything to the contrary contained herein, Agents and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agents and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.  Administrative Borrower on behalf of the applicable Borrower must make such election by notice to Working Capital Agent in writing, by telecopy or overnight courier.  In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit G.

(c)           Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Working Capital Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof.  Any Eurodollar Rate Loans shall, at Working Capital Agent’s option, upon notice by Working Capital Agent to Parent, be subsequently converted to Prime Rate Loans in the event that this Agreement shall terminate or not be renewed.  Borrowers shall pay to Working Capital Agent, for the benefit of Lenders, upon demand by Working Capital Agent (or Working Capital Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Lender or Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

(d)           Interest on each Loan shall be paid in arrears on each Interest Payment Date and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed.  Interest shall also be paid on the date of any payment or prepayment of Term Loans in full and Revolving Loans on the Commitment Termination Date.  The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs.  In no event shall charges constituting interest payable by Borrowers to Agents and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2           Fees.

(a)           Borrowers shall pay to Working Capital Agent, for the account of Revolving Lenders a monthly unused line fee at a rate equal to the percentage (on a per annum basis) of 0.375% calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letters of Credit during the immediately preceding month (or part thereof).  Such fee shall be payable on the first Business Day of each month in arrears and on the Commitment Termination Date and shall be calculated based on a three hundred sixty (360) day year and actual days elapsed.

(b)           On or prior to the Maturity Date, if Borrowers voluntarily prepay all or any portion of the Term Loan, Borrowers shall pay to Working Capital Agent, for the benefit of Term Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder, a fee (“Early Prepayment Fee”) in an amount equal to the Applicable Percentage (as defined below) multiplied by the principal amount of the Term Loan accelerated or prepaid.  As used herein, the term “Applicable Percentage” shall mean (i) four percent (4%) in the case of prepayment or acceleration on or prior to the first anniversary of the Amendment Effective Date; (ii) three percent (3%) in the case of prepayment or acceleration after the first anniversary of the Restatement Effective Date but on or prior to the second anniversary thereof; (iii) two percent (2%) in the case of prepayment or acceleration after the second anniversary of the Restatement Effective Date but on or prior to the third anniversary thereof and (iv) zero percent (0%) in the case of prepayment or acceleration after the third anniversary thereof.  The Credit Parties agree that the Applicable Percentage is a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early payment of the Term Loan.

(c)           Borrowers agree to pay to Working Capital Agent or Term Loan Agent the other fees and amounts set forth in the Fee Letter in the amounts and at all times specified therein.

3.3           Changes in Laws and Increased Costs of Loans.

(a)           If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank, any Lender or Issuing Bank determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank, any Lender or Issuing Bank complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s or Issuing Bank’s capital as a consequence of its obligations hereunder to a level below that which such Lender or Issuing Bank could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s or Issuing Bank’s policies with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender or Issuing Bank of funding or maintaining the Loans, the Letters of Credit or its Commitment, then Borrowers and Guarantors shall from time to time upon demand by Working Capital Agent pay to Working Capital Agent additional amounts sufficient to indemnify such Lender, as the case may be, against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified).  A certificate as to the amount of such increased cost shall be submitted to Administrative Borrower by Working Capital Agent or the applicable Lender and shall be conclusive, absent manifest error.

(b)           If prior to the first day of any Interest Period, (i) Working Capital Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers and Guarantors) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, (ii) Working Capital Agent has received notice from the Required Lenders that the Adjusted Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Working Capital Agent shall give telecopy or telephonic notice thereof to Administrative Borrower as soon as practicable thereafter, and will also give prompt written notice to Administrative Borrower when such conditions no longer exist.  If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans.  Until such notice has been withdrawn by Working Capital Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall Administrative Borrower on behalf of any Borrower have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

(c)           Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Working Capital Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Working Capital Agent or such Lender shall promptly give written notice of such circumstances to Administrative Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers and Guarantors shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

(d)           Borrowers and Guarantors shall jointly and severally indemnify Agents and each Lender and to hold Agents and each Lender harmless from any loss or expense which Agents or such Lender may sustain or incur as a consequence of (i) default by any Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after Administrative Borrower on behalf of such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by any Borrower in making any prepayment of a Eurodollar Rate Loan after Administrative Borrower on behalf of such Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto.  With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by such Agent or such Lender) which would have accrued to such Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market.  This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

SECTION 4          CONDITIONS PRECEDENT

4.1           Conditions to Effectiveness of Amended and Restated Loan and Security Agreement.  The obligation of the Issuing Bank and each Lender to amend and restate the Existing Loan Agreement as set forth herein is subject to satisfaction of, or waiver of, the following conditions precedent:

(a)           this Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrowers, Guarantors, Agents and Lenders; and Agents shall have received such documents, instruments, agreements and legal opinions as Agents shall reasonably request in connection with the transactions contemplated by this Agreement and the other Financing Agreement, including all those listed in the Closing Checklist attached hereto as Annex 1, each in form and substance reasonably satisfactory to Agents;

(b)           [reserved];

(c)           all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Agents, and Agents shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agents may have requested in connection therewith, such documents to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation or formation of each Borrower and Guarantor certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete name of such Borrower or Guarantor as is set forth herein and such document as shall set forth the organizational identification number of each Borrower or Guarantor, if one is issued in its jurisdiction of incorporation or formation);

(d)           a certificate signed by the chief executive officer, chief financial officer, president or vice president of each Borrower, certifying that since January 28, 2012 no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect;

(e)           Agents shall have received a certificate signed by the chief executive officer or chief financial officer of Administrative Borrower, in form and substance satisfactory to Agents, attaching all consents, waivers, acknowledgments and other agreements from third persons which Agents may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, Collateral Access Agreements (other than from the lessors of retail store locations) and Credit Card Acknowledgments;

(f)           Adjusted Excess Availability as determined by Working Capital Agent, as of the Amendment Effective Date, shall be not less than $22,000,000, after giving effect to (i) the release of the Cash Note Payment Reserve to make the Cash Note Payment on the Exchange Closing Date (ii) the payment of all trade payables and expenses and liabilities of Borrowers in the ordinary course of business, and (iii) the making or continuance of the Loans on the Amendment Effective Date;

(g)           Agents shall have received evidence, in form and substance satisfactory to Agents, that Working Capital Agent has a valid perfected first priority security interest in all of the Collateral;

(h)           Agents shall have received and reviewed lien search results for each Borrower and Guarantor in such jurisdictions as Agents shall request, which search results shall be in form and substance satisfactory to Agents;

(i)           Agents shall have received environmental audits of the Baldwyn Real Property conducted by an independent environmental engineering firm acceptable to Agents, and in form, scope and methodology reasonably satisfactory to Agents, the results of which shall be satisfactory to Agents;

(j)           Agents shall have received a Borrowing Base Certificate setting forth the Loans and Letters of Credit available to Borrowers as of the date hereof and giving pro forma effect to the transactions contemplated hereunder as completed in a manner reasonably satisfactory to Agents and duly authorized, executed and delivered on behalf of Borrowers;

(k)           [reserved];

(l)           [reserved];

(m)           no material pending or threatened, litigation, proceeding, bankruptcy or insolvency, injunction, order or claims with respect to Borrowers and Guarantors shall exist;

(n)           as of the date hereof and after giving effect to the transactions contemplated hereby, no defaults or events of default on any material Indebtedness or any other Material Contracts of Borrowers or Guarantors shall exist or have occurred and be continuing;

(o)           Agents shall have received, in form and substance reasonably satisfactory to Agents, such opinion letters of counsel to Borrowers and Guarantors with respect to the Financing Agreements and such other matters as Agents may request;

(p)           a certificate signed by the chief executive officer or chief financial officer of Parent (i) certifying that holders have, pursuant to binding and irrevocable agreements, agreed to tender for exchange Floating Rate Series A Secured Notes Due 2013 (as defined in the Existing Indenture) representing an aggregate principal amount of $16,411,195 for the Exchange Notes plus a cash payment in the amount of 8,207,195 and (ii) certifying and attaching true, correct and complete copies of each of the Exchange Agreements and Master Warrant Agreement in form and substance satisfactory to the Agents;

(q)           [reserved]; and

(r)            Agents shall have received such other documents and instruments reasonably as Agents or their counsel may require or request.

4.2           Conditions Precedent to All Loans and Letters of Credit after the Amendment Effective Date.  The obligation of Lenders to make the Loans, or of the Issuing Bank to issue any Letter of Credit, and any further Loans and Letters of Credit, is subject to the further satisfaction of, or waiver of, immediately prior to or concurrently with the making of each such Loan or the issuance of such Letter of Credit of each of the following conditions precedent:

(a)           all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects on and as of such earlier date);

(b)           no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letters of Credit, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or has a reasonable likelihood of having a Material Adverse Effect; and

(c)            no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit and after giving effect thereto; and

(d)           Borrowers shall be in compliance with the covenant set forth in Section 9.19.

SECTION 5          GRANT AND PERFECTION OF SECURITY INTEREST

5.1           Grant of Security Interest.  To secure payment and performance of all Obligations, each Borrower and Guarantor hereby grants to Working Capital Agent, for itself and the benefit of the Secured Parties, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Working Capital Agent, for itself and the benefit of the Lenders, as security, all of the following personal property, and interests in personal property, of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agents or any Lender, collectively, the “Collateral”), including:

(a)           all Accounts;

(b)           all general intangibles, including, without limitation, Intellectual Property;

(c)           all goods, including without limitation, Inventory and Equipment;

(d)           all Real Property (other than leasehold estates) and fixtures;

(e)           all chattel paper, including without limitation, all tangible and electronic chattel paper;

(f)           all instruments, including without limitation, all promissory notes;

(g)           all documents;

(h)           all deposit accounts;

(i)            all letters of credit, banker’s acceptances and similar instruments and including all letter of credit rights;

(j)            all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral; (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party; (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, other Collateral, including returned, repossessed and reclaimed goods; and (iv) deposits by and property of account debtors and other persons securing the obligations of account debtors;

(k)           all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Agents or any Lender or its Affiliates at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody transmission, collection or otherwise;

(l)            all commercial tort claims, including, without limitation, those identified on Schedule 5.2(i);

(m)          to the extent not described above, all Receivables;

(n)           all Records; and

(o)           all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

5.2           Perfection of Security Interests.

(a)           Each Borrower and Guarantor irrevocably and unconditionally authorizes Working Capital Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Working Capital Agent or its designee as the secured party and such Borrower or Guarantor as debtor, as Working Capital Agent may require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Working Capital Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof.  Each Borrower and Guarantor hereby ratifies and approves all financing statements naming Working Capital Agent or its designee as secured party and such Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Working Capital Agent prior to the date hereof and ratifies and confirms the authorization of Working Capital Agent to file such financing statements (and amendments, if any).  Each Borrower and Guarantor hereby authorizes Working Capital Agent to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing.  In the event that the description of the collateral in any financing statement naming Working Capital Agent or its designee as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral.  In no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Working Capital Agent or its designee as secured party and such Borrower or Guarantor as debtor.

(b)           Each Borrower and Guarantor does not have any chattel paper (whether tangible or electronic) or instruments as of the Closing Date, except as set forth on Schedule 5.2(b).  In the event that any Borrower or Guarantor shall be entitled to or shall receive any chattel paper or instrument after the date hereof, Borrowers and Guarantors shall promptly notify Working Capital Agent thereof in writing.  Promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor (including by any agent or representative), such Borrower or Guarantor shall deliver, or cause to be delivered to Working Capital Agent, all tangible chattel paper and instruments that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Working Capital Agent may from time to time specify, in each case except as Working Capital Agent may otherwise agree.  At Working Capital Agent’s option, each Borrower and Guarantor shall, or Working Capital Agent may at any time on behalf of any Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Working Capital Agent with the following legend referring to chattel paper or instruments as applicable:  “This [chattel paper][instrument] is subject to the security interest of General Electric Capital Corporation in its capacity as Working Capital Agent and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c)           In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower or Guarantor shall promptly notify Working Capital Agent thereof in writing.  Promptly upon Working Capital Agent’s request, such Borrower or Guarantor shall take, or cause to be taken, such actions as Working Capital Agent may request to give Working Capital Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d)           Each Borrower and Guarantor does not have any deposit accounts as of the date hereof, except as set forth on Schedule 5.2(d).  Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied:  (i) Working Capital Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Working Capital Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower or Guarantor is dealing and the purpose of the account, except as to any Store Account opened or established after the date hereof, so long as no Event of Default shall exist or have occurred and be continuing, Working Capital Agent shall only have received such information as to such Store Account on the next monthly report with respect to deposit accounts in accordance with Section 7.1(a) hereof, (ii) the bank where such account is opened or maintained shall be acceptable to Working Capital Agent, and (iii) on or before the opening of such deposit account (other than as to a Store Account so long as no Default or Event of Default shall exist or have occurred and be continuing), such Borrower or Guarantor shall deliver to Working Capital Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such deposit account is opened and maintained.  At all times the Borrowers and Guarantors shall maintain a Deposit Account Control Agreement in full force and effect with respect to the Concentration Account and the Elavon Deposit Account.  The terms of this subsection (d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s salaried employees.

(e)            No Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth on Schedule 5.2(e).

(f)            In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, such Borrower or Guarantor shall promptly endorse, assign and deliver the same to Working Capital Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Working Capital Agent may from time to time specify.  If any securities, now or hereafter acquired by any Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by the issuer thereof, such Borrower or Guarantor shall immediately notify Working Capital Agent thereof and shall cause the issuer to agree to comply with instructions from Working Capital Agent as to such securities, without further consent of any Borrower or Guarantor or such nominee.

(g)           Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied:  (A) Working Capital Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Working Capital Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Working Capital Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall as Working Capital Agent may specify either (i) execute and deliver, and cause to be executed and delivered to Working Capital Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary or (ii) arrange for Working Capital Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Working Capital Agent.

(h)           Borrowers and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth on Schedule 5.2(h).  In the event that any Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, such Borrower or Guarantor shall promptly notify Working Capital Agent thereof in writing.  Such Borrower or Guarantor shall immediately, as Working Capital Agent may specify, either (i) deliver, or cause to be delivered to Working Capital Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Working Capital Agent, consenting to the assignment of the proceeds of the letter of credit to Working Capital Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Working Capital Agent or as Working Capital Agent may otherwise direct or (ii) cause Working Capital Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(i)            Borrowers and Guarantors do not have any commercial tort claims as of the Closing Date, except as set forth on Schedule 5.2(i).  In the event that any Borrower or Guarantor shall at any time after the date hereof have any commercial tort claims, such Borrower or Guarantor shall promptly notify Working Capital Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower or Guarantor to Working Capital Agent of a security interest in such commercial tort claim (and the proceeds thereof).  In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Working Capital Agent shall be deemed to constitute such grant to Working Capital Agent.  Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein.  Without limiting the authorization of Working Capital Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Agreement or any of the other Financing Agreements, Working Capital Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Working Capital Agent or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral.  In addition, each Borrower and Guarantor shall promptly upon Working Capital Agent’s request, execute and deliver, or cause to be executed and delivered, to Working Capital Agent such other agreements, documents and instruments as Working Capital Agent may require in connection with such commercial tort claim.

(j)            Borrowers and Guarantors do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the Closing Date, except as set forth on Schedule 5.2(j) and except for goods located in the United States in transit to a location of a Borrower or Guarantor permitted herein in the ordinary course of business of such Borrower or Guarantor in the possession of the carrier transporting such goods.  In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to on Schedule 5.2(j) or such carriers, Borrowers and Guarantors shall promptly notify Working Capital Agent thereof in writing.  Promptly upon Working Capital Agent’s request, Borrowers and Guarantors shall deliver to Working Capital Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrower or Guarantor that is the owner of such Collateral.

(k)           Borrowers and Guarantors shall take any other actions reasonably requested by Working Capital Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Working Capital Agent to enforce, the security interest of Working Capital Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower’s or Guarantor’s signature thereon is required therefor, (ii) causing Working Capital Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Working Capital Agent to enforce, the security interest of Working Capital Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Working Capital Agent to enforce, the security interest of Working Capital Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and (v) taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

SECTION 6          COLLECTION AND ADMINISTRATION

6.1           Borrowers’ Loan Accounts.  Working Capital Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letters of Credit and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest.  All entries in the loan account(s) shall be made in accordance with Working Capital Agent’s customary practices as in effect from time to time.

6.2           Statements.  Working Capital Agent shall render to Administrative Borrower each month a statement setting forth the balance in Borrowers’ loan account(s) maintained by Working Capital Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses.  Each such statement shall be subject to subsequent adjustment by Working Capital Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Guarantors and conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Working Capital Agent receives a written notice from Administrative Borrower of any specific exceptions of Administrative Borrower thereto within forty-five (45) days after the date such statement has been received by Parent.  Only those items expressly objected to in such notice shall be deemed to be disputed by Administrative Borrower.  Until such time as Working Capital Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in any Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agents and Lenders by Borrowers and Guarantors.

6.3           Cash Management; Collection of Collateral Proceeds.

(a)           Each Borrower and Guarantor shall establish and maintain, at its expense, deposit account arrangements and merchant payment arrangements with the banks set forth on Schedule 8.10 and subject to Section 5.2(d) hereof, such other banks as such Borrower or Guarantor may hereafter select.  The banks set forth on Schedule 8.10 constitute all of the banks with which Borrowers and Guarantors have deposit account arrangements and merchant payment arrangements as of the date hereof, which such Schedule identifies those deposit accounts that constitute a Store Account or otherwise describes the nature of the use of such deposit account by such Borrower.

(b)           (i)  Each Borrower shall deposit all proceeds from sales of Inventory in every form, including, without limitation, cash, checks, credit card sales drafts, credit card sales or charge slips or receipts and other forms of daily store receipts, from each retail store location of such Borrower on each Business Day into the Store Account of such Borrower used solely for such purpose or the Concentration Account; provided, that, each retail store of a Borrower shall be permitted to retain cash on hand in an amount not to exceed $1,000 immediately after giving effect to the deposit of funds from such store into the applicable Store Account or Concentration Account.  All such funds deposited into the Store Accounts shall be sent by wire transfer or other electronic funds transfer on each Business Day to the Concentration Account as provided in Section 6.3(c), except for nominal amounts required to be maintained in such Store Accounts under the terms of such Borrower’s arrangements with the bank at which such Store Accounts are maintained (which nominal amounts shall not at any time exceed (i) $6,000 as to each Store Account from the period beginning January 1 through September 30 of each year and (ii) $15,000 as to each Store Account for the period beginning October 1 through December 31 of each year, provided that the aggregate amount in the Store Accounts for the period from October 1 through December 31 of each year shall not at any time exceed $1,750,000 on any given day).

(ii)            Each Borrower shall cause Elavon Processor to deposit into the Elavon Deposit Account or the Concentration Account all amounts payable by Elavon Processor to any Borrower, such deposits to occur at least twice per calendar week by wire transfer or other electronic funds transfer.  All amounts in the Elavon Deposit Account in excess of $200,000 in the aggregate shall be transferred by wire transfer or other electronic funds transfer on each Business Day to the Concentration Account as provided in Section 6.3(c).

(iii)           Each Borrower shall cause all Credit Card Processors (other than Elavon Processor) and all Credit Card Issuers to deposit into the Concentration Account as provided in Section 6.3(c) all amounts payable from such Credit Card Processor or such Credit Card Issuer to any Borrower by wire transfer or other electronic funds transfer.

(iv)           Borrowers shall, and shall cause each of their Subsidiaries to, transfer any funds released from the Elavon Reserve Account, on the day such funds are released therefrom, to the Concentration Account as provided in Section 6.3(c), by wire transfer or other electronic funds transfer.

(v)           All amounts in each Intercompany Royalty Account shall be sent by wire transfer or other electronic funds transfer on each Business Day to the Concentration Account as provided in Section 6.3(c).

(c)           Each Borrower shall (i) cause all amounts (other than to the extent expressly permitted under Section 6.3(b)(i) hereof) on deposit in the Store Accounts of such Borrower to be deposited by wire transfer or other electronic funds transfer on each Business Day in the Concentration Account (or, to the extent consented to in advance in writing by the Working Capital Agent in its sole discretion, another Blocked Account), (ii) itself deposit or cause to be deposited on each Business Day in the Concentration Account (or, to the extent consented to in advance in writing by the Working Capital Agent in its sole discretion, another Blocked Account) in immediately available funds all proceeds of Collateral, including all proceeds from sales of Inventory and all other proceeds of Collateral, unless otherwise deposited pursuant to clause (i) above and (iii) at all times ensure that all other cash, cash proceeds or funds of the types described in Sections 6.3(b)(iv) and (v) of the Borrowers be immediately deposited directly into the Concentration Account.  Borrowers and Guarantors shall deliver, or cause to be delivered to Working Capital Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof. From and after the Amendment Effective Date, all available amounts received in the applicable Blocked Account or, subject to Section 6.3(d), any Store Account (except as provided in Section 6.3(b) above) shall be transferred daily from such Blocked Account or Store Account to the Agent Payment Account.

(d)           At any time a Default or an Event of Default shall exist or have occurred and be continuing, promptly upon Working Capital Agent’s request, Borrowers and Guarantors shall deliver, or cause to be delivered, to Working Capital Agent a Deposit Account Control Agreement duly authorized, executed and delivered by such banks where a Store Account is maintained as Working Capital Agent shall specify.  Without limiting any other rights or remedies of Agents or Lenders, in the event that a Deposit Account Control Agreement is in effect for a Store Account, then Working Capital Agent may, at its option, instruct the depository bank at which the Store Account is maintained to transfer all available funds received or deposited into the Store Account to Agent Payment Account at any time that an Event of Default shall exist or have occurred and be continuing.

(e)           At all times, all payments made to the Concentration Account, the Elavon Deposit Account, all Blocked Accounts or Store Accounts subject to a Deposit Account Control Agreement, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Working Capital Agent in respect of the Obligations and therefore shall constitute the property of Agents and Lenders to the extent of the then outstanding Obligations.

(f)           No Borrower shall, or shall cause or permit any Subsidiary thereof, to accumulate or maintain cash in any payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.

(g)          For purposes of calculating the amount of the Loans available to each Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Working Capital Agent of immediately available funds in Agent Payment Account; provided such payments and notice thereof are received in accordance with Working Capital Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit the applicable loan account on such day, and if not, then on the next Business Day.

(h)           Each Borrower and Guarantor and their respective employees, agents and Subsidiaries shall, acting as trustee for Working Capital Agent, receive, as the property of Working Capital Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and promptly upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Working Capital Agent.

(i)            Borrowers agree to reimburse Working Capital Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Blocked Accounts arising out of Working Capital Agent’s payments to or indemnification of such bank, financial institution or other person.  The obligations of Borrowers to reimburse Working Capital Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

6.4           Payments.

(a)           All Obligations shall be payable to Agent Payment Account as provided in Section 6.3 or such other place as Working Capital Agent may designate from time to time.

(i)            Subject to the other terms and conditions contained herein, so long as no Collateral Enforcement Action has occurred, Working Capital Agent shall apply all payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor as follows: first, to pay any fees, indemnities or expense reimbursements then due to Working Capital Agent, Revolving Lenders and Issuing Bank from any Borrower or Guarantor; second, to pay interest then due in respect of any Revolving Loans (and including any Permitted Overadvances) and Letter of Credit Obligations; third, to pay principal in respect of Permitted Overadvances; fourth, to pay principal in respect of the Revolving Loans; fifth to pay any fees or expense reimbursements then due to Term Loan Agent or Term Lenders from any Borrower or Guarantor; sixth, to pay interest then due with respect to the Term B-1 Loan, seventh, to pay interest then due with respect to the Term B-2 Loan, and eighth to the Borrowers’ operating account.

(ii)           Subject to the other terms and conditions contained herein, after the occurrence of a Collateral Enforcement Action, Working Capital Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows:  first, to pay any fees, indemnities or expense reimbursements then due to Working Capital Agent, Revolving Lenders and Issuing Bank from any Borrower or Guarantor; second, to pay interest due in respect of any Revolving Loans (and including any Permitted Overadvances) or Letter of Credit Obligations (including, in each case, Post-Petition Interest); third, to pay principal in respect of Permitted Overadvances; fourth, to pay principal in respect of the Revolving Loans, any then due Obligations under any Secured Rate Contract and to provide cash collateral for then outstanding Letter of Credit Obligations in the manner described in Section 2.2, ratably to the aggregate, combined principal balance of the principal of the Revolving Loans, the then due Obligations under any Secured Rate Contract and the outstanding Letter of Credit Obligations; fifth to pay any fees, indemnities or expense reimbursements then due to Term Loan Agent or Term Lenders from any Borrower or Guarantor; sixth, ratably to pay interest accrued and payable in respect of any Term B-1 Loans (including Post-Petition Interest), until paid in full; seventh, ratably to pay principal due in respect of the Term B-1 Loans, until paid in full; eighth, ratably to pay interest accrued and payable in respect of any Term B-2 Loans (including Post-Petition Interest), until paid in full; ninth, ratably to pay principal accrued and payable in respect of any Term B-2 Loans, until paid in full; tenth, to pay Obligations then due arising under or pursuant to any Hedge Agreement (other than any Secured Rate Contract) of a Borrower or Guarantor with a Bank Product Provider (up to the amount of any then effective Reserve established in respect of such Obligations), on a pro rata basis; eleventh, to pay or prepay any other Obligations whether or not then due, in such order and manner as Working Capital Agent determines and, at any time an Event of Default exists or has occurred and is continuing, to be held as cash collateral in connection with any Letter of Credit; and twelfth, to pay Obligations arising under or pursuant to any Bank Product (other than to the extent provided for above) on a pro rata basis.  Notwithstanding anything to the contrary contained in this Agreement and subject to Section 2.1(c)(ii), (i) unless so directed by Working Capital Agent, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Working Capital Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Prime Rate Loans and (ii) to the extent any Borrower uses any proceeds of the Revolving Loans or Letters of Credit to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Revolving Loans and Letter of Credit Obligations that were not used for such purposes and second to the Obligations arising from Revolving Loans and Letter of Credit Obligations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.  The Working Capital Agent shall use reasonable efforts to make the Term Loan Agent aware of the commencement of any Collateral Enforcement Action hereunder; provided, that the failure of the Term Loan Agent or any Term B-2 Lender being aware of such occurrence shall not impair the rights of the Secured Parties as set forth in this Section 6.4(a)(ii).

(b)           At Working Capital Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by Working Capital Agent.  If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, any Agent, any Lender or Issuing Bank is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by such Agent or such Lender.  Borrowers and Guarantors shall be liable to pay to Working Capital Agent, and do hereby indemnify and hold Agents and Lenders harmless for the amount of any payments or proceeds surrendered or returned.  This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Agents or any Lender in reliance upon such payment or proceeds.  This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

(c)           (i)           Immediately upon receipt by any Borrower of any cash proceeds of any asset disposition (other than any Permitted Disposition described in clauses (a), (b), (e) and (f) of the definition thereof), Borrowers shall prepay the Loans in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrowers in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute encumbrances permitted hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith.  Any such prepayment shall be applied in accordance with Section 6.4(a).  The Commitment shall not be permanently reduced by the amount of any such prepayments.

(ii)           If any Borrower issues Capital Stock or incurs any Indebtedness (other than Indebtedness permitted by Section 9.9), no later than the Business Day following the date of receipt of the proceeds thereof, Borrowers shall prepay the Loans (and cash collateralize Letter of Credit Obligations) in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith.  Any such prepayment shall be applied in accordance with Section 6.4(a).  The Commitment shall not be permanently reduced by the amount of any such prepayments.

6.5           Taxes.

(a)           Any and all payments by or on account of any of the Obligations shall be made free and clear of and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, charges, withholdings, liabilities, restrictions or conditions of any kind, excluding (i) in the case of each Lender, Issuing Bank and each Agent (A) taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, Issuing Bank or Agent (as the case may be) is organized and (B) any United States withholding taxes payable with respect to payments under the Financing Agreements under laws (including any statute, treaty or regulation) in effect on the date hereof (or, in the case of an Eligible Transferee, the date of the Assignment and Acceptance) applicable to such Lender, Issuing Bank or Agents, as the case may be, but not excluding any U.S. withholding taxes payable as a result of any change in such laws occurring after the date hereof (or the date of such Assignment and Acceptance) and (ii) in the case of each Lender, taxes measured by its net income, and franchise taxes imposed on it as a result of a connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, fees, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b)           If any Taxes shall be required by law to be deducted from or in respect of any sum payable in respect of the Obligations to any Lender, Issuing Bank or Agents (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.5), such Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Borrower or Guarantor shall make such deductions, (iii) the relevant Borrower or Guarantor shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) the relevant Borrower or Guarantor shall deliver to Working Capital Agent evidence of such payment.

(c)           In addition, each Borrower and Guarantor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Financing Agreements or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements (collectively, “Other Taxes”).

(d)           Each Borrower and Guarantor shall indemnify each Lender, Issuing Bank and Agents for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 6.5) paid by such Lender, Issuing Bank or Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted, unless the payment thereof by such Lender, Issuing Bank or Agent (as the case may be) resulted from the gross negligence or willful misconduct of such Lender, Issuing Bank or Agent (as the case may be) as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.  This indemnification shall be made within ten (10) days from the date such Lender, Issuing Bank or Agent (as the case may be) makes written demand therefor.  A certificate as to the amount of such payment or liability delivered to Administrative Borrower by a Lender or Issuing Bank (in each case with a copy to Working Capital Agent) or by Working Capital Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

(e)           If an Agent, Issuing Bank or any Lender receives a refund or credit in respect of any Taxes or Other Taxes for which such Agent, Issuing Bank or such Lender has received payment from any Borrower or Guarantor hereunder, so long as no Event of Default shall exist or have occurred and be continuing, such Agent, Issuing Bank or such Lender (as the case may be) shall credit to the loan account of Borrowers the amount of such refund or the amount of any tax savings (if any) realized by such Agent, Issuing Bank or such Lender directly attributable to such credit.

(f)           As soon as practicable after any payment of Taxes or Other Taxes by any Borrower or Guarantor, such Borrower or Guarantor shall furnish to Working Capital Agent, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.

(g)           Without prejudice to the survival of any other agreements of any Borrower or Guarantor hereunder or under any of the other Financing Agreements, the agreements and obligations of such Borrower or Guarantor contained in this Section 6.5 shall survive the termination of this Agreement and the payment in full of the Obligations.

(h)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any of the other Financing Agreements shall deliver to Administrative Borrower (with a copy to Working Capital Agent), at the time or times prescribed by applicable law or reasonably requested by Administrative Borrower or Working Capital Agent (in such number of copies as is reasonably requested by the recipient), whichever of the following is applicable (but only if such Foreign Lender is legally entitled to do so):  (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from, or a reduction to, withholding tax under an income tax treaty, or any successor form, (ii) duly completed copies of Internal Revenue Service Form 8-8ECI claiming exemption from withholding because the income is effectively connection with a U.S. trade or business or any successor form, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (A) a certificate of the Lender to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described and Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from withholding under the portfolio interest exemption or any successor form or (iv) any other applicable form, certificate or document prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower to determine the withholding or deduction required to be made.  Unless Administrative Borrower and Working Capital Agent have received forms or other documents reasonably satisfactory to them indicating that payments hereunder or under any of the other Financing Agreements to or for a Foreign Lender are not subject to U.S. withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, Borrowers or Working Capital Agent shall withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate.

(i)           Any Lender claiming any additional amounts payable pursuant to this Section 6.5 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

6.6           Authorization to Make Loans.  Agents and Lenders are authorized to make the Loans based upon telephonic or other instructions received from anyone purporting to be an officer of Administrative Borrower or any Borrower or other authorized person or, at the discretion of Working Capital Agent, if such Loans are necessary to satisfy any Obligations.  All requests for Loans or Letters of Credit hereunder shall specify the date on which the requested advance is to be made (which day shall be a Business Day) and the amount of the requested Loan.  Requests received after 1 p.m. (Eastern time) on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day.  All Loans and Letters of Credit under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower or Guarantor when deposited to the credit of any Borrower or Guarantor or otherwise disbursed or established in accordance with the instructions of any Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.

6.7           Use of Proceeds.

(a)           Borrowers shall use the proceeds of the Loans and Letters of Credit hereunder only for:  (i) working capital and other general corporate purposes not otherwise prohibited by the terms hereof and (ii) costs, expenses and fees incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements.

(b)           On the Amendment Effective Date, a portion of the Term B-2 Loans shall be used to repay a portion of the Revolving Loans and upon such repayment on the Amendment Effective Date, the Working Capital Agent shall implement a Reserve in the amount of $8,207,195.00 (such Reserve, the “Cash Note Payment Reserve”) for purposes of allowing the Borrowers to repay a portion of the Borrowers’ floating rate secured notes under the Existing Indenture in an amount equal to the Cash Note Payment Reserve (the “Cash Note Payment”) on or about November 19, 2012 (the date of such repayment, the “Exchange Closing Date”).  Subject to the terms and conditions set forth herein, a portion of the Borrowers floating rate secured notes in an amount equal to $8,204,000.00 under the Existing Indenture will not be repaid on the Exchange Closing Date, but will be exchanged for floating rate secured notes under the Indenture (the “Exchange Notes”) on the Exchange Closing Date upon terms and conditions acceptable to the Agents.  The parties acknowledge that on the Amendment Effective Date, the Working Capital Agent shall also implement a Reserve in an amount of not less than $5,141,363.00 (such Reserve, the “Holdover Reserve”) for purposes of repaying on the maturity date thereof (August 31, 2012) or redeeming prior to such maturity date in accordance with the terms and conditions set forth herein the floating rate secured notes under the Existing Indenture the holders of which do not consent to receipt of a Cash Note Payment and Exchange Notes on the Exchange Closing Date (collectively, the “Holdover Notes”).  Unless such repayment constitutes a payment at stated maturity or an optional redemption that in each case is made in compliance with and pursuant to the terms of the Existng Indenture as in effect on the Amendment Effective Date and does not involve any consensual exchange or other transaction not contemplated by the Existing Indenture as so in effect, the terms of such repayment of the Borrower’s floating rate secured notes under the Existing Indenture and repayment or redemption of Holdover Notes (including without limitation the terms of any exchange offer, tender offer, or other consensual transaction with the holders of any Holdover Notes) shall in each case be on terms and conditions acceptable to Agents.  Subject only to compliance with the terms set forth in Section 9.28 (as applicable), compliance with the terms set forth in Section 9.11, the absence of any Default or any Event of Default before and after giving effect to the applicable payment and the satisfaction of all conditions precedent to borrowing Loans hereunder as set forth in Section 4.2, (i) the Cash Note Payment Reserve will be released on the Exchange Closing Date and Borrowers will wire the Cash Note Payment to Deutsche Bank National Trust Company, as trustee, (with evidence of such wire in a form and substance satisfactory to Agents to be promptly provided to Agents) under the Existing Indenture to effect payment thereof and as required under the Exchange Notes Documents and (ii) the Holdover Reserve will be released from time to time on the date of redemption or repayment of any Holdover Notes and Borrowers will wire the redemption or repayment amount to Deutsche Bank National Trust Company, as trustee, (with evidence of such wire in a form and substance satisfactory to Agents to be promptly provided to Agents) under the Existing Indenture to effect payment thereof and as required or as may be permitted under the Existing Indenture as in effect on the Amendment Effective Date.  Other than as provided in the immediately preceding sentence, in no event shall the Cash Note Payment Reserve or the Holdover Reserve be released without the prior written consent of the Agents.

(c)           Borrowers shall deliver to Agents a description of Borrowers’ sources and uses of funds as of the Amendment Effective Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.  None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.8           Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.

(a)           Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent and attorney-in-fact to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Financing Agreements from Agents or any Lender in the name or on behalf of such Borrower.  Agents and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Guarantor.  Notwithstanding anything to the contrary contained herein, Working Capital Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b)           Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 6.8.  Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Parent, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c)           Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agents and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(d)           Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.

(e)           No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Working Capital Agent.

6.9           Pro Rata Treatment.  Except to the extent otherwise provided in this Agreement or as otherwise agreed by Lenders:  (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.10           Sharing of Payments, Etc.

(a)           Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agents or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agents and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify Administrative Borrower and Working Capital Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b)           If any Lender (including Agents) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Working Capital Agent as provided herein and other than pursuant to Permitted Overadvances and Sections 6.5 and 13.8), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Working Capital Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders.  To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c)           Each Borrower and Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d)           Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor.  If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Working Capital Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.11         Settlement Procedures.

(a)           In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Working Capital Agent and Lenders, Working Capital Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Loans requested or charged to any Borrower’s loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.

(b)           With respect to all Loans made by Working Capital Agent on behalf of Lenders as provided in this Section, the amount of each Lender’s Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. (Eastern time) on the Business Day immediately preceding the date of each settlement computation; provided, that, Working Capital Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly.  Working Capital Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Working Capital Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”).  If the summary statement is sent by Working Capital Agent and received by a Lender prior to 1:00 p.m. (Eastern time), then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. (Eastern time) on the same Business Day and if received by a Lender after 1:00 p.m. (Eastern time), then such Lender shall make the settlement transfer by not later than 3:00 p.m. (Eastern time) on the next Business Day following the date of receipt.  If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Loans is more than such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Working Capital Agent by wire transfer in immediately available funds the amount of the increase.  Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Loans for the previous Settlement Period, Working Capital Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease.  The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Working Capital Agent.  Working Capital Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letters of Credit.  Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender.  Because Working Capital Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Working Capital Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and Working Capital Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.

(c)           To the extent that Working Capital Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by a Borrower, Working Capital Agent may apply such amounts repaid directly to any amounts made available by Working Capital Agent pursuant to this Section.  In lieu of weekly or more frequent settlements, Working Capital Agent may, at its option, at any time require each Lender to provide Working Capital Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Working Capital Agent’s disbursement of such Loan to Borrower.  In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares.  No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

(d)           If Working Capital Agent is not funding a particular Loan to a Borrower (or Administrative Borrower for the benefit of such Borrower) pursuant to Sections 6.11(a) and 6.11(b) above on any day, but is requiring each Lender to provide Working Capital Agent with immediately available funds on the date of such Loan as provided in Section 6.11(c) above, Working Capital Agent may assume that each Lender will make available to Working Capital Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day and Working Capital Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day.  If Working Capital Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to Working Capital Agent by such Lender, Working Capital Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Working Capital Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Working Capital Agent’s option based on the arithmetic mean determined by Working Capital Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (Eastern time) on that day by each of the three leading brokers of Federal funds transactions in New York, New York selected by Working Capital Agent) and if such amounts are not paid within three (3) days of Working Capital Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.  During the period in which such Lender has not paid such corresponding amount to Working Capital Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Working Capital Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Working Capital Agent for its own account.  Upon any such failure by a Lender to pay Working Capital Agent, Working Capital Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall immediately pay such corresponding amount to Working Capital Agent for its own account.  A Lender who fails to pay Working Capital Agent its Pro Rata Share of any Loans made available by Working Capital Agent on such Lender’s behalf, or any Lender who fails to pay any other amount owing by it to Working Capital Agent, is a “Defaulting Lender”.  Working Capital Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Working Capital Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees).  Amounts payable to a Defaulting Lender shall instead be paid to or retained by Working Capital Agent.  Working Capital Agent may hold and, in its discretion, relend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender.  For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0).  This Section shall remain effective with respect to a Defaulting Lender until such default is cured.  The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Guarantor of their duties and obligations hereunder.

(e)           Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Working Capital Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

6.12          Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

6.13          Bank Products.  Borrowers and Guarantors, or any of their Subsidiaries, may (but no such Person is required to) request that the Bank Product Providers provide or arrange for such Person to obtain Bank Products from Bank Product Providers, and each Bank Product Provider may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products.  Borrowers and Guarantors or any of their Subsidiaries that obtains Bank Products shall indemnify and hold Working Capital Agent, each Lender and their respective Affiliates harmless from any and all obligations now or hereafter owing to any other Person by any Bank Product Provider in connection with any Bank Products other than for gross negligence or willful misconduct on the part of any such indemnified Person.  This Section 6.13 shall survive the payment of the Obligations and the termination of this Agreement.  Borrower and its Subsidiaries acknowledge and agree that the obtaining of Bank Products from Bank Product Providers (a) is in the sole discretion of such Bank Product Provider, and (b) is subject to all rules and regulations of such Bank Product Provider.  Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Financing Agreement to the parties for whom Working Capital Agent is acting, provided, that, the rights of such Bank Product Provider hereunder and under any of the other Financing Agreements shall consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as set forth herein.  In connection with any such distribution of payments and collections, Working Capital Agent shall be entitled to assume that no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Working Capital Agent in writing of any such liability owed to it as of the date of any such distribution.

SECTION 7          COLLATERAL REPORTING AND COVENANTS

7.1           Collateral Reporting.

(a)           Borrowers shall provide Agents with the following documents in a form satisfactory to Agents:

(i)            as soon as possible after (1) the end of each Fiscal Month (but in any event within fifteen (15) days after the end thereof) or (2) the end of each week (but in any event by no later than Thursday of the immediately following week) if Adjusted Excess Availability is less than the Specified Amount as of the last day of the immediately preceding Fiscal Month or week, as applicable, or (3) any request made by the Agents at any time or times, a Borrowing Base Certificate setting forth the calculation of the Revolving Credit Borrowing Base and Term Borrowing Base as of the last Business Day of the immediately preceding weekly or monthly period, duly completed and executed by the chief financial officer, vice president of finance, treasurer or controller of Administrative Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed, including but not limited to (A) a monthly aging of Credit Card Receivables identifying those outstanding more then five (5) Business Days since the sale date giving rise thereto and (B) an inventory summary report by category (and upon Agents’ request, letter of credit inventory) and identifying where such Inventory is located;

(ii)           as soon as possible after the end of each Fiscal Month (but in any event within fifteen (15) days after the end thereof), on a monthly basis, or more frequently as Agents may request, (A) rollforward inventory reports supported by monthly updates of adjusted cost factors and intercompany eliminations (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties), (B) list or agings of outstanding accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, fulfillment centers, processors, custom brokers, freight forwarders and other third parties from time to time in possession of any Collateral), and (C) a certificate of an authorized officer of Administrative Borrower certifying that sales and use tax collections, deposits and payments are current;

(iii)          as soon as possible after the end of each calendar month (but in any event within five (5) days after the end thereof), on a monthly basis, or more frequently as Agents may request, a duly completed Applicable Margin Certificate, duly signed by an authorized officer of the Administrative Borrower;

(iv)          as soon as possible after the end of each Fiscal Quarter (but in any event within fifteen (15) Business Days after the end thereof), on a quarterly basis or more frequently as Agents may request, reports by retail store location of sales and operating profits for each such retail store location;

(v)           upon Agents’ reasonable request, (A) reports of sales for each category of Inventory, (B) reports of aggregate Inventory purchases and identifying items of Inventory in transit to any Borrower or Guarantor related to the applicable documentary letter of credit and/or bill of lading number, (C) copies of remittance advices and reports, and copies of deposit slips and bank statements, (D) copies of shipping and delivery documents, (E) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrowers and Guarantor, (F) reports of inventory subject to a license granted to a Borrower by a third party, identifying such inventory by item, source, licensor, royalties paid, royalties payable and applicable license agreement, and (G) a report of all Inventory purchased or sold by Borrowers on consignment;

(vi)           upon Agents’ reasonable request, (A) copies of customer statements, purchase orders, sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by any Borrower or Guarantor; and

(vii)           such other reports as to the Collateral as Agents shall reasonably request from time to time.

(b)           Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Agents contained herein and in the event of any conflict or inconsistency between the calculation of the Revolving Credit Borrowing Base and Term Borrowing Base as set forth in any Borrowing Base Certificate and as determined by Working Capital Agent in good faith, the determination of Working Capital Agent shall govern and be conclusive and binding upon Borrowers and Guarantors.  Without limiting the foregoing, Borrowers shall furnish to Agents any information which Agents may reasonably request regarding the determination and calculation of any of the amounts set forth in any Borrowing Base Certificate.  The Revolving Credit Borrowing Base and Term Borrowing Base may be adjusted based on the information set forth in the reports received by Agents under Section 7.1(a)(i) above.  If any Borrower’s or Guarantor’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower and Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agents and to follow Agents’ instructions with respect to further services.

7.2           Accounts Covenants.

(a)           Borrowers shall notify Working Capital Agent promptly of the assertion of (i) any claims, offsets, defenses or counterclaims by any account debtor, Credit Card Issuer or Credit Card Processor or any disputes with any of such persons or any settlement, adjustment or compromise thereof, to the extent any of the foregoing exceeds $250,000 in any one case or $500,000 in the aggregate, (ii) all material adverse information relating to the financial condition of any account debtor, Credit Card Issuer or Credit Card Processor, and (iii) any event or circumstance which, to the best of any Borrower’s or Guarantor’s knowledge, which would cause Working Capital Agent to consider any then existing Credit Card Receivables as no longer Eligible Credit Card Receivables.  No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, Credit Card Issuer or Credit Card Processor except in the ordinary course of a Borrower’s business in accordance with the current practices of such Borrower as in effect on the date hereof.  So long as no Event of Default exists or has occurred and is continuing, no Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor, Credit Card Issuer, Credit Card Processor.  At any time that an Event of Default exists or has occurred and is continuing, Working Capital Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors, Credit Card Issuers or Credit Card Processors or grant any credits, discounts or allowances.

(b)           Borrowers shall notify Working Capital Agent promptly of:  (i) any notice of a material default by such Borrower under any of the Credit Card Agreements or of any default which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing to make payments or suspending payments to such Borrower, (ii) any notice from any Credit Card Issuer or Credit Card Processor that such person is ceasing or suspending, or will cease or suspend, any present or future payments due or to become due to any Borrower from such person, or that such person is terminating or will terminate any of the Credit Card Agreements, and (iii) the failure of such Borrower to comply with any material terms of the Credit Card Agreements or any terms thereof which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing or suspending payments to such Borrower.

(c)           Working Capital Agent shall have the right at any time or times, in Working Capital Agent’s name or in the name of a nominee of Working Capital Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

7.3           Inventory Covenants.  With respect to the Inventory:  (a) each Borrower and Guarantor shall at all times maintain inventory records reasonably satisfactory to Agents, keeping correct and accurate records reasonably describing the kind, type, quality and quantity of Inventory, such Borrower’s or Guarantor’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrowers and Guarantors shall, at their expense, conduct a physical count of the Inventory either through periodic cycle counts or wall to wall counts, so that all Inventory is subject to such counts at least once each year, provided, that Borrowers and Guarantors shall conduct additional physical counts of Inventory as provided herein at any time or times as Agents may request, such additional physical counts at such Agent’s expense unless an Event of Default then exists, in which case at Borrowers’ and Guarantors’ expense, and promptly following all such physical inventories (whether through periodic cycle counts or wall to wall counts) Borrowers shall supply Agents with a report in the form and with such specificity as may be reasonably satisfactory to Agents concerning such physical count; (c) Borrowers and Guarantors shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agents (which consent shall not be unreasonably withheld), except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Borrower or Guarantor which is in transit to the locations set forth or permitted herein and except to return defective or non-conforming Inventory to the manufacturers or vendors thereof; (d) Borrowers shall, and shall cause their Subsidiaries to, cooperate with any appraiser retained by Working Capital Agent in the conduct of appraisals of Inventory, such appraisals (i) to be conducted at such time or times as Working Capital Agent may request, (ii)(x) to be conducted, at Borrower’s expense, no less than two (2) times in any twelve (12) month period, unless Adjusted Excess Availability is less than the Specified Amount, then no less than three (3) times in such twelve (12) month period and (y) to be conducted, at Working Capital Agent’s expense unless an Event of Default then exists in which case at Borrowers’ expense, and (iii) to be in form, scope and methodology acceptable to Agents, addressed to Agents and Lenders and upon which Agents and Lenders are expressly permitted to rely; (e) Borrowers and Guarantors shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) Borrowers and Guarantors shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower or Guarantor to repurchase such Inventory except for the right of return given to retail customers of such Borrower or Guarantor in the ordinary course of the business of such Borrower or Guarantor in accordance with the then current return policy of such Borrower or Guarantor; (i) Borrowers and Guarantors shall keep the Inventory in good and marketable condition; and (j) Borrowers and Guarantors shall not, without prior written notice to Working Capital Agent or the specific identification of such Inventory in a report with respect thereto provided by Administrative Borrower to Working Capital Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval.

7.4           Equipment and Real Property Covenants.  (a) The Borrowers and Guarantors shall, and shall cause their Subsidiaries to, cooperate with any appraiser retained by Working Capital Agent in the conduct of appraisals of the Eligible Real Property, such appraisals (i) to be conducted at the Borrowers’ and Guarantors’ expense no more than one (1) time in any twelve (12) month period, but at any time or times as Working Capital Agent may request at the Working Capital Agent’s expense unless an Event of Default then exists in which case at the Borrowers’ and Guarantors’ expense and (ii) to be in form, scope and methodology (including, without limitation the FIRREA requirements) acceptable to Agents, addressed to Agents and upon which Agents are expressly permitted to rely; (b) Borrowers and Guarantors shall keep the Equipment in good order, repair, and operating condition (ordinary wear and tear excepted); (c) Borrowers and Guarantors shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in material conformity with all applicable laws; (d) the Equipment is and shall be used in the business of Borrowers and Guarantors and not for personal, family, household or farming use; (e) Borrowers and Guarantors shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business (or to return defective or non-conforming Equipment to the manufacturers or vendors thereof) or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Borrower or Guarantor in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrowers and Guarantors shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) each Borrower and Guarantor assumes all responsibility and liability arising from the use of the Equipment and Real Property.

7.5           Collateral Audit.  With respect to the Collateral, Borrowers and Guarantors shall, and shall cause their Subsidiaries to, cooperate with any auditor retained by the Working Capital Agent in the conduct of an audit of the Collateral, such audit to occur (i) no less than two (2) times in any twelve (12) month period, unless Adjusted Excess Availability is less than the Specified Amount, then three (3) times in such twelve (12) month period, in either case, at the Borrowers’ and Guarantors’ expense, and (ii) at such time or times as Working Capital Agent may request at Working Capital Agent’s expense unless an Event of Default then exists in which case at Borrowers’ and Guarantors’ expense.  Such audit shall in form, scope and methodology acceptable to Agents, addressed to Agents and Lenders and upon which Agents and Lenders are expressly permitted to rely.

7.6           Power of Attorney.  Each Borrower and Guarantor hereby irrevocably designates and appoints Working Capital Agent (and all persons designated by Working Capital Agent) as such Borrower’s and Guarantor’s true and lawful attorney-in-fact, and authorizes Working Capital Agent, in such Borrower’s, Guarantor’s or Working Capital Agent’s name, to:  (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on any Collateral, (ii) enforce payment of any of the Collateral by legal proceedings or otherwise, (iii) exercise all of such Borrower’s or Guarantor’s rights and remedies to collect any Collateral, (iv) sell or assign any Collateral upon such terms, for such amount and at such time or times as Working Capital Agent deems advisable, (v) settle, adjust, compromise, extend or renew any of the Collateral, (vi) discharge and release any Collateral, (vii) prepare, file and sign such Borrower’s or Guarantor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Collateral to an address designated by Working Capital Agent, and open and dispose of all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Working Capital Agent’s determination, to fulfill such Borrower’s or Guarantor’s obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or any item of payment constituting Collateral is otherwise received by Agents or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Collateral are sent or received, (iii) endorse such Borrower’s or Guarantor’s name upon any items of payment in respect of Collateral received by Agents and any Lender and deposit the same in Working Capital Agent’s account for application to the Obligations, (iv) endorse such Borrower’s or Guarantor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with a Letter of Credit through U.S. Customs or foreign export control authorities in such Borrower’s or Guarantor’s name, Working Capital Agent’s name or the name of Working Capital Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s or Guarantor’s name for such purpose, and to complete in such Borrower’s or Guarantor’s or Working Capital Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (vi) sign such Borrower’s or Guarantor’s name on any verification of amounts owing constituting Collateral and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof.  Each Borrower and Guarantor hereby releases Agents and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agents’ or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.7           Right to Cure.  Working Capital Agent may, at its option, upon notice to Administrative Borrower, (a) cure any default by any Borrower or Guarantor under any material agreement with a third party that affects the Collateral, its value or the ability of Working Capital Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Working Capital Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Working Capital Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agents and Lenders with respect thereto.  Working Capital Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor, such amounts to be repayable by Borrowers on demand.  Agents and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor.  Any payment made or other action taken by Agents or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.8           Access to Premises.  From time to time as requested by Working Capital Agent, at the cost and expense of Borrowers, (a) Working Capital Agent or its designee shall have complete access to all of each Borrower’s and Guarantor’s premises during normal business hours and after notice to Parent (unless an Event of Default exists or shall have occurred and be continuing, in which event no notice shall be required and each Agent shall have access at any and all times during the continuance thereof) for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower’s and Guarantor’s books and records, including the Records, and (b) each Borrower and Guarantor shall promptly furnish to each Agent such copies of such books and records or extracts therefrom as such Agent may request, and Agents or any Lender or Agents’ designee may use during normal business hours such of any Borrower’s and Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.  Furthermore, so long as any Event of Default has occurred and is continuing, Borrowers shall provide Agents with access to their suppliers, provided that the each Agent will afford the Borrowers a reasonable opportunity to participate in any discussions with such suppliers.  Each Borrower and Guarantor shall deliver any document or instrument necessary for each Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Borrower or Guarantor, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Borrower or Guarantor.

SECTION 8          REPRESENTATIONS AND WARRANTIES

Each Borrower and Guarantor hereby represents and warrants to Agents, Lenders and Issuing Bank the following (which shall survive the execution and delivery of this Agreement):

8.1           Existence, Power and Authority.  Each Borrower and Guarantor is a corporation or limited liability company duly organized and in good standing under the laws of its jurisdiction of organization or formation and is duly qualified as a foreign corporation or limited liability company and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect.  The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower’s and Guarantor’s powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of any Borrower’s or Guarantor’s certificate of incorporation or formation, by laws, operating agreements or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor.  This Agreement and the other Financing Agreements to which any Borrower or Guarantor is a party constitute legal, valid and binding obligations of such Borrower and Guarantor enforceable in accordance with their respective terms.

8.2           Name; State of Organization; Chief Executive Office; Collateral Locations.

(a)           The exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement and on Schedule 8.2.  No Borrower or Guarantor has, during the five years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth on Schedule 8.2.

(b)           Each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth on Schedule 8.2.  Schedule 8.2 accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of each Borrower and Guarantor.

(c)            The chief executive office and mailing address of each Borrower and Guarantor and each Borrower’s and Guarantor’s Records concerning Accounts are located only at the address identified as such on Schedule 8.2 and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth on Schedule 8.2, subject to the rights of any Borrower or Guarantor to establish new locations in accordance with Section 9.2 below.  Schedule 8.2 correctly identifies any of such locations which are not owned by a Borrower or Guarantor and sets forth the owners and/or operators thereof.

8.3           Financial Statements; No Material Adverse Change.  All financial statements relating to any Borrower or Guarantor which have been or may hereafter be delivered by any Borrower or Guarantor to Agents and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of such Borrower and Guarantor as at the dates and for the periods set forth therein.  Except as disclosed in any interim financial statements furnished by Borrowers and Guarantors to Agents prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of any Borrower or Guarantor furnished by any Borrower or Guarantor to Agents prior to the date of this Agreement.  The projections dated November 8, 2012 for the Fiscal Years ending February 2, 2013 through February 1, 2014 that have been delivered to Agents or any projections hereafter delivered to Agents have been prepared in light of the past operations of the businesses of Borrowers and Guarantors and are based upon estimates and assumptions stated therein, all of which Borrowers and Guarantors have determined to be reasonable and fair in light of the then current conditions and current facts and reflect the good faith and reasonable estimates of Borrowers and Guarantors of the future financial performance of Parent and its Subsidiaries and of the other information projected therein for the periods set forth therein.

8.4           Priority of Liens; Title to Properties.  The security interests and liens granted to Working Capital Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 and the other liens permitted under Section 9.8 hereof.  Each Borrower and Guarantor has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Working Capital Agent and such others as are specifically listed on Schedule 8.4 or permitted under Section 9.8 hereof.

8.5           Tax Returns.  Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner (including, subject to any extensions permitted by applicable law) all tax returns, reports and declarations which are required to be filed by it.  All information in such tax returns, reports and declarations is complete and accurate in all material respects.  Each Borrower and Guarantor has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books.  Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6           Litigation.  Except as set forth on Schedule 8.6, (a) there is no investigation by any Governmental Authority pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened, against or affecting any Borrower or Guarantor, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened, against any Borrower or Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which if adversely determined against such Borrower or Guarantor has or could reasonably be expected to have a Material Adverse Effect.

8.7           Compliance with Other Agreements and Applicable Laws.

(a)           Borrowers and Guarantors are not in default in any respect under, or in violation in any respect of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound.  Borrowers and Guarantors are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, all Environmental Laws, all Federal, State and local statutes, regulations, rules and orders relating to consumer credit (including, without limitation, as each has been amended, the Truth-in-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act, and regulations, rules and orders promulgated thereunder), and all Federal, State and local states, regulations, rules and orders pertaining to sales of consumer goods (including, without limitation, the Consumer Products Safety Act of 1972, as amended, and the Federal Trade Commission Act of 1914, as amended, and all regulations, rules and orders promulgated thereunder).

(b)           Borrowers and Guarantors have obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”).  All of the Permits are valid and subsisting and in full force and effect.  There are no actions, claims or proceedings pending or to the best of any Borrower’s or Guarantor’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

8.8           Environmental Compliance.

(a)           Except as set forth on Schedule 8.8, Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or Permit, and the operations of Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor complies in all material respects with all Environmental Laws and all Permits.

(b)           Except as set forth on Schedule 8.8, there has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of any Borrower’s or Guarantor’s knowledge threatened, with respect to any non compliance with or violation of the requirements of any Environmental Law by any Borrower or Guarantor or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which adversely affects or could reasonably be expected to adversely affect in any material respect any Borrower or Guarantor or its or their business, operations or assets or any properties at which such Borrower or Guarantor has transported, stored or disposed of any Hazardous Materials.

(c)           Except as set forth on Schedule 8.8, Borrowers and Guarantors have no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d)           Borrowers and Guarantors have all Permits required to be obtained or filed in connection with the operations of Borrowers and Guarantors under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect.

8.9           Employee Benefits.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law.  Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of any Borrower’s or Guarantor’s knowledge, nothing has occurred which would cause the loss of such qualification.  Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or for an extension of any amortization period pursuant to the Pension Funding Rules has been made with respect to any Plan.

(b)           There are no pending, or to the best of any Borrower’s or Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)           (i) No ERISA Event has occurred or since January 1, 2007 has ever occurred or is reasonably expected to occur; (ii) based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to the Pension Funding Rules), the Pension Plan has made the minimum required contributions to date applicable to the Pension Plan under Sections 412 and 430 of the Code; (iii) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each Borrower and Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

8.10         Bank Accounts.  All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10 (as such Schedule may be updated from time to time pursuant to Section 9.6(g)), subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 5.2 hereof.

8.11         Intellectual Property.  Each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted.  Borrowers and Guarantors do not have any Intellectual Property registered, or subject to pending applications, in the U.S. Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described on Schedule 8.11 (as such Schedule may be updated from time to time pursuant to Section 9.6(g)) and has not granted any licenses with respect thereto other than as set forth on Schedule 8.11 (as such Schedule may be updated from time to time pursuant to Section 9.6(g)).  No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights.  To the best of any Borrower’s and Guarantor’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower or Guarantor infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property.  Schedule 8.11 sets forth all of the agreements or other arrangements of each Borrower and Guarantor pursuant to which such Borrower or Guarantor has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of such Borrower or Guarantor as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Borrower or Guarantor after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”).  No trademark, servicemark, copyright or other Intellectual Property at any time used by any Borrower or Guarantor which is owned by another person, or owned by such Borrower or Guarantor subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Working Capital Agent, is affixed to any Eligible Inventory, except (a) to the extent permitted under the term of the license agreements listed on Schedule 8.11 and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by such Borrower or Guarantor under applicable law (including the United States Copyright Act of 1976).

8.12         Subsidiaries; Affiliates; Capitalization; Solvency; Material Adverse Effect.

(a)           As of the Amendment Effective Date, each Borrower and Guarantor does not have any direct or indirect Subsidiaries and is not engaged in any joint venture or partnership except as set forth on Schedule 8.12.

(b)           As of the Amendment Effective Date, each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such shares.

(c)           As of the Amendment Effective Date, the issued and outstanding shares of Capital Stock of each Borrower (other than Parent) and Guarantor are directly and beneficially owned and held by the Persons indicated on Schedule 8.12, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Working Capital Agent prior to the date hereof.

(d)           Each Borrower and Guarantor (other than with respect to Fabrics MI and Merchandising and, as to Merchandising, solely on account of the Intercompany Indebtedness) is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Working Capital Agent and the other transaction contemplated hereunder.

(e)           Since January 28, 2012, no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

8.13         Labor Disputes.

(a)           As of the Closing Date, set forth on Schedule 8.13 is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

(b)           There is (i) no significant unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of any Borrower’s or Guarantor’s knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against any Borrower or Guarantor.

8.14         Restrictions on Subsidiaries.  Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of its Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower or Guarantor and any of its or their Subsidiaries or (ii) between any Subsidiaries of any Borrower or Guarantor or (b) the ability of any Borrower or Guarantor or any of its or their Subsidiaries to incur Indebtedness or grant security interests to Working Capital Agent or any Lender in the Collateral.

8.15         Material Contracts.  Schedule 8.15 sets forth all Material Contracts to which any Borrower or Guarantor is a party or is bound as of the date hereof.  Borrowers and Guarantors have delivered true, correct and complete copies of such Material Contracts to Working Capital Agent on or before the date hereof.  Borrowers and Guarantors are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

8.16         Credit Card Agreements.  Set forth on Schedule 8.16 is a correct and complete list of all of the Credit Card Agreements and all other agreements, documents and instruments existing as of the date hereof between or among any Borrower, any of its Subsidiaries, the Credit Card Issuers, the Credit Card Processors and any of their Affiliates.  The Credit Card Agreements constitute all of such agreements necessary for each Borrower to operate its business as presently conducted with respect to credit cards and debit cards and no Receivables of any Borrower arise from purchases by customers of Inventory with credit cards or debit cards, other than those which are issued by Credit Card Issuers with whom such Borrower has entered into one of the Credit Card Agreements set forth on Schedule 8.16 (as such Schedule may be updated from time to time pursuant to Section 9.6(g)) hereto or with whom Borrower has entered into a Credit Card Agreement in accordance with Section 9.18 hereof.  Each of the Credit Card Agreements constitutes the legal, valid and binding obligations of the Borrower that is party thereto and to the best of each Borrower’s and Guarantor’s knowledge, the other parties thereto, enforceable in accordance with their respective terms and is in full force and effect.  No material default or material event of default, or act, condition or event which after notice or passage of time or both, would constitute a material default or a material event of default under any of the Credit Card Agreements exists or has occurred that would entitle the other party thereto to suspend, withhold or reduce amounts that would otherwise be payable to a Borrower.  Each Borrower and the other parties thereto have complied in all material respects with all of the terms and conditions of the Credit Card Agreements to the extent necessary for such Borrower to be entitled to receive all payments thereunder.  Borrowers have delivered, or caused to be delivered to Working Capital Agent, true, correct and complete copies of all of the Credit Card Agreements.

8.17           Interrelated Businesses.  Borrowers and Guarantors make up a related organization of various entities constituting a single economic and business enterprise so that Borrowers and Guarantors share an identity of interests such that any benefit received by any one of them benefits the others.  Borrowers and Guarantors render services to or for the benefit of the other Borrowers and/or Guarantors, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Borrowers and Guarantors (including inter alia, the payment by Borrowers and Guarantors of creditors of the other Borrowers or Guarantors and guarantees by Borrowers and Guarantors of indebtedness of the other Borrowers and Guarantors and provide administrative, marketing, payroll and management services to or for the benefit of the other Borrowers and Guarantors).  Substantially all of the Inventory is paid for pursuant to Letters of Credit funded by Merchandising on behalf of the other Borrowers or are otherwise paid for by Merchandising, and Borrowers use substantially all of the proceeds from the disposition of the Inventory so purchased to repay the amounts owing to Merchandising as a result of such arrangements.  Borrowers and Guarantors have centralized accounting and legal services, certain common officers and directors and generally do not provide consolidating financial statements to creditors and certain Borrowers and Guarantors have the same chief executive office.

8.18         Payable Practices.  Each Borrower and Guarantor have not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

8.19         Accuracy and Completeness of Information.  All information furnished by or on behalf of any Borrower or Guarantor in writing to Agents or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Schedules hereto and in the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading.  No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Agents in writing prior to the date hereof.

8.20         Intercompany Indebtedness.  As of the Closing Date, Schedule 8.20 sets forth a list of all intercompany Indebtedness of the Parent and its Subsidiaries (such Indebtedness hereinafter referred to as the “Intercompany Indebtedness”), identifying the payor and payee in respect thereof, the outstanding principal amount of such Intercompany Indebtedness, and whether or not such Intercompany Indebtedness is evidenced by a note or other document.

8.21         Survival of Warranties; Cumulative.  All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agents and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agents and Lenders regardless of any investigation made or information possessed by Agents or any Lender.  The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agents or any Lender.

8.22         Obligations as Senior Debt.  The Obligations constitute Credit Facility Debt (as defined in the Existing Indenture and Indenture). As such, all of the Obligations (and the Agents and Lenders) are entitled to the benefits of each of the subordination and other provisions contained in the Existing Indenture and Indenture which are available in respect of Credit Facility Debt (and to the holders thereof), and each of such subordination and other provisions is in full force and effect and is enforceable in accordance with its terms.

SECTION 9          AFFIRMATIVE AND NEGATIVE COVENANTS

9.1           Maintenance of Existence.

(a)           Each Borrower and Guarantor shall at all times preserve, renew and keep in full force and effect its existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted, other than as permitted in Section 9.7 hereto and other than the termination or expiration of leases in the ordinary course of business.

(b)           No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied:  (i) Working Capital Agent shall have received not less than thirty (30) days prior written notice from Administrative Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Working Capital Agent shall have received a copy of the amendment to the certificate of incorporation or formation of such Borrower or Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available.

(c)           No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Working Capital Agent shall have received not less than thirty (30) days’ prior written notice from Administrative Borrower of such proposed change, which notice shall set forth such information with respect thereto as Working Capital Agent may require and Working Capital Agent shall have received such agreements as Working Capital Agent may reasonably require in connection therewith.  No Borrower or Guarantor shall change its type of organization, jurisdiction of organization or other legal structure.

9.2           New Collateral Locations.  Each Borrower and Guarantor may only open any new location, provided (a) such Borrower or Guarantor (i) gives Working Capital Agent ten (10) days prior written notice of the intended opening of any such new location, (ii) prior to the opening of any new location and the relocation of any Collateral or other assets or properties thereto, takes all steps Working Capital Agent deems necessary or desirable to grant to the Working Capital Agent, for the benefit of the Secured Parties, a first priority, perfected security interest in and lien on such assets or properties and (iii) executes and delivers, or causes to be executed and delivered, to Working Capital Agent such agreements, documents, and instruments, including opinions of local counsel, as Working Capital Agent may deem reasonably necessary or desirable to protect its interests in the Collateral, assets and properties at such location.

9.3           Compliance with Laws, Regulations, Etc.

(a)           Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority.

(b)           Borrowers and Guarantors shall give written notice to Working Capital Agent immediately upon any Borrower’s or Guarantor’s receipt of any notice of, or any Borrower’s or Guarantor’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to:  (A) any non-compliance with or violation of any Environmental Law by any Borrower or Guarantor or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law.  Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by such Borrower or Guarantor to Working Capital Agent.  Each Borrower and Guarantor shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Working Capital Agent on such response.

(c)           Without limiting the generality of the foregoing, whenever Working Capital Agent reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of any Borrower or Guarantor in order to avoid any non compliance, with any Environmental Law, Borrowers shall, at Working Capital Agent’s request and Borrowers’ expense:  (i) cause an independent environmental engineer reasonably acceptable to Working Capital Agent to conduct such tests of the site where non-compliance or alleged non compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Working Capital Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Working Capital Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower’s or Guarantor’s response thereto or the estimated costs thereof, shall change in any material respect.

(d)           Each Borrower and Guarantor shall indemnify and hold harmless Agents and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans.  All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4           Payment of Taxes and Claims.  Each Borrower and Guarantor shall, and shall cause any Subsidiary to, promptly pay and discharge all material taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or Subsidiary, as the case may be; provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Borrower or Guarantor, in accordance with GAAP; (ii) no lien shall be imposed to secure payment of such charges (other than payments to warehousemen and/or bailees) that is superior to any of the liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such charges; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; and (iv) such Borrower or Guarantor shall promptly pay or discharge such contested charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agents evidence reasonably acceptable to Agents of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Borrower or Guarantor or the conditions set forth in this Section 9.4 are no longer met.

9.5           Insurance.  Each Borrower and Guarantor shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated.  Said policies of insurance shall be reasonably satisfactory to Agents as to form, amount and insurer.  Borrowers and Guarantors shall furnish certificates, policies or endorsements to Agents as Agents shall reasonably require as proof of such insurance, and, if any Borrower or Guarantor fails to do so, any Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers.  All policies shall provide for at least thirty (30) days prior written notice to Working Capital Agent of any cancellation or reduction of coverage and that Working Capital Agent may act as attorney for each Borrower and Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance.  Borrowers and Guarantors shall cause Working Capital Agent to be named as a lender loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Agents.  Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Working Capital Agent as its interests may appear and further specify that Agents and Lenders shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Subsidiaries.  Without limiting any other rights of Agents or Lenders, any insurance proceeds received by Working Capital Agent at any time may be applied to payment of the Obligations, whether or not then due, in any order and in such manner as Working Capital Agent may determine.  Upon application of such proceeds to the Revolving Loans, Revolving Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds.

9.6           Financial Statements and Other Information.

(a)           Each Borrower and Guarantor shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower, Guarantor and its Subsidiaries in accordance with GAAP.  Borrowers and Guarantors shall promptly furnish to Agents and Lenders all such financial and other information as Agents shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors, and the Administrative Borrower shall notify the auditors and accountants of Borrowers and Guarantors that Working Capital Agent is authorized to obtain such information directly from them.  Without limiting the foregoing, Borrowers shall furnish or cause to be furnished to Agents, the following:

(i)            within thirty (30) days after the end of each Fiscal Month, consolidated unaudited balance sheets as of the close of such Fiscal Month and the related statements of income (including a calculation of EBITDA) and cash flows for such Fiscal Month and for that portion of the Fiscal Year ending as of the close of such Fiscal Month, together with a comparison of the figures for the corresponding periods in the prior Fiscal Year and the figures contained in the projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments).  Such financial information shall be accompanied by a certificate substantially in the form of Exhibit D hereto signed by the chief financial officer of Parent certifying that (a) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position and results of operations of Parent and its Subsidiaries, on a consolidated basis, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended, (b) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default, and (c) whether Borrowers and Guarantors were in compliance with the covenants set forth in Section 9.19 of this Agreement for such Fiscal Month and attaching a schedule in form reasonably satisfactory to Agents showing calculations used in determining, as of the end of such Fiscal Month, whether Borrowers and Guarantors were in compliance with the covenant set forth in Section 9.19 of this Agreement for such Fiscal Month.

(ii)           within ninety (90) days after the end of each Fiscal Year, audited consolidated financial statements and unaudited consolidating financial statements of Parent and its Subsidiaries (including, in each case, balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and for such Fiscal Year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by the audit committee of Parent and acceptable to Agents (it being understood that any of the “Big Four” accounting firms, Burr, Pilger & Mayer, LLP or Horne, LLP is acceptable to Agents), that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Parent and its Subsidiaries as of the end of and for the Fiscal Year then ended, and

(iii)          at such time as available, but in no event later than fifteen (15) days prior to the end of each Fiscal Year (commencing with the Fiscal Year of Borrowers ending on or about February 2, 2013), projected consolidated financial statements (including, in each case, forecasted balance sheets and statements of income and loss, statements of cash flow, and statements of shareholders’ equity) of Parent and its Subsidiaries for the next Fiscal Year and a projected availability model, all in reasonable detail, and in a format consistent with the projections delivered by Borrowers to Agents prior to the date hereof, together with such supporting information as Agents may reasonably request.  Such projected financial statements and availability model shall be prepared on a monthly basis for the next succeeding year.  Such projections and availability model shall represent the reasonable best estimate by Borrowers and Guarantors of the future financial performance of Parent and its Subsidiaries for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which Borrowers and Guarantors believe are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such projected financial statements and availability model).  Each year Borrowers shall provide to Agents a semi-annual update with respect to such projections and availability model or, at any time a Default or Event of Default exists or has occurred and is continuing, more frequently as Agents may require.

(b)           Borrowers and Guarantors shall promptly notify Agents in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $250,000 or which if adversely determined would result in any material adverse change in any Borrower’s or Guarantor’s business, properties, assets, goodwill or condition, financial or otherwise, (ii) any Material Contract being terminated or amended or any new Material Contract entered into (in which event Borrowers and Guarantors shall provide Agents with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $250,000 shall have been entered against any Borrower or Guarantor any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower or Guarantor, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

(c)           Promptly after the sending or filing thereof, Borrowers shall send to Agents copies of (i) all reports which Parent or any of its Subsidiaries sends to its security holders generally, (ii) all reports and registration statements which Parent or any of its Subsidiaries files with the Securities Exchange Commission, any national or foreign securities exchange or the National Association of Securities Dealers, Inc., and such other reports as Agents may hereafter specifically identify to Administrative Borrower that Agents will require be provided to Agents, (iii) all press releases and (iv) all other statements concerning material changes or developments in the business of a Borrower or Guarantor made available by any Borrower or Guarantor to the public.

(d)           Borrowers and Guarantors shall furnish or cause to be furnished to Agents such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrowers and Guarantors, as Agents may, from time to time, reasonably request.  Each Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant.  Each Borrower and Guarantor hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agents, at Borrowers’ expense, copies of the financial statements of any Borrower and Guarantor and any reports or management letters prepared by such accountants or auditors on behalf of any Borrower or Guarantor and to disclose to Agents and Lenders such information as they may have regarding the business of any Borrower and Guarantor.  Any documents, schedules, invoices or other papers delivered to Agents or any Lender may be destroyed or otherwise disposed of by Agents or such Lender one (1) year after the same are delivered to Agents or such Lender, except as otherwise designated by Administrative Borrower to Agents or such Lender in writing.

(e)           Borrowers and Guarantors shall promptly notify Agents in advance in writing of any proposed material amendment to the Elavon Processor Agreement (it is understood and agreed that any amendment to Section B.6 of the Elavon Processor Agreement, any grant of the security interests and liens made by Parent thereunder or in respect thereof or the obligations secured by such security interests and liens shall be deemed to be a material amendment to the Elavon Processor Agreement) and/or replacement of the Elavon Member.

(f)           As soon as practicable after the end of each Fiscal Month (but in any event within thirty (30) days after the end thereof), on a monthly basis or more frequently as Agents may request, Administrative Borrower shall furnish or cause to be furnished to Agents a certificate of the chief financial officer or chief executive officer of Administrative Borrower setting forth the calculation of the Fixed Charge Coverage Ratio of Parent and its Subsidiaries for the trailing 12-month period then ended for the Fiscal Month of determination calculated as of the Borrowers’ most recently ended Fiscal Month for which financials were required to be delivered.

(g)           As soon as available, but in any event within 60 days after the end of the second and fourth Fiscal Quarters of Borrowers, a report supplementing Schedules 1.4, 5.2(d), 8.2, 8.4, 8.10, 8.11, 8.12, and 8.16 and containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete as of the date such supplements are delivered, each such report to be signed by a chief executive officer, chief financial officer, president or vice president of the Administrative Borrower and to be in a form and substance reasonably satisfactory to the Working Capital Agent.

9.7           Sale of Assets, Consolidation, Merger, Dissolution, Etc.  Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly,

(a)           merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it except that any wholly-owned Subsidiary of Parent (other than any Borrower) may merge with and into or consolidate with any other wholly-owned Subsidiary of Parent (other than any Borrower, and including any such Subsidiary that only becomes a Subsidiary after giving effect to such merger or consolidation subject to the conditions set forth herein) and any Borrower may merge with and into or consolidate with any other Borrower, provided, that, in each case each of the following conditions is satisfied as determined by Agents:  (i) Agents shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Subsidiaries to so merge or consolidate, which notice shall set forth in reasonable detail satisfactory to Agents, the Persons that are merging or consolidating, which Person will be the surviving entity, the locations of the assets of the Persons that are merging or consolidating, and the material agreements and documents relating to such merger or consolidation, (ii) Agents shall have received such other information with respect to such merger or consolidation as Agents may reasonably request, (iii) as of the effective date of the merger or consolidation and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (iv) Agents shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), and (v) the surviving corporation shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance reasonably satisfactory to Agents, and Borrowers and Guarantors shall execute and deliver such other agreements, documents and instruments as Agents may request in connection therewith;

(b)           sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for:

(i)            Permitted Dispositions; provided, that, in the event of a sale of Real Property (other than the Baldwyn Real Property) by any Borrower or Guarantor, (A) Agents shall have received not less than ten (10) Business Days’ prior written notice of such sale by such Borrower or Guarantor, which notice shall specify the parties to whom such Real Property is to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the sale of such Real Property and the net cash proceeds which it is anticipated will be received by such Borrower or Guarantor from such sale, (B) the terms and conditions of the sale thereof shall be acceptable to Agents, (C) except as Agents may otherwise agree in writing, all of the proceeds of the sale of such Real Property shall be paid to Working Capital Agent for application to the Obligations in accordance with the terms hereof and (D) as of the date of such sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred,

(ii)           the issuance of Capital Stock of Parent consisting of common stock pursuant to a restricted stock award, an employee stock option or grant or similar equity plan or 401(k) plans of Parent for the benefit of its employees, directors and consultants, provided, that, in no event shall Parent be required to issue, or shall Parent issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default,

(iii)          the sublease by any Borrower or Guarantor of any Real Property leased by such Borrower or Guarantor; provided, that, as to any such sublease, (A) after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, and (B) such sublease shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction,

(iv)          Licenses and sublicenses of Intellectual Property by a Borrower or Guarantor to another Borrower or Guarantor in the ordinary course of business and consistent with past practices,

(v)           the issuance of the Specified Subordinated Indebtedness, the Specified Warrants and the Specified Common Stock in accordance with the term of the Specified Subordinated Indebtedness Documents, or

(vi)          the Baldwyn Real Property Sale-Leaseback.

(c)           wind up, liquidate or dissolve except that any Guarantor or Subsidiary of Parent (other than a Borrower) may wind up, liquidate and dissolve, provided, that, each of the following conditions is satisfied:  (i) the winding up, liquidation and dissolution of such Guarantor or other Subsidiary shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which any Borrower or Guarantor is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Guarantor or other Subsidiary shall be duly and validly transferred and assigned to its shareholders, free and clear of any liens, restrictions or encumbrances other than the security interest and liens of Working Capital Agent (and Working Capital Agent shall have received such evidence thereof as Working Capital Agent may require) and Working Capital Agent shall have received such deeds, assignments or other agreements as Working Capital Agent may request to evidence and confirm the transfer of such assets of such Guarantor to a Borrower, (iv) Working Capital Agent shall have received all documents and agreements that any Borrower or Guarantor has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (v) no Borrower or Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, (vi) Working Capital Agent shall have received not less than ten (10) Business Days prior written notice of the intention of such Guarantor or Subsidiary to wind up, liquidate or dissolve, and (vii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred; or

(d)           agree to do any of the foregoing.

9.8           Encumbrances.  Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except:

(a)           the security interests and liens of Working Capital Agent for itself and the benefit of the Secured Parties;

(b)           liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, or Guarantor or Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books;

(c)            non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower’s, Guarantor’s or Subsidiary’s business to the extent:  (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d)           zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower, Guarantor or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e)           purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property to secure Indebtedness permitted under Section 9.9(b) hereof;

(f)           pledges and deposits of cash by any Borrower or Guarantor after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Borrower or Guarantor as of the date hereof;

(g)           pledges and deposits of cash by any Borrower or Guarantor after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Borrower or Guarantor as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance reasonably satisfactory to Working Capital Agent;

(h)           liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Borrower or Guarantor located on the premises of such Borrower or Guarantor (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower or Guarantor and the precautionary UCC financing statement filings in respect thereof;

(i)            liens or rights of setoff against credit balances of Borrowers with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to Borrower in the ordinary course of business, but not liens on or rights of setoff against any other property or assets of Borrowers, pursuant to the Credit Card Agreements (as in effect on the date hereof) to secure the obligations of Borrowers to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

(j)            statutory or common law liens or rights of setoff of depository banks with respect to funds of Borrowers or Guarantors at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with the deposit accounts maintained by Borrowers and Guarantors at such banks (but not any other Indebtedness or obligations);

(k)            judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect and (iv) Working Capital Agent may establish a Reserve with respect thereto;

(l)            the security interests and liens set forth on Schedule 8.4 which are not permitted by the other provisions of Section 9.8 above;

(m)          non-consensual security interests and liens which are not permitted by the other provisions of Section 9.8 above to secure Indebtedness and other liabilities in an amount not to exceed $100,000 in the aggregate; and

(n)           liens of the trustee for the holders of the Specified Subordinated Indebtedness securing the Specified Subordinated Indebtedness, provided that such liens are junior in rank to the security interests and liens of Working Capital Agent for itself and the benefit of the Secured Parties and subject to the Subordination Provisions.

9.9           Indebtedness.  Each Borrower and Guarantor shall not, and shall not permit any Subsidiaries to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a)           the Obligations;

(b)           purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property not to exceed $2,500,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of such Borrower, Guarantor or Subsidiary other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

(c)           guarantees by any Borrower or Guarantor of the Obligations of the other Borrowers or Guarantors in favor of Working Capital Agent for the benefit of Lenders;

(d)           the Indebtedness of any Borrower or Guarantor to any other Borrower or Guarantor arising pursuant to loans permitted under Section 9.10(d) or (e) hereof, provided, that, as to any such Indebtedness at any time owing by a Borrower to a Guarantor, (i) the Indebtedness arising pursuant to such loans shall be subject to, and subordinate in right of payment to, the right of Agents and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agents, (ii) such Borrower or such Guarantor shall join the Intercompany Subordination Agreement pursuant to a joinder agreement in form and substance reasonably satisfactory to the Working Capital Agent, (iii) such Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness prior to the end of the then current term of this Agreement, except that Parent and Merchandising may make regularly scheduled payments of interest to Resources on a semi-annual basis at the end of the second and fourth Fiscal Quarters of Parent in respect of intercompany loans made by Resources to Parent or Merchandising, as the case may be, so long as Resources immediately applies all of the proceeds of such interest payments to make an intercompany loan in cash to Parent or Merchandising in accordance with the terms of Section 9.10(d) hereof; and (iv) in the case of any Indebtedness owing to a Borrower or Guarantor, the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Working Capital Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Working Capital Agent may require;

(e)           Indebtedness of any Borrower or Guarantor entered into in the ordinary course of business pursuant to a Hedge Agreement; provided, that, (i) such arrangements are with a Bank Product Provider, (ii) such arrangements are not for speculative purposes, and (iii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes part of the Obligations arising under or pursuant to Hedge Agreements with any Bank Product Provider that are secured under the terms hereof;

(f)           unsecured guarantees by Parent or a Borrower of the obligations of a Borrower arising pursuant to a lease from a third party in a bona fide arm’s length transaction of real property for use as a retail store location in the ordinary course of the business of such Borrower; provided, that, (i) the Person issuing such guarantee is permitted hereunder to incur directly the obligation that is being guaranteed and (ii) as of the date on which such guarantee is issued no Event of Default exists or has occurred and is continuing;

(g)           Specified Subordinated Indebtedness and unsecured Indebtedness of any Borrower or Guarantor arising after the Amendment Effective Date to any third person (but not to any other Borrower or Guarantor), provided, that, in each case, each of the following conditions is satisfied as determined by Working Capital Agent:  (i) such Indebtedness shall be on terms and conditions acceptable to Working Capital Agent and shall be subject and subordinate in right of payment to the right of Agents and Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to the terms of an intercreditor agreement between Working Capital Agent and such third party, in form and substance satisfactory to Agents, (ii) Working Capital Agent shall have received not less than ten (10) days prior written notice of the intention of such Borrower or Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Working Capital Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Working Capital Agent may request with respect thereto, (iii) Working Capital Agent shall have received true, correct and complete copies of all Subordinated Debt Documents evidencing or otherwise related to such Indebtedness, (iv) except as Working Capital Agent may otherwise agree in writing, and except with respect to the Specified Subordinated Indebtedness, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to Working Capital Agent for application to the Obligations in accordance with Section 6.4(a), (v) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (vi) such Borrower and Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, such Borrower or Guarantor may, after prior written notice to Working Capital Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except as otherwise expressly permitted under Section 9.11(g)), or set aside or otherwise deposit or invest any sums for such purpose, and (vii) Borrowers and Guarantors shall furnish to Working Capital Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(h)          Indebtedness arising from lease payments in connection with one or more sale-leaseback transactions in respect of (i) the Owned Real Properties, and (ii) the Real Properties formerly owned by Borrowers located at 3245 South Florida Avenue, Lakeland, Florida 33803 and 4705 Navarro Street, Victoria, Texas 77904;

(i)           the Indebtedness set forth on Schedule 9.9 which are not permitted by the other provisions of Section 9.9 above; provided, that, (i) Borrowers and Guarantors may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except, that, Borrowers and Guarantors may, after prior written notice to Working Capital Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrowers and Guarantors shall furnish to Working Capital Agent all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be; and

(j)           unsecured Indebtedness of any Borrower or Guarantor arising after the date hereof to any third person which is not permitted by the other provisions of Section 9.9 above in an aggregate outstanding amount not to exceed $100,000 at any time.

9.10         Loans, Investments, Etc.  Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary immediately prior to such merger) any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or all or a substantial part of the assets or property of any other Person (whether through purchase of assets, merger or otherwise), or form or acquire any Subsidiaries, or agree to do any of the foregoing (each of the foregoing an “Investment”), except:

(a)           Permitted Investments;

(b)           Permitted Acquisitions;

(c)           Investments by a Borrower, Guarantor or other Subsidiary of Parent in a Borrower or by a Guarantor or other Subsidiary of Parent (other than a Borrower) in another Guarantor, in each case after the date hereof, provided, that, to the extent that such Investment gives rise to any Indebtedness, such Indebtedness is permitted hereunder and to the extent that such Investment gives rise to the issuance of any shares of Capital Stock, such issuance is permitted hereunder;

(d)          loans by a Borrower or Guarantor to another Borrower or Guarantor after the date hereof, provided, that,

(i)            as to all of such loans, (A) within thirty (30) days after the end of each Fiscal Month, Borrowers shall provide to Working Capital Agent a report in form and substance reasonably satisfactory to Working Capital Agent of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month, (B) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument (and any amendment or modification thereto) is promptly delivered to Working Capital Agent to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Working Capital Agent may require,

(ii)           as to loans by a Borrower to a Guarantor or by a Guarantor to another Guarantor, (A) as of the date of any such loan and after giving effect thereto, the Borrower or Guarantor making such loan shall be Solvent, and (B) as of the date of any such loan and after giving effect thereto, as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(iii)          as to loans by a Guarantor to a Borrower, (A) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of Agents and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agents, (B) promptly upon Working Capital Agent’s request, Working Capital Agent shall have received a subordination agreement, in form and substance satisfactory to Agents, providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor and such Borrower, and (C) such Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness prior to the end of the then current term of this Agreement, except that Parent and Merchandising may make regularly scheduled payments of interest to Resources on a semi-annual basis at the end of the second and fourth Fiscal Quarters of Parent in respect of intercompany loans made by Resources to Parent or Merchandising, as the case may be, so long as Resources immediately applies all of the proceeds of such interest payments to make an intercompany loan in cash to Parent or Merchandising in accordance with the terms of Section 9.10(d) hereof; and

(iv)          the aggregate outstanding principal amount of all loans made by Borrowers to Guarantors shall not exceed $100,000 at any time; and

(e)           the loans and advances set forth on Schedule 9.10 which are not permitted by the other provisions of Section 9.10 above; provided, that:

(i)           as to all such loans and advances, (A) Borrowers and Guarantors shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto, except that Borrowers and Guarantors may amend any such agreement, document or instrument to increase the principal amount of any loans made by a Guarantor to a Borrower so long as the single original of any amendment to any note or other instrument shall be promptly delivered to Working Capital Agent to hold as part of the Collateral with such endorsement and/or assignment by the payee of such note or other instrument as Working Capital Agent may require, and (B) Borrowers and Guarantors shall furnish to Working Capital Agent all notices or demands in connection with such loans and advances either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be; and

(ii)           as to loans by a Guarantor to a Borrower, (A) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of Agents and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agents, (B) Working Capital Agent shall have received the Intercompany Subordination Agreement duly authorized, executed and delivered by such Guarantor and such Borrower, and (C) such Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness prior to the end of the then current term of this Agreement, except that Parent and Merchandising may make payments of interest to Resources on a quarterly basis in respect of intercompany loans by Resources to Parent or Merchandising, as the case may be, so long as Resources immediately applies all of the proceeds of such interest payments to make an intercompany loan in cash to Parent or Merchandising in accordance with the terms of Section 9.10(d) hereof.

9.11         Restricted Payments.  Each Borrower and Guarantor shall not, and shall not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)           Parent may make Restricted Payments with respect to its Capital Stock payable solely in additional shares of its Capital Stock that satisfies the requirements for issuance of Capital Stock by Parent under Section 9.7(b)(ii) hereof;

(b)           Subsidiaries of any Borrower or Guarantor may make Restricted Payments to a Borrower;

(c)           Enterprises may make Restricted Payments to Resources for the purpose of paying dividends in respect of the Capital Stock of Enterprises so long as Resources immediately applies all of the proceeds of such Restricted Payments to make an intercompany loan in cash to Parent in accordance with the terms of Section 9.10(d) hereof;

(d)           Borrowers and Guarantors may repurchase Capital Stock consisting of common stock held by employees pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan or upon the vesting of restricted stock in any such employee in accordance with the provisions of the restricted stock plan, provided, that, as to any such repurchase, each of the following conditions is satisfied:  (i) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor or its or their property are bound, and (iv) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $1,000,000, except that the aggregate amount of all payments for such repurchases in any calendar year may exceed $1,000,000 (but shall not exceed $4,000,000) if (A) Adjusted Excess Availability shall have been equal to or greater than $25,000,000 for each of the two consecutive months immediately prior to the date of such payment based on the Revolving Credit Borrowing Base as of the end of each of such months and after giving effect to the payment of such repurchases, on a pro forma basis using Adjusted Excess Availability as of the end of the month immediately prior to the date of such repurchases, and Adjusted Excess Availability shall be not less than $25,000,000, and (B) as of the date of any such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred;

(e)           Parent may make Restricted Payments for the purpose of paying dividends and paying other distributions in respect of its Capital Stock or the repurchase of its Capital Stock in an amount not to exceed $1,000,000 in the aggregate in any calendar year and not to exceed $3,000,000 in the aggregate during the term of this Agreement, provided, that, each of the following conditions is satisfied as determined by Agents:  (i) Administrative Borrower shall have provided to Agents not less than ten (10) Business Days’ prior written notice of the intention of such Borrower or Guarantor to pay such dividends or other distributions or make such other repurchases (specifying the amount to be paid by Borrowers or Guarantors), (ii) such dividends, distributions or repurchases shall paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which such Borrower or Guarantor is a party or by which such Borrower or Guarantor or its or their property are bound, (iv) Adjusted Excess Availability shall have been not less than $40,000,000 for each of the two consecutive months immediately prior to the date of any such payment based on the Revolving Credit Borrowing Base as of the end of each of such months and after giving effect to the payment of such dividends or other distributions or repurchases, on a pro forma basis using Adjusted Excess Availability as of the end of the month immediately prior to the date of such dividends or other distributions or repurchases, Adjusted Excess Availability shall be not less than $40,000,000, and (v) as of the date of any such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred;

(f)            Parent may (i) make scheduled payments of interest (whether in cash or in kind) with respect to the Specified Subordinated Indebtedness, provided, that, (x) no Default or Event of Default is continuing or would result after giving effect to such Restricted Payment, and (y) for any payment of interest in kind, such payment shall accrue prior to the first anniversary of such Specified Subordinated Indebtedness; and (ii) pay the trustee under the Indenture its usual and customary fees and expenses arising in the ordinary course of business as set forth in Section 7.7 of the Indenture (as in effect on the date hereof) and indemnification obligations arising under such Section 7.7 thereof;

(g)           Parent may make the Cash Note Payment, provided, that, each of the following conditions is satisfied as determined by Working Capital Agent: (i) no Default or Event of Default is continuing or would result after giving effect to such Restricted Payment and (ii) the conditions set forth in Section 9.28 shall have been satisfied;

(h)           Parent may make payments of principal with respect to the Exchange Notes, provided, that, each of the following conditions is satisfied as determined by Working Capital Agent: (i) Administrative Borrower shall have provided to Working Capital Agent not less than ten (10) Business Days’ prior written notice of the intention of Parent to make such payments of principal with respect to the Exchange Notes (specifying the amount to be paid by Parent), (ii) no Default or Event of Default is continuing or would result after giving effect to such Restricted Payment, (iii) the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries on a consolidated basis as at the end of the most recently ended Fiscal Month for which financials were required to be delivered pursuant to Section 9.6(a)(i), for the trailing 12 month period then ended and on a pro forma basis after giving effect to such Restricted Payment shall not be less than 1.00:1.00, (iv) Adjusted Excess Availability shall be greater than $17,500,000 after giving effect to such Restricted Payment as of the effective date of such Restricted Payment, and after giving effect to such Restricted Payment, on a pro forma basis using Adjusted Excess Availability as of the end of the month for the immediately preceding month prior to the date of such Restricted Payment, Adjusted Excess Availability shall be not less than $17,500,000 for the following six month period and (v) prior to the making of any such Restricted Payment, Administrative Borrower shall have delivered to Agents a certificate executed by its chief financial officer demonstrating in reasonable detail (including all applicable calculations) the Fixed Charge Coverage Ratio and the Adjusted Excess Availability calculation required above; or

(i)            Parent may (i) repay the Holdover Notes at par on the maturity date thereof (for the avoidance of doubt, such date to be August 31, 2013), (ii) optionally redeem the Holder Notes at par prior to such maturity in accordance with the terms of the Existing Indenture as in effect on the date hereof or (iii) subject to terms and conditions satisfactory to the Agents, otherwise repay the Holdover Notes; provided, that, in each case, (i) no Default or Event of Default has occurred or is continuing or would result after giving effect to such Restricted Payment and (ii) the conditions set forth in Section 9.28(b) shall have been satisfied (any such transaction, a “Holdover Note Payment”).

9.12         Transactions with Affiliates.  Each Borrower and Guarantor shall not, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of such Borrower or Guarantor, except (a) in the ordinary course of such Borrower’s or Guarantor’s business and upon terms no less favorable to such Borrower or Guarantor than such Borrower or Guarantor would obtain in a comparable arm’s length transaction with an unaffiliated person, (b) for any purchase or acquisition by any Borrower from another Borrower, any sale or transfer by any Borrower to another Borrower, or any lease of any property by any Borrower from another Borrower or lease of any property from any Borrower to another Borrower and (c) transactions expressly permitted by Section 9.7, 9.9, 9.10 or 9.11 hereof.

9.13         Compliance with ERISA.  Each Borrower and Guarantor shall, and shall cause each of its ERISA Affiliates to:  (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any Pension Plan so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a material tax or other liability on prohibited transactions imposed under Section 4975 of the Code or Section 406 of ERISA; (e) make all required contributions to any Plan which it is obligated to pay under the Pension Funding Rules or the terms of such Plan; (f) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or (g) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any Pension Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

9.14         End of Fiscal Years; Fiscal Quarters.  Each Borrower and Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal years to end on the last Saturday closest to January 31st of each year and (b) fiscal quarters to end on or about each April 30th, July 31st, October 31st and January 31st of each year.

9.15         Change in Business.  Each Borrower and Guarantor shall not engage in any business other than the business of such Borrower or Guarantor on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower or Guarantor is engaged on the date hereof.

9.16         Limitation of Restrictions Affecting Subsidiaries.  Each Borrower and Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; (b) make loans or advances to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (c) transfer any of its properties or assets to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (v) any agreement relating to Indebtedness incurred by a Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date, and (vi) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agents and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

9.17         License Agreements.

(a)           With respect to a License Agreement applicable to Intellectual Property that is owned by a third party and licensed to a Borrower or Guarantor and that is affixed to or otherwise used in connection with the manufacture, sale or distribution of any Inventory, each Borrower and Guarantor shall (i) give Working Capital Agent not less than ninety (90) days prior written notice of its intention to not renew or to terminate, cancel, surrender or release its rights under any such License Agreement, or to amend any such License Agreement or related arrangements to limit the scope of the right of such Borrower or Guarantor to use the Intellectual Property subject to such License Agreement in any material respect, either with respect to product, territory, term or otherwise, or to increase in any material respect the amounts to be paid by such Borrower or Guarantor thereunder or in connection therewith (and Working Capital Agent may establish such Reserves as a result of any of the foregoing as Working Capital Agent may reasonably determine), (ii) give Working Capital Agent prompt written notice of any such License Agreement entered into by such Borrower or Guarantor after the date hereof, or any material amendment to any such License Agreement existing on the date hereof, in each case together with a true, correct and complete copy thereof and such other information with respect thereto as Working Capital Agent may in good faith request, (iii) give Working Capital Agent prompt written notice of any material breach of any obligation, or any default, by the third party that is the licensor or by the Borrower or Guarantor that is the licensee or any other party under any such License Agreement, and deliver to Working Capital Agent (promptly upon the receipt thereof by such Borrower or Guarantor in the case of a notice to such Borrower or Guarantor and concurrently with the sending thereof in the case of a notice from such Borrower or Guarantor) a copy of each notice of default and any other notice received or delivered by such Borrower or Guarantor in connection with any such a License Agreement that relates to the scope of the right, or the continuation of the right, of such Borrower or Guarantor to use the Intellectual Property subject to such License Agreement or the amounts required to be paid thereunder.

(b)           With respect to a License Agreement applicable to Intellectual Property that is owned by a third party and licensed to a Borrower or Guarantor and that is affixed to or otherwise used in connection with the manufacture, sale or distribution of any Inventory, at any time an Event of Default shall exist or have occurred and be continuing, or if after giving effect to any Reserves or the reduction in the Revolving Credit Borrowing Base or Term Borrowing Base as a result of Eligible Inventory using such licensed Intellectual Property ceasing to be Eligible Inventory, the Excess Availability is less than the amount required pursuant to Section 9.19 hereof, Working Capital Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Working Capital Agent or in the name and behalf of such Borrower or Guarantor, subject to and in accordance with the terms of such License Agreement.  Working Capital Agent may, but shall not be required to, perform any or all of such obligations of such Borrower or Guarantor under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Borrower or Guarantor thereunder.  Any sums so paid by Working Capital Agent shall constitute part of the Obligations.

9.18         Credit Card Agreements.  Each Borrower shall (a) observe and perform all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein; and (b) at all times maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, modify, amend, waive or release any of the Credit Card Agreements, or consent to or permit to occur any of the foregoing; except, that, (i) any Borrower may terminate or cancel any of the Credit Card Agreements in the ordinary course of the business of such Borrower; provided, that, such Borrower shall give Working Capital Agent not less than thirty (30) days prior written notice of its intention to so terminate or cancel any of the Credit Card Agreements; (d) not enter into any new Credit Card Agreements with any new Credit Card Issuer unless (i) Working Capital Agent shall have received not less than thirty (30) days prior written notice of the intention of such Borrower to enter into such agreement (together with such other information with respect thereto as Working Capital Agent may request) and (ii) such Borrower delivers, or causes to be delivered to Working Capital Agent, a Credit Card Acknowledgment in favor of Working Capital Agent, (e) give Working Capital Agent immediate written notice of any Credit Card Agreement entered into by such Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Working Capital Agent may request; and (f) furnish to Working Capital Agent, promptly upon the request of Working Capital Agent, such information and evidence as Working Capital Agent may require from time to time concerning the observance, performance and compliance by such Borrower or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements.

9.19         Minimum Excess Availability.  Borrowers shall at all times maintain Excess Availability of not less than $7,500,000; provided, that, if at any time an Event of Default has occurred under Section 9.27 and not been waived by the Working Capital Agent and Required Lenders pursuant to the Interlender Provisions, such amount shall increase to $15,000,000.

9.20         After Acquired Real Property.  If any Borrower or Guarantor hereafter acquires any Real Property, fixtures or any other property that is of the kind or nature described in the Baldwyn Real Property Mortgage and such Real Property, fixtures or other property is adjacent to, contiguous with or necessary or related to or used in connection with any Real Property then subject to the Baldwyn Real Property Mortgage, or if such Real Property is not adjacent to, contiguous with or related to or used in connection with such Real Property, then if such Real Property, fixtures or other property at any location (or series of adjacent, contiguous or related locations, and regardless of the number of parcels) has a fair market value in an amount equal to or greater than $250,000 (or if an Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of Agents or any Lender, or duties or obligations of any Borrower or Guarantor, reasonably promptly upon Agents’ request, such Borrower or Guarantor shall execute and deliver to Working Capital Agent a Mortgage, as Working Capital Agent may determine, in form and substance reasonably satisfactory to the Working Capital Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Working Capital Agent a first and only lien and mortgage on and security interest in such Real Property, fixtures or other property (except as such Borrower or Guarantor would otherwise be permitted to incur hereunder or under the Mortgage or as otherwise consented to in writing by Working Capital Agent) and such other agreements, documents and instruments as Working Capital Agent may require in connection therewith provided, that, as to any such Real Property that is not adjacent, contiguous or related to Real Property then subject to the Baldwyn Real Property Mortgage, if the purchase price for such Real Property is paid with the initial proceeds of a loan from a financial institution giving rise to Indebtedness permitted under Section 9.9(b) hereof, then such Borrower or Guarantor shall not be required to execute and deliver such mortgage, deed of trust or deed to secure debt in favor of Working Capital Agent with respect to such Real Property.

9.21         Foreign Assets Control Regulations, Etc.  None of the requesting or borrowing of the Loans or the requesting or issuance, extension or renewal of any Letter of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 USC §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (including, but not limited to (a) Executive order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).  None of Borrowers or any of their Subsidiaries is or will become a “blocked person” as described in the Executive Order, the Trading with the Enemy Act or the Foreign Assets Control Regulations or engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

9.22         Costs and Expenses.  Borrowers and Guarantors shall pay to Agents reasonably promptly after demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Working Capital Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including:  (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Working Capital Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any Lender in connection with any Letter of Credit; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Working Capital Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agents or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Working Capital Agent during the course of periodic field examinations of the Collateral and such Borrower’s or Guarantor’s operations, plus a per diem charge at Working Capital Agent’s then standard rate for Working Capital Agent’s examiners in the field and office; (g) costs and expenses incurred in connection with any workout or restructuring of the Loans during the pendency of one or more Events of Default, provided, that in the case of reimbursement of counsel for the Lenders (other than the Agents), such reimbursement shall be limited to one counsel for all such Lenders, and (h) the fees and disbursements of counsel to Agents in connection with any of the foregoing.

9.23         Further Assurances.  (a) In the case of the formation or acquisition by a Borrower or Guarantor of any Subsidiary that is a Domestic Subsidiary after the date hereof, as to any such Subsidiary, (i) the Borrower or Guarantor forming such Subsidiary shall cause any such Subsidiary to execute and deliver to Working Capital Agent, the following (each in form and substance reasonably satisfactory to Working Capital Agent), (A) an absolute and unconditional guarantee of payment of the Obligations, (B) a security agreement granting to Working Capital Agent a first security interest and lien (except as otherwise consented to in writing by Working Capital Agent) upon all of the assets of any such Subsidiary of the type or category of the assets of Borrowers subject to the security interests and liens pursuant hereto, and (C) such other agreements, documents and instruments as Working Capital Agent may require in connection with the documents referred to above in order to make such Subsidiary a party to this Agreement as a “Borrower” or as a “Guarantor” as Working Capital Agent may determine, including, but not limited to, supplements and amendments hereto, authorization to file UCC financing statements, Collateral Access Agreements and other consents, waivers, acknowledgments and other agreements from third persons which Working Capital Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person and (ii) the Borrower or Guarantor forming such Subsidiary shall (A) execute and deliver to Working Capital Agent, a pledge and security agreement, in form and substance reasonably satisfactory to Working Capital Agent, granting to Working Capital Agent a first pledge of and lien on all of the issued and outstanding shares of Capital Stock of any such Subsidiary, and (B) deliver the original stock certificates evidencing such shares of Capital Stock (or such other evidence as may be issued in the case of a limited liability company), together with stock powers with respect thereto duly executed in blank (or the equivalent thereof in the case of a limited liability company in which such interests are certificated, or otherwise take such actions as Working Capital Agent shall require with respect to Working Capital Agent’s security interests therein).

(b)           In the case of an acquisition of assets (other than Capital Stock) by a Borrower or Guarantor pursuant to a Permitted Acquisition after the date hereof, Working Capital Agent shall have received, in form and substance reasonably satisfactory to Working Capital Agent, (i) evidence that Working Capital Agent has valid and perfected security interests in and liens upon all purchased assets, (ii) all Collateral Access Agreements and other consents, waivers, acknowledgments and other agreements from third persons which Working Capital Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, (iii) the agreement of the seller consenting to the collateral assignment by the Borrower or Guarantor purchasing such assets of all rights and remedies and claims for damages of such Borrower or Guarantor relating to the Collateral (including, without limitation, any bulk sales indemnification) under the agreements, documents and instruments relating to such acquisition and (iv) such other agreements, documents and instruments as Working Capital Agent may require in connection with the documents referred to above, including, but not limited to, supplements and amendments hereto, corporate resolutions and other organization and authorizing documents and favorable opinions of counsel to such person.

(c)           At the request of Working Capital Agent at any time and from time to time, Borrowers and Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements.  Working Capital Agent may at any time and from time to time request a certificate from an officer of any Borrower or Guarantor representing that all conditions precedent to the making of Loans and providing Letters of Credit contained herein are satisfied.  In the event of such request by Working Capital Agent, Agents and Lenders may, at Working Capital Agent’s option, cease to make any further Loans or provide any further Letters of Credit until Working Capital Agent has received such certificate and, in addition, Working Capital Agent has determined that such conditions are satisfied.

9.24         Leasehold Estates.  The Borrowers shall not, and shall not permit any of their Subsidiaries to, enter into any leasehold mortgage, deed of trust or any other agreement irrespective of how so identified which grants to any third party a leasehold mortgage in such leasehold estate and the properties and assets located therein.

9.25         Specified Subordinated Debt Documents.  The Borrowers shall not, and shall not permit any of their Subsidiaries to, consent to any amendment, supplement, waiver or other modification of any Specified Subordinated Debt Document without the prior written consent of the Agents.

9.26         Credit Card Agreements.  The Borrowers shall not, and shall not permit any of their Subsidiaries to, consent to any material amendment, supplement, waiver or other modification of any Credit Card Agreement without the prior written consent of the Agents.

9.27         Minimum Fixed Charge Coverage Ratio.  If at any time during any Fiscal Month of the Borrowers’, Adjusted Excess Availability as determined by Working Capital Agent in its reasonable discretion, is less than or equal to $7,500,000, Parent and its Subsidiaries shall have on a consolidated basis as at the end of the immediately preceding Fiscal Month for which financial statements were required to be delivered pursuant to Section 9.6(a)(i), a Fixed Charge Coverage Ratio for the trailing 12-month period ended as of such Fiscal Month for which financials were required to be delivered of not less than 1.00 to 1.00.  Pursuant to Section 9.6(f), the Borrowers shall immediately deliver to the Agents a certificate of the chief financial officer setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio.

9.28         Exchange Offering; Holdover Notes.

(a)

(i)            Substantially concurrently with the transactions to occur on the Exchange Closing Date, the Agents shall have received a certificate signed by the chief executive officer or chief financial officer of Parent (x) certifying that holders tendered for exchange the Floating Rate Series A Secured Notes Due 2013 (as defined in the Existing Indenture) representing an aggregate principal amount of $8,207,195 for the Exchange Notes and that no portion of such tender was withdrawn, (y) certifying that the principal amount of the Floating Rate Series A Secured Notes Due 2013 (as defined in the Existing Indenture) delivered to Deutsche Bank National Trust Company, as trustee, for cancellation pursuant to the Existing Indenture were cancelled and are no longer outstanding, and (z) certifying that the Exchange Agreements and Master Warrant Agreement have not been amended, modified, suspended, revoked or rescinded since the Amendment Effective Date.  As soon as practicable and in any event within two (2) Business Days following the Exchange Closing Date, the Agents shall have received a certificate certifying and attaching a securities position listing from Deutsche Bank National Trust Company, as trustee under the Existing Indenture and the Indenture, showing the new reduced principal amount of the Floating Rate Series A Secured Notes Due 2013 (as defined in the Existing Indenture) and the principal amount of the Exchange Notes outstanding immediately following the consummation of the exchange offer pursuant to the Exchange Agreement and Indenture.  On the Exchange Closing Date, Agents shall have received evidence satisfactory to Agents that Borrowers shall have received the Exchange Notes, together with copies, certified by the chief executive officer or chief financial officer of the Administrative Borrower of the Exchange Notes and Indenture.  The terms of the Exchange Notes and the Exchange Notes Documents shall be reasonably acceptable to Agents, including, without limitation, with respect to payment subordination and blockage, remedy standstill periods, cross default provisions and agreement not to contest the Obligations and the liens granted to Agents under the Financing Agreements, and the Obligations arising under the Financing Agreements and the liens granted to Agents under the Financing Agreements shall be senior and first in priority, as applicable, in all respects.

(ii)           On or before the Exchange Closing Date, the Agents shall have received a certificate signed by the chief executive officer or chief financial officer of Parent certifying that (x) the Form T-3 relating to the Indenture has been declared effective by the Securities Exchange Commission, and (y) attaching thereto evidence of the effectiveness of the Form T-3 relating to the Indenture from the Securities Exchange Commission, each to be in form and substance satisfactory to Agents.

(b)           Substantially concurrently with the closing date of any Holdover Note Payment (each, a “Holdover Closing Date”), the Agents shall have received a certificate signed by the chief executive officer or chief financial officer of Parent certifying, (A) in the case of a repayment at maturity or an optional redemption in accordance with terms of the Existing Indenture, that (i) the repayment or redemption is being made at par, (ii) the repayment or redemption complies with all applicable requirements under the Existing Indenture and (iii) that upon the receipt of the repayment or redemption price by Deutsche Bank National Trust Company, as trustee, all Holdover Notes will be repaid or redeemed in full and will no longer be outstanding  and (B) in the case of any other Holdover Note Payment, certifying as to all such matters as the Agents may request in connection with such Holdover Note Payment.  As soon as practicable and in any event within two (2) Business Days following any Holdover Closing Date, the Agents shall have received a certificate certifying and attaching a securities position listing from Deutsche Bank National Trust Company, as trustee under the Existing Indenture and the Indenture, showing the new reduced principal amount of the Floating Rate Series A Secured Notes Due 2013 (as defined in the Existing Indenture), or showing other evidence reasonably satisfactory to the Agents regarding the retirement of the Holdover Notes.  The terms of any Holdover Note Payment of the type described in the preceding clause (B) and any indenture issued in connection with the Holdover Note Payment shall be reasonably acceptable to Agents, including, without limitation, with respect to payment subordination and blockage, remedy standstill periods, cross default provisions and agreement not to contest the Obligations and the liens granted to Agents under the Financing Agreements, and the Obligations arising under the Financing Agreements and the liens granted to Agents under the Financing Agreements shall be senior and first in priority, as applicable, in all respects.

9.29           Post-Closing Requirements.  The Borrowers shall, and shall cause their Subsidiaries to, cause the following actions to be taken or documents executed and/or delivered or, caused to be taken, executed and/or delivered, on or prior to the dates set forth below (or such later date agreed to by Working Capital Agent in its reasonable discretion in writing or as may be waived by Working Capital Agent in its reasonable discretion in writing):

(a)           On or before a date which is thirty (30) days following the Amendment Effective Date, the Borrowers shall deliver to the Working Capital Agent a signed Credit Card Acknowledgement with respect to the Elavon Processor Agreement in form and substance satisfactory to Working Capital Agent.

(b)           On or before a date which is thirty (30) days following the Amendment Effective Date, the Borrowers shall deliver to the Working Capital Agent freight forwarder agreements with each of Averitt Express, Inc. and J&B Services, Inc. in form and substance satisfactory to Working Capital Agent.

(c)           On or before a date which is thirty (30) days following the Amendment Effective Date, Borrowers shall deliver to Working Capital Agent a certificate of foreign qualification or the equivalent certificate from the Secretary of State of the State of New Mexico evidencing Parent as being qualified to do business in such State, such certificate of foreign qualification to be in form satisfactory to the Working Capital Agent.

(d)           On or before a date which is thirty (30) days following the Amendment Effective Date, Borrowers shall deliver to Working Capital Agent a certificate of foreign qualification or the equivalent certificate from the Secretary of State of the State of Tennessee evidencing Parent as being qualified to do business in such State, such certificate of foreign qualification to be in form satisfactory to the Working Capital Agent.

(e)           On or before a date which is sixty (60) days following the Amendment Effective Date, Working Capital Agent shall have received, in form and substance reasonably satisfactory to Working Capital Agent:

(i)            a duly executed and effective amendment to the Mortgage with respect to each Closing Date Mortgaged Property;

(ii)           a favorable opinion of counsel to the Credit Parties covering such matters as to the applicable Mortgage as the Working Capital Agent may reasonably request; and

(iii)           a valid and effective title insurance policy or bring-down title insurance policy issued by a company and agent acceptable to Working Capital Agent: (i) insuring the priority, amount and sufficiency of the Closing Date Mortgaged Properties, (ii) insuring against matters that would be disclosed by surveys and (iii) containing any legally available endorsements, assurances or affirmative coverage requested by Working Capital Agent for protection of its interests.

(f)           On or before a date which is sixty (60) days following the Amendment Effective Date, the Borrowers shall deliver to the Working Capital Agent insurance certificates in form and substance satisfactory to the Working Capital Agent.

SECTION 10        EVENTS OF DEFAULT AND REMEDIES

10.1         Events of Default.  The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)           (i) any Borrower fails to pay any of the Obligations when due; or (ii) any Borrower or Guarantor fails to perform any of the covenants contained in Sections 9.2, 9.3, 9.4, 9.13, 9.14, 9.15, and 9.16 of this Agreement and such failure shall continue for twenty (20) days; provided, that, such twenty (20) day period shall not apply in the case of:  (A) any failure to observe any such covenant which is not capable of being cured at all or within such twenty (20) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by any Borrower or Guarantor of any such covenant; or (iii) any Borrower or Guarantor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above; or (iv) any Borrower or Guarantor fails to perform any of the terms, covenants, conditions or provisions contained in any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

(b)           any representation, warranty or statement of fact made by any Borrower or Guarantor to Agents in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c)           any Guarantor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agents or any Lender;

(d)           one or more judgments for the payment of money is or are rendered against any Borrower or Guarantor in excess of $750,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Guarantor or any of the Collateral having a value in excess of $750,000;

(e)           any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or any Borrower or Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

(f)           any Borrower or Guarantor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer of any of their respective assets or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g)           a case or proceeding under the bankruptcy laws of the United States now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Guarantor or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or any Borrower or Guarantor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h)           a case or proceeding under the bankruptcy laws of the United States now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Guarantor or for all or any part of its property;

(i)            any default by any Borrower or Guarantor under any agreement, document or instrument relating to any Indebtedness owing to any person other than Lenders, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lenders, in an amount in excess of $750,000 which default continues for more than the applicable cure period, if any, with respect thereto, or any default by any Borrower or Guarantor under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto or any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to a Borrower to fund a reserve account or otherwise hold as collateral, or shall require a Borrower to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or any Borrower shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processor such that in the aggregate all of such funds in the reserve account, other amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed $750,000 or any such Credit Card Issuer or Credit Card Processor shall debit or deduct any amounts in excess of $750,000 in the aggregate in any Fiscal Year of Borrowers and Guarantors from any deposit account of any Borrower;

(j)            any Credit Card Issuer or Credit Card Processor shall send notice to Borrower that it is ceasing to make or suspending payments to Borrower of amounts due or to become due to Borrower or shall cease or suspend such payments, or shall send notice to Borrower that it is terminating its arrangements with Borrower or such arrangements shall terminate as a result of any event of default under such arrangements, which continues for more than the applicable cure period, if any, with respect thereto, unless (in the case of any of the foregoing) Borrower shall have entered into arrangements with another Credit Card Issuer or Credit Card Processor, as the case may be, within sixty (60) days after the date of any such notice;

(k)           any bank at which any deposit account of Borrower or Guarantor is maintained shall fail to comply with any of the material terms of any Deposit Account Control Agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of Borrower or Guarantor shall fail to comply with any of the material terms of any Investment Property Control Agreement to which such person is a party;

(l)            any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agents) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto except as otherwise permitted herein or therein and except as to Collateral having an aggregate value of not more than $250,000;

(m)          an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Borrower in an aggregate amount in excess of $750,000;

(n)           any Change of Control;

(o)           the indictment by any Governmental Authority, or as Agents may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of any Borrower or Guarantor of which any Borrower, Guarantor or any Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agents, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against such Borrower or Guarantor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $750,000 or (ii) any other property of any Borrower or Guarantor which is necessary or material to the conduct of its business;

(p)           intentionally omitted;

(q)           Elavon or Elavon Member shall exercise any right of offset, deduction, chargeback or withdraw against any deposit account or securities account of any Borrower or any Guarantor other than from the Elavon Deposit Account or the Elavon Reserve Account; or

(r)           the Obligations shall cease for any reason to rank senior in right of payment to any Specified Subordinated Indebtedness.

10.2           Remedies.

(a)           At any time an Event of Default exists or has occurred and is continuing, Working Capital Agent shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Guarantor, except as such notice or consent is expressly provided for hereunder or required by applicable law.  All rights, remedies and powers granted to Working Capital Agent hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Working Capital Agents’ discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Guarantor of this Agreement or any of the other Financing Agreements.  Subject to Section 12 hereof, Working Capital Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Borrower or Guarantor to collect the Obligations without prior recourse to the Collateral.

(b)           Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Working Capital Agent may, at its option and shall upon the direction of the Required Lenders, (i) upon notice to Administrative Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Working Capital Agent for itself and the benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(f), 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), and (ii) terminate the Commitments whereupon the obligation of each Lender to make any Loan and Issuing Bank to issue any Letter of Credit shall immediately terminate (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(f), 10.1(g) and 10.1(h), the Commitments and any other obligation of Agents or a Lender hereunder shall automatically terminate).

(c)           Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Working Capital Agent may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Borrower or Guarantor, at Borrowers’ expense, to assemble and make available to Working Capital Agent any part or all of the Collateral at any place and time designated by Working Capital Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Working Capital Agent or elsewhere) at such prices or terms as Working Capital Agent may deem reasonable, for cash, upon credit or for future delivery, with Working Capital Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Guarantor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Guarantors and/or (vi) terminate this Agreement.  If any of the Collateral is sold or leased by Working Capital Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Working Capital Agent.  If notice of disposition of Collateral is required by law, ten (10) days prior notice by Working Capital Agent to Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrowers and Guarantors waive any other notice.  In the event Working Capital Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Guarantor waives the posting of any bond which might otherwise be required.  At any time an Event of Default exists or has occurred and is continuing, upon Working Capital Agent’s request, Borrowers will either, as Working Capital Agent shall specify, furnish cash collateral to Issuing Bank to be used to secure and fund the reimbursement obligations to Issuing Bank in connection with any Letter of Credit Obligations or furnish cash collateral to Issuing Bank for the Letter of Credit Obligations.  Such cash collateral shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Obligations.

(d)           At any time or times that an Event of Default exists or has occurred and is continuing, Working Capital Agent may, in its discretion, enforce the rights of any Borrower or Guarantor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables.  Without limiting the generality of the foregoing, Working Capital Agent may, in its discretion, at such time or times (i) notify any or all account debtors (including Credit Card Issuers and Credit Card Processors), secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Working Capital Agent and that Working Capital Agent has a security interest therein and Working Capital Agent may direct any or all account debtors (including Credit Card Issuers and Credit Card Processors), secondary obligors and other obligors to make payment of Receivables directly to Working Capital Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agents and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Working Capital Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders.  At any time that an Event of Default exists or has occurred and is continuing, at Working Capital Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Working Capital Agent and are payable directly and only to Working Capital Agent and Borrowers and Guarantors shall deliver to Working Capital Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Working Capital Agent may require.  In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Working Capital Agent’s request, hold the returned Inventory in trust for Working Capital Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Working Capital Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Working Capital Agent’s prior written consent.

(e)           To the extent that applicable law imposes duties on Working Capital Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Working Capital Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agents or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, except to the extent such failure violates applicable law, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agents or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agents or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agents, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Working Capital Agent in the collection or disposition of any of the Collateral.  Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agents or any Lender would not be commercially unreasonable in the exercise by Agents or any Lender of remedies against the Collateral and that other actions or omissions by Agents or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section.  Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agents or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(f)           For the purpose of enabling Working Capital Agent to exercise the rights and remedies hereunder, each Borrower and Guarantor hereby grants to Working Capital Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to any Borrower or Guarantor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Guarantor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(g)           At any time an Event of Default exists or has occurred and is continuing, Working Capital Agent may apply the cash proceeds of Collateral actually received by Working Capital Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations.  Borrowers and Guarantors shall remain liable to Agents and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

(h)           Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, (i) Agents and Lenders may, at Working Capital Agent’s option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, Agents and Lenders shall, without notice, (A) cease making Loans or arranging for Letters of Credit or reduce the lending formulas or amounts of Loans and Letters of Credit available to Borrowers and/or (B) terminate any provision of this Agreement providing for any future Loans to be made by Agents and Lenders or Letters of Credit to be issued by Issuing Bank and (ii) Working Capital Agent may, at its option, establish such Reserves as Working Capital Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION 11        JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1         Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)           The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of choice of law and conflicts of law (other than Section 5-1401 and Section 5-1402 of the General Obligations Laws of the State of New York).

(b)           Borrowers, Guarantors, Agents, Lenders and Issuing Bank irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York in New York County and the United States District Court for the Southern District of New York, whichever Working Capital Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agents and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Working Capital Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).

(c)           Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by U.S. certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed immediately upon receipt thereof by the applicable Borrower or Guarantor, or, at Working Capital Agent’s option, by service upon any Borrower or Guarantor (or Administrative Borrower on behalf of such Borrower or Guarantor) in any other manner provided under the rules of any such courts.  Within thirty (30) days after such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower or Guarantor shall be deemed in default and judgment may be entered by Working Capital Agent against such Borrower or Guarantor for the amount of the claim and other relief requested.

(d)           BORROWERS, GUARANTORS, AGENTS, LENDERS AND ISSUING BANK EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  BORROWERS, GUARANTORS, AGENTS, LENDERS AND ISSUING BANK EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENTS, ANY LENDER OR ISSUING BANK MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)           Agents, Lenders and Issuing Bank shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agents, such Lender and Issuing Bank, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.  In any such litigation, Agents, Lenders and Issuing Bank shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.  Each Borrower and Guarantor:  (i) certifies that neither Working Capital Agent, Term Loan Agent, any Lender, nor any representative, agent or attorney acting for or on behalf of Working Capital Agent, Term Loan Agent, any Lender or Issuing Bank has represented, expressly or otherwise, that Agents, Lenders and Issuing Bank would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agents, Lenders and Issuing Bank are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2         Waiver of Notices.  Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein.  No notice to or demand on any Borrower or Guarantor which Agents or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.

11.3         Amendments and Waivers.

(a)           Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Working Capital Agent and the Required Lenders or at Working Capital Agent’s option, by Working Capital Agent with the authorization or consent of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by any Borrower and such amendment, waiver, discharger or termination shall be effective and binding as to all Lenders only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:

(i)            reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letter of Credit, in each case without the consent of each Lender directly affected thereby,

(ii)           increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii)          release any Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of Agents and all of Lenders,

(iv)           reduce any percentage specified in the definition of Required Lenders or Required Revolving Lenders, without the consent of Agents and all of Lenders or, in the case of a change to the definition of “Required Revolving Lenders”, all Revolving Lenders,

(v)           consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of Agents and all of Lenders,

(vi)          amend, modify or waive any terms of this Section 11.3 hereof, without the consent of Agents and all of Lenders,

(vii)         amend, modify or waive any terms of Section 9.19 to reduce the minimum Excess Availability required thereunder, without the consent of the Agents,

(viii)        increase the advance rates constituting part of the Revolving Credit Borrowing Base or Term Borrowing Base, without the consent of Agents and all of Lenders,

(ix)           amend or modify any of the following definitions without the consent of the Agents and all of Lenders: Revolving Credit Borrowing Base (and any component definition thereof), Term Borrowing Base (and any component definition thereof), Term Loan Reserve, Adjusted Excess Availability or Applicable Adjusted Excess Availability Amount,

(x)            amend or modify the definition of “Pro Rata Share” or Section 6.10 in any manner that would alter the pro rata sharing of payments required thereby or Section 6.4(a)(i) or (ii) in any manner that would alter the order of treatment required thereby, without the consent of the Agents,

(xi)           subordinate (i) all or substantially all of the Liens granted pursuant to the Financing Agreements or (ii) the Obligations, in each case other than pursuant to the Interlender Provisions or as otherwise permitted hereunder, without the consent of Term Loan Agent,

(xii)          amend or modify any terms of Section 9.7(b)(i) (subject to the Interlender Provisions), without the consent of Agents,

(xiii)         amend or modify any terms of Section 13.8 or the definition of Eligible Transferee, without the consent of Agents,

(xiv)         discharge any Credit Party from its respective payment Obligations under the Financing Agreements, except as otherwise may be provided in this Agreement, the other Financing Agreements and the Interlender Provisions, without the consent of Agents,

(xv)          create or permit to exist a class or tranche of the Working Capital Facility or Term B-1 Loans that is junior or subordinate in right of payment or application of proceeds of Collateral (or other collection actions) to any other class or tranche of the Working Capital Facility or Term B-1 Loans, without the consent of Agents, or

(xvi)         amend or modify any terms of Sections 9.11(g) or 9.11(i), without the consent of Agents.

Nothing contained herein shall limit or restrict or impair the discretionary rights and ability of the Working Capital Agent to impose or establish any and all Reserves and to thereafter reduce or eliminate Reserves or to determine the eligibility of collateral for inclusion in the calculation of the Revolving Borrowing Base or Term Borrowing Base consistent with Working Capital Agent’s usual business practices.

(b)           Agents, Lenders and Issuing Bank shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein.  Any such waiver shall be enforceable only to the extent specifically set forth therein.  A waiver by any Agent, any Lender or Issuing Bank of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which any Agent, any Lender or Issuing Bank would otherwise have on any future occasion, whether similar in kind or otherwise.

(c)           Notwithstanding anything to the contrary contained in Section 11.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then GE Capital shall have the right, but not the obligation, at any time thereafter, and upon the exercise by GE Capital of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to GE Capital or such Eligible Transferee as GE Capital may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto.  GE Capital shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur.  Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, GE Capital, or such Eligible Transferee specified by GE Capital, shall pay to the Non-Consenting Lender (except as GE Capital and such Non-Consenting Lender may otherwise agree) the amount equal to:  (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee).  Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

(d)           The consent of Working Capital Agent or Term Loan Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Working Capital Agent or Term Loan Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Working Capital Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 11.3.  The consent of Issuing Bank shall be required for any amendment, waiver or consent affecting the rights or duties of Issuing Bank hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section, provided, that, the consent of Issuing Bank shall not be required for any other amendments, waivers or consents.  Notwithstanding anything to the contrary contained in Section 11.3(a) above, (i) in the event that Working Capital Agent shall agree that any items otherwise required to be delivered to Agent as a condition of the Loans and Letters of Credit hereunder may be delivered after the date hereof, Working Capital Agent may, in its discretion, agree to extend the date for delivery of such items or take such other action as Working Capital Agent may deem appropriate as a result of the failure to receive such items as Working Capital Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) Working Capital Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Borrower, Guarantor or any of their Subsidiaries and amend the terms hereof or of any of the other Financing Agreements as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.

(e)           The consent of Working Capital Agent and any Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are secured hereunder shall be required for any amendment to the priority of payment of Obligations arising under or pursuant to any Hedge Agreements of a Borrower or Guarantor or other Bank Products as set forth in Section 6.4(a) hereof.

(f)           No amendment, modification or waiver of this Agreement or any Financing Agreement altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than release of Liens in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of GE Capital.

11.4         Waiver of Counterclaims.  Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding involving any Agent, Issuing Bank or any Lender with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5         Indemnification.  Each Borrower and Guarantor shall, jointly and severally, indemnify and hold each Agent, each Lender and Issuing Bank and their respective officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Borrowers and Guarantors shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrowers or Guarantors as to any other Indemnitee).  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agents and Lenders in satisfaction of indemnified matters under this Section.  To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby.  No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Financing Agreements or the transaction contemplated hereby or thereby, except for damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.  All amounts due under this Section shall be payable upon demand.  The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12        THE AGENTS

12.1         Appointment, Powers and Immunities.  Each Secured Party irrevocably designates, appoints and authorizes GE Capital to act as Working Capital Agent and GA Capital as Term Loan Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to such Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto.  Agents (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Secured Party; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Guarantor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Agents may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it in good faith.  Agents may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agents.  GE Capital Markets, Inc. is hereby designated as the sole lead arranger, manager and bookrunner with respect to the Working Capital Facility and joint term loan lead arranger and joint bookrunner with respect to the Term B Facility.  GA Capital is hereby designated as the joint term loan lead arranger and joint bookrunner with respect to the Term B Facility.  The designation of (i) GE Capital Markets, Inc. as sole lead arranger, manager and bookrunner for the Working Capital Facility and joint term loan lead arranger and joint bookrunner with respect to the Term B Facility and (ii) GA Capital as the joint term loan lead arranger and joint bookrunner with respect to the Term B Facility shall not create any rights in favor of them in such capacity nor subject them to any duties or obligations in such capacity.

12.2         Reliance by Agents.  Agents shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agents.  As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agents shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3         Events of Default.

(a)           Agents shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letters of Credit hereunder, unless and until Agents have received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”.  In the event that Agents receive such a Notice of Default or Failure of Condition, Agents shall give prompt notice thereof to the Lenders.  Agents shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Agents shall have received such directions, Agents may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders.  Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, unless and until otherwise directed by the Required Lenders (but subject to the Interlender Provisions), Agents may, but shall have no obligation to, continue to make Revolving Loans and Issuing Bank may, but shall have no obligation to, issue or cause to be issued any Letter of Credit for the ratable account and risk of Lenders from time to time if Agents (but subject to the Interlender Provisions) believe making such Revolving Loans or issuing or causing to be issued such Letter of Credit is in the best interests of Lenders.

(b)           Except with the prior written consent of Working Capital Agent, no Lender or Issuing Bank may assert or exercise any enforcement right or remedy in respect of the Loans, Letters of Credit or other Obligations, as against any Borrower or Guarantor or any of the Collateral or other property of any Borrower or Guarantor.

12.4         GE Capital or GA Capital in its Individual Capacity.  With respect to its Commitment and the Loans made and Letters of Credit issued or caused to be issued by it (and any successor acting as Agent), so long as GE Capital or GA Capital shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include GE Capital or GA Capital in its individual capacity as Lender hereunder.  GE Capital (and any successor acting as Working Capital Agent), GA Capital (and any successor as Term Loan Agent) and their Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with any Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and GE Capital, GA Capital and their Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5         Indemnification.  Lenders agree to indemnify Agents and Issuing Bank (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agents (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agents is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction.  The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6         Non-Reliance on Agents and Other Lenders.  Each Secured Party agrees that it has, independently and without reliance on Agents or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Guarantors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agents or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements.  Agents shall not be required to keep itself informed as to the performance or observance by any Borrower or Guarantor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Guarantor.  Agents will use reasonable efforts to provide Lenders with any information received by Agents from any Borrower or Guarantor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agents from any Borrower or any Lender; provided, that, Agents shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agents’ own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Except for notices, reports and other documents expressly required to be furnished to Lenders by Agents or deemed requested by Lenders hereunder (including the documents provided for in Section 12.10 hereof), Agents shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Guarantor that may come into the possession of Agents.

12.7         Failure to Act.  Except for action expressly required of Agents hereunder and under the other Financing Agreements, Agents shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8         Intentionally Omitted.

12.9         Concerning the Collateral and the Related Financing Agreements.  Each Secured Party authorizes and directs Working Capital Agent to enter into this Agreement and the other Financing Agreements.  Each Secured Party agrees that any action taken by Working Capital Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Working Capital Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all Secured Parties.

12.10       Field Audit, Examination Reports and other Information; Disclaimer by Lenders.

By signing this Agreement, each Lender:

(a)            is deemed to have requested that Working Capital Agent furnish such Lender (and Working Capital Agent agrees that it will furnish to such Lender), promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base prepared or received by Working Capital Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect to Parent and its Subsidiaries received by Working Capital Agent;

(b)           expressly agrees and acknowledges that Working Capital Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

(c)           expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Working Capital Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers’ and Guarantors’ books and records, as well as on representations of Borrowers’ and Guarantors’ personnel; and

(d)           agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

12.11       Collateral Matters.

(a)           Intentionally Omitted.

(b)           Lenders hereby irrevocably authorize Working Capital Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Administrative Borrower or any Borrower or Guarantor certifies to Working Capital Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Working Capital Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $5,000,000, and to the extent Working Capital Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (v) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vi) approved, authorized or ratified in writing by all of Lenders.  Except as provided above, Working Capital Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders.  Upon request by Working Capital Agent at any time, Lenders will promptly confirm in writing Working Capital Agent’s authority to release particular types or items of Collateral pursuant to this Section.  In no event shall the consent or approval of Issuing Bank to any release of Collateral be required.  Except as provided in Section 11.3(f), nothing contained herein shall be construed to require the consent of any Bank Product Provider to any release of any Collateral or termination of security interests in any Collateral.

(c)           Without any manner limiting Working Capital Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Working Capital Agent, the authority to release Collateral conferred upon Working Capital Agent under this Section.  Working Capital Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Working Capital Agent upon any Collateral to the extent set forth above; provided, that, (i) Working Capital Agent shall not be required to execute any such document on terms which, in Working Capital Agent’s opinion, would expose Working Capital Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.

(d)           Working Capital Agent shall have no obligation whatsoever to any Lender, Issuing Bank or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letters of Credit hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Working Capital Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Working Capital Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Working Capital Agent may act in any manner it may deem appropriate, in its discretion, given Working Capital Agent’s own interest in the Collateral as a Lender and that Working Capital Agent shall have no duty or liability whatsoever to any other Lender or Issuing Bank.

12.12       Agency for Perfection.  Each Secured Party hereby appoints Working Capital Agent and each other Secured Party as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Working Capital Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Working Capital Agent and each Secured Party hereby acknowledges that it holds possession of any such Collateral for the benefit of Working Capital Agent as secured party.  Should any Secured Party obtain possession of any such Collateral, such Lender shall notify Working Capital Agent thereof, and, promptly upon Working Capital Agent’s request therefor shall deliver such Collateral to Working Capital Agent or in accordance with Working Capital Agent’s instructions.

12.13       Successor Agent.  Either Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Parent.  If an Agent resigns under this Agreement, the Required Revolving Lenders or Term Loan Lenders shall appoint from among the Lenders a successor Working Capital Agent or Term Loan Agent, respectively.  If no successor agent is appointed prior to the effective date of the resignation of such Agent, the retiring Agent may appoint, after consulting with Lenders and Parent, a successor agent from among Lenders.  Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Working Capital Agent” or “Term Loan Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

12.14           Other Agent Designations.  Working Capital Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent”, “Syndication Agent”, “Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement.  Any such designation shall be effective upon written notice by Working Capital Agent to Administrative Borrower of any such designation.  Any Lender that is so designated as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation by Working Capital Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such.  Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 13        TERM OF AGREEMENT; MISCELLANEOUS

13.1         Term.

(a)           This Agreement and the other Financing Agreements shall become effective as of the Amendment Effective Date and shall continue in full force and effect for a term ending on the Maturity Date, unless sooner terminated pursuant to the terms hereof.  In addition, Borrowers may terminate this Agreement at any time upon ten (10) days prior written notice to Working Capital Agent (which notice shall be irrevocable) and Working Capital Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default.  Upon the Commitment Termination Date, Borrowers shall pay to Working Capital Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Working Capital Agent (or at Working Capital Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance satisfactory to Working Capital Agent, by an issuer acceptable to Working Capital Agent and payable to Working Capital Agent as beneficiary) in such amounts as Working Capital Agent determines are reasonably necessary to secure Agents, Lenders and Issuing Bank from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Agents or any Lender has not yet received final and indefeasible payment (and including any contingent liability of Working Capital Agent to any bank at which deposit accounts of Borrowers and Guarantors are maintained under any Deposit Account Control Agreement) and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the party providing such Bank Products may require (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner satisfactory to such other party).  The amount of such cash collateral (or letter of credit, as Working Capital Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the then outstanding Letters of Credit.  Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to Agent Payment Account or such other bank account of Working Capital Agent, as Working Capital Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose.  Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to Agent Payment Account or other bank account designated by Working Capital Agent are received in such bank account later than 1:00 p.m. (Eastern time).

(b)           No termination of the Commitments, this Agreement or any of the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or any of the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Working Capital Agent’s continuing security interest in the Collateral and the rights and remedies of Agents and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.  Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Working Capital Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

13.2         Interpretative Provisions.

(a)           All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b)           All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c)           All references to any Borrower, Guarantor, Agents and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d)           The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e)           The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.

(f)           An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Working Capital Agent, if such Event of Default is capable of being cured as determined by Working Capital Agent.

(g)           All references to the term “good faith” used herein when applicable to Agents or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned.  Borrowers and Guarantors shall have the burden of proving any lack of good faith on the part of Agents or any Lender alleged by any Borrower or Guarantor at any time.

(h)           Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Parent most recently received by Working Capital Agent prior to the date hereof.  Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

(i)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j)            Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k)           The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l)            This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m)          This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agents and the other parties, and are the products of all parties.  Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agents or Lenders merely because of Agents’ or any Lender’s involvement in their preparation.

13.3           Notices.

(a)           All notices, requests and demands hereunder shall be in writing and deemed to have been given or made:  if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing by deposit (postage prepaid) in the U.S. mail.  Notices delivered through electronic communications shall be effective to the extent set forth in Section 13.3(b) below.  All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Borrower or Guarantor:	Hancock Fabrics, Inc.
One Fashion Way
Baldwyn, MS 38824
Attention: Rob Driskell, CFO
Telephone No.: (662) 365-6112
Telecopy No.: (662) 365-6025

with a copy to:	O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attention: Sung Pak, Esq.
Telephone No.: 212-408-2456
Telecopy No.: 212-326-2061

If to Working Capital Agent:	General Electric Capital Corporation
401 Merritt 7, P.O. Box 5201
Norwalk, CT 06856-5201
Attention: Hancock Fabrics Account Manager
Telephone No.: (203) 956-4598
Telecopy No.: (203) 956-4002

With copies to:
Morgan, Lewis & Bockius LLP
225 Franklin Street, 16th Floor
Boston, MA 02110
Attention: Sandra J. Vrejan, Esq.
Telephone No.: (617) 341-7750
Telecopy No.: (617) 341-7701
and
General Electric Capital Corporation
401 Merritt 7
Norwalk, CT 06851
Attention: Corporate Counsel - Corporate Lending
Telephone No.: (203) 956-4001
Telecopy No.: (203) 229-1800

If to Term Loan Agent:	GA Capital, LLC
101 Merritt 7
Norwalk, CT 06851
Attention: Robert Louzan, Managing Director
Telephone No.: (203) 663-5103
Telecopy No.: (203) 663-5096
With copies to:
Paul Hastings LLP
75 East 55th Street
New York, NY 10022
Attention: Leslie Plaskon, Esq.
Telephone No.: (212) 318-6421
Telecopy No.: (212) 230-5137

(b)           Notices and other communications to Lenders and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Working Capital Agent or as otherwise determined by Working Capital Agent, provided, that, the foregoing shall not apply to notices to any Lender pursuant to Section 2 hereof if such Lender or Issuing Bank, as applicable, has notified Working Capital Agent that it is incapable of receiving notices under such Section by electronic communication.  Unless Working Capital Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.

13.4         Partial Invalidity.  If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5         Confidentiality.

(a)           Each Agent, each Lender and Issuing Bank shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Borrower pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by such Borrower to Agents, such Lender or Issuing Bank, provided, that, nothing contained herein shall limit the disclosure of any such information:  (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agents, such Lender or Issuing Bank is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or to any Affiliate of any Lender or Issuing Bank so long as such Lender, Participant (or prospective Lender or Participant or Issuing Bank) shall have agreed to treat such information as confidential in accordance with this Section 13.5 and such Lender, Participant (or prospective Lender or Participant or Issuing Bank) shall have caused such Affiliate to treat such information as confidential in accordance with this Section 13.5, or (iv) to counsel for Agents, any Lender, Issuing Bank or Participant (or prospective Lender or Participant).

(b)           In the event that any Agent, any Lender or Issuing Bank receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, such Agent, such Lender or Issuing Bank, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent such Agent, such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to such Agent, Issuing Bank or such Lender, such Agent or such Lender or Issuing Bank will promptly notify Administrative Borrower of such request so that Administrative Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of such Agent’s or Issuing Bank’s or such Lender’s expenses, cooperate with Administrative Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Administrative Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent such Agent, such Lender or Issuing Bank determines in good faith that it will not create any risk of liability to such Agent, such Lender or Issuing Bank.

(c)           In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed:  (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower, Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to any Agent, any Lender, Issuing Bank (or any Affiliate of any Lender or Issuing Bank) on a non-confidential basis from a person other than a Borrower or Guarantor (unless such Agent, Issuing Bank or such Lender knows that such information was disclosed in violation of a confidentiality agreement or applicable law), (iii) to require any Agent, any Lender or Issuing Bank to return any materials furnished by a Borrower or Guarantor to an Agent, a Lender or Issuing Bank or prevent an Agent, a Lender or Issuing Bank from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information.  The obligations of Agents, Lenders and Issuing Bank under this Section 13.5 shall supersede and replace the obligations of Agents, Lenders or Issuing Bank under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by any Borrower or Guarantor to any Agent, any Lender or Issuing Bank.  In addition, Agents, Lenders and Issuing Bank may disclose information relating to the Credit Facility to Gold Sheets and other similar publications with such information to consist of deal terms and other information customarily found in such publications and that Agents and their affiliates may otherwise use the corporate name and logo of Borrowers and Guarantors in “tombstones” or other advertisements or public statements.

13.6         Publicity.  Each Borrower and Guarantor agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure (other than any disclosures required by the Securities and Exchange Commission) using the name of GE Capital or its affiliates or referring to this Agreement, the other Financing Agreements without at least two (2) Business Days’ prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Borrower, Guarantor or Affiliate is required to do so under law and then, in any event, such Borrower, Guarantor or Affiliate will consult with GE Capital before issuing such press release or other public disclosure.  GE Capital hereby agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure (other than any disclosures required by the Securities and Exchange Commission) using the name of the Borrowers or their affiliates or referring to this Agreement, the other Financing Agreements without at least two (2) Business Days’ prior notice to the Administrative Borrower without the prior written consent of the Administrative Borrower unless (and only to the extent that) GE Capital or such Affiliate is required to do so under law and then, in any event, GE Capital or such Affiliate will consult with the Administrative Borrower before issuing such press release or other public disclosure.  Notwithstanding the foregoing to the contrary, Agents reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

13.7         Successors.  This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agents, Secured Parties, Issuing Bank, Borrowers, Guarantors and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agents and Lenders.  Any such purported assignment without such express prior written consent shall be void.  No Lender may assign its rights and obligations under this Agreement without the prior written consent of each Agent, except as provided in Section 13.8 below.  The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agents, Issuing Bank and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.8         Assignments; Participations.

(a)           Each (i) Revolving Lender may, with the prior written consent of Working Capital Agent, assign all or, if less than all, a portion equal to at least $7,500,000 in the aggregate for the assigning Revolving Lender and (ii) Term Loan Lender may assign all or, if less than all, a portion equal to at least $2,500,000 in the aggregate for the assigning Term Loan Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by Working Capital Agent on the Register and (ii) Working Capital Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000.  In connection with any proposed transfer, within five (5) Business Days of the receipt by Administrative Borrower of a written request (if any) by a Lender requesting a determination of whether a proposed assignee is not an Eligible Transferee due to such proposed assignee constituting a Competitor, the Administrative Borrower shall respond in writing to such Lender with its good faith determination as to whether such proposed assignee is a Competitor and any failure by Administrative Borrower to respond during such period shall be deemed an acknowledgment by Administrative Borrower that such proposed assignee is not a Competitor.  Such requesting Lender agrees to provide such cooperation as may be reasonably requested by Administrative Borrower in connection with obtaining information relevant to such determination.

(b)           Working Capital Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”).  Working Capital Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrowers, Guarantors, Agents and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)           Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Obligations) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d)           By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Guarantor or any of their Subsidiaries or the performance or observance by any Borrower or Guarantor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender or Working Capital Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Working Capital Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Working Capital Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender.  Agents and Lenders may furnish any information concerning any Borrower or Guarantor in the possession of Agents or any Lender from time to time to assignees and Participants.

(e)           Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Obligations, without the consent of Agents or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Guarantor hereunder shall be determined as if such Lender had not sold such participation.

(f)            Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(g)           Borrowers and Guarantors shall assist Agents or any Lender permitted to sell assignments or participations under this Section 13.8 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants.  Borrowers shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrowers and Guarantors and their affairs provided, prepared or reviewed by any Borrower or Guarantor that are contained in any selling materials and all other information provided by it and included in such materials.

(h)           Any Lender that is an Issuing Bank may at any time assign all of its Commitments pursuant to this Section 13.8.  If such Issuing Bank ceases to be Lender, it may, at its option, resign as Issuing Bank and such Issuing Bank’s obligations to issue Letters of Credit shall terminate but it shall retain all of the rights and obligations of Issuing Bank hereunder with respect to Letters of Credit outstanding as of the effective date of its resignation and all Letter of Credit Obligations with respect thereto (including the right to require Lenders to make Revolving Loans or fund risk participations in outstanding Letter of Credit Obligations), shall continue.

13.9         Entire Agreement.  This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.  In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.10       USA PATRIOT Act.  Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify such person in accordance with the Act and any other applicable law.  Borrowers and Guarantors are hereby advised that any Loans or Letters of Credit hereunder are subject to satisfactory results of such verification.

13.11       Counterparts, Etc.  This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements.  Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

13.12       Designated Senior Debt.  All Obligations shall be “Designated Senior Indebtedness” for purposes of and as defined in the Indenture.

13.13       Amendment and Restatement.  On the Amendment Effective Date, this Agreement shall amend, restate and supersede the Existing Loan Agreement in its entirety, except as provided in this Section 13.13.  On the Amendment Effective Date, the rights and obligations of the parties evidenced by the Existing Loan Agreement shall be evidenced by this Agreement and the other Financing Agreements and the grant of security interest in the Collateral by the relevant Borrowers and Guarantors under the Existing Loan Agreement and the other “Financing Agreements” (as defined in the Existing Loan Agreement) shall continue hereunder but as amended by this Agreement and the other Financing Agreements, and shall not in any event be terminated, extinguished or annulled but shall hereafter be governed by this Agreement and the other Financing Agreements.  All references to the Existing Loan Agreement in any Financing Agreement or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.  As of the Amendment Effective Date, the rights and obligations of the parties under the Existing Loan Agreement shall be subsumed within and be governed by this Agreement.  Each of the “Loans” (as defined in the Existing Loan Agreement) advanced by the existing Lenders and outstanding under the Existing Loan Agreement immediately prior to the effectiveness of this Agreement shall continue to be Loans hereunder, provided that all interest, fees and expenses owing or accruing under or in respect of the Existing Loan Agreement through the Amendment Effective Date shall be calculated as of the Amendment Effective Date (pro rated in the case of any fractional periods), and shall be paid on the Amendment Effective Date.  As of the Amendment Effective Date, the Letters of Credit under the Existing Loan Agreement shall be deemed to be Letters of Credit issued hereunder, and the Borrowers hereby affirm their respective obligations thereunder.  Without limiting the generality of the foregoing and to the extent necessary, the existing lenders, the Lenders and the Working Capital Agent reserve all of their rights under the Existing Loan Agreement and the other “Financing Agreements” (as defined in the Existing Loan Agreement) which by their express terms survive the termination of the Existing Loan Agreement and each of the Guarantors hereby obligates itself again in respect of all such present and future “Obligations” (as defined in the Existing Loan Agreement).  Nothing contained herein shall be construed as a novation of the “Obligations” outstanding under and as defined in the Existing Loan Agreement, which shall remain in full force and effect, except as modified hereby.

13.14       Existing Loan Agreement and Financing Agreements.  Each of the Credit Parties hereby ratifies and confirms all of its Obligations to the Working Capital Agent, the Lenders and the other Secured Parties under the Existing Loan Agreement, as amended hereby, and the other Financing Agreements (as defined in the Existing Loan Agreement), as amended hereby, including, without limitation, the Loans, and each of the Credit Parties hereby affirms its absolute and unconditional promise to pay to the Lenders, the Working Capital Agent, and the other Secured Parties, as applicable, the Loans, reimbursement obligations and all other amounts due or to become due and payable to the Lenders, the Working Capital Agent, and the other Secured Parties, as applicable, under the Existing Loan Agreement and the other Financing Agreements (as defined in the Existing Loan Agreement), as amended hereby, and it is the intent of the parties hereto that nothing contained herein shall constitute a novation or accord and satisfaction.  The parties hereto acknowledge and agree that (i) each reference to the Existing Loan Agreement, however so defined, in the Financing Agreements (as defined in the Existing Loan Agreement) from and after the date hereof shall mean the Existing Loan Agreement as amended and restated pursuant to this Agreement, and (ii) each of the Financing Agreements (as defined in the Existing Loan Agreement) is hereby amended by (a) substituting a reference to this Agreement as herein defined in place of each reference to the Existing Loan Agreement (whether referred to by the full name of the Existing Loan Agreement or by any other name which refers thereto by definition), (b) substituting for the definition of each capitalized term defined by reference to the Existing Loan Agreement the definition of such capitalized term set forth in this Agreement, including without limitation the definition of the term “Obligations” and (c) each reference to the word “Agent” in each of the Financing Agreements and instruments delivered thereunder (including, without limitation, UCC financing statements and insurance certificates) shall be deemed a reference to “Working Capital Agent” as herein defined in place of each reference to “Agent” in such Financing Agreements.  Each of the parties hereto agrees that each Financing Agreement (as defined in the Existing Loan Agreement), as amended hereby, to which such party is a party shall remain in full force and effect.  Each of the parties listed as signatories hereto ratifies and reaffirms the continued validity of, and all of the terms and conditions of, and all of the warranties and representations set forth in, each such Financing Agreement (as defined in the Existing Loan Agreement), as amended hereby, to which it is a party and agrees and confirms that the Obligations are secured under and in accordance with the Financing Agreements (as defined in the Existing Loan Agreement), as amended hereby, to which such party is a party.  Each of the Credit Parties hereby acknowledges, confirms and agrees that the Liens, pledges and security interests granted pursuant to the Financing Agreements (as defined in the Existing Loan Agreement), as amended hereby, are and continue to be valid, perfected and enforceable first priority liens, pledges and security interests that secure all of the Obligations on and after the date hereof.  All references in each of the Financing Agreements (as defined in the Existing Loan Agreement) or any related agreement or instrument, as amended hereby, to the Financing Agreements (as defined in the Existing Loan Agreement) hereafter refer to each of the Financing Agreements (as defined in the Existing Loan Agreement), as amended hereby.

13.15           Interlender Provisions.  Notwithstanding anything to the contrary contained in this Agreement, the Liens, security interests and rights granted pursuant to this Agreement or any other Financing Agreement shall be subject to the terms and conditions of (and the exercise of any right or remedy by the Working Capital Agent and the other Secured Parties hereunder or thereunder shall be subject to the terms and conditions of), the Interlender Provisions.  In the event of any conflict between this Agreement or any other Financing Agreement and the Interlender Provisions, the Interlender Provisions shall control, and no right, power, or remedy granted to the Working Capital Agent or the other Secured Parties hereunder or under any other Financing Agreement shall be exercised by the Working Capital Agent or any other Secured Party, and no direction shall be given by the Working Capital Agent or any other Secured Party in contravention of the Interlender Provisions.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:

HANCOCK FABRICS, INC.
HF MERCHANDISING, INC.
HANCOCK FABRICS OF MI, INC.

By:	/s/ Robert W. Driskell
	Name:	Robert W. Driskell
	Title:	Executive Vice President and ChiefFinancial Officer

HANCOCKFABRICS.COM, INC.

By:	/s/ Robert W. Driskell
	Name:	Robert W. Driskell
	Title:	Treasurer

HANCOCK FABRICS, LLC

By:	/s/ Robert W. Driskell
	Name:	Robert W. Driskell
	Title:	President

[Hancock – Signature Page to Amended and Restated Loan and Security Agreement]

GUARANTORS:

HF ENTERPRISES, INC.
HF RESOURCES, INC.

By:	/s/ Robert W. Driskell
	Name:	Robert W. Driskell
	Title:	Vice President

[Hancock – Signature Page to Amended and Restated Loan and Security Agreement]

WORKING CAPITAL AGENT:

GENERAL ELECTRIC CAPITAL CORPORATION,
as Working Capital Agent and Issuing Bank

By:	/s/ Authorized Signatory
Name:
Title:

[Hancock – Signature Page to Amended and Restated Loan and Security Agreement]

TERM LOAN AGENT:

GA CAPITAL, LLC, as Term Loan Agent

By:	/s/ Authorized Signatory
Name:
Title:

[Hancock – Signature Page to Amended and Restated Loan and Security Agreement]

LENDERS:

GENERAL ELECTRIC CAPITAL
CORPORATION, as a Lender

By:	/s/ Authorized Signatory
Name:
Title:

[Hancock – Signature Page to Amended and Restated Loan and Security Agreement]

LENDERS (cont’d):

APOLLO CENTRE STREET PARTNERSHIP,
L.P., as a Lender

By: Apollo Centre Street Advisors (APO DC), L.P.,
its General Partner

By: Apollo Centre Street Advisors (APO DC-GP), LLC,
its General Partner

By:	/s/ Authorized Signatory
Name:
Title:

[Hancock – Signature Page to Amended and Restated Loan and Security Agreement]

LENDERS (cont’d):

APOLLO CENTRE STREET PARTNERSHIP,
L.P., as a Lender

By: Apollo Centre Street Advisors (APO DC), L.P.,
its General Partner

By: Apollo Centre Street Advisors (APO DC-GP), LLC,
its General Partner

By:	/s/ Authorized Signatory
Name:
Title:

[Hancock – Signature Page to Amended and Restated Loan and Security Agreement]

LENDERS (cont’d):

STONE TOWER CREDIT SOLUTIONS FUND
LP, as a Lender

By: Stone Tower Credit Solutions GP LLC, its
General Partner

By:	/s/ Authorized Signatory
Name:
Title:

[Hancock – Signature Page to Amended and Restated Loan and Security Agreement]